Exhibit 10.1
EXECUTION VERSION

BRIDGE FACILITY AGREEMENT
DATED AS OF SEPTEMBER 24, 2018
AMONG
POST HOLDINGS, INC.,
AS BORROWER
VARIOUS LENDERS,
BARCLAYS BANK PLC,
AND
GOLDMAN SACHS BANK USA,
AS JOINT LEAD ARRANGERS AND JOINT PHYSICAL BOOKRUNNERS,

AND
BARCLAYS BANK PLC,
AS ADMINISTRATIVE AGENT
________________________________________________________
$625,000,000 BRIDGE LOAN FACILITY
________________________________________________________

i

ANNEX

Annex A	Commitments

COMPANY SCHEDULES

4.02(a)(ii)	Debt Assumption Date Collateral Documents [on the Closing Date]

5.13	Subsidiaries; Other Equity Investments [on the Closing Date]

5.17	U.S. Taxpayer Identification Number for the Company [on the Closing Date]

11.02	Administrative Agent’s Office; Certain Addresses for Notices [on the Closing Date]

8TH AVENUE SCHEDULES

1.01B	Mortgaged Properties [within 10 Business Days following the Closing Date]

5.08(b)	Liens [on the Debt Assumption Date]

5.08(c)	Owned Real Property [within 10 Business Days following the Closing Date]

5.08(d)(i)	Leased Real Property (Lessee) [within 10 Business Days following the Closing Date]

5.08(d)(ii)	Leased Real Property (Lessor) [within 10 Business Days following the Closing Date]

5.08(e)	Existing Investments [within 10 Business Days following the Closing Date]

5.13	Subsidiaries; Other Equity Investments [on the Debt Assumption Date]

5.17	U.S. Taxpayer Identification Number for 8th Avenue [on the Debt Assumption Date]

11.02	Administrative Agent’s Office; Certain Addresses for Notices [on the Debt Assumption Date]

v

EXHIBITS
Form of

A-1	Borrowing Notice

A-2	[Reserved]

A-3	Prepayment Notice

A-4	[Reserved]

B	[Reserved]

C-1	[Reserved]

C-2	Loan Note

D	Compliance Certificate

E-1	Lender Assignment and Assumption

E-2	Administrative Questionnaire

F	[Reserved]

G	Guarantee and Collateral Agreement

H-1 through H-4	U.S. Tax Compliance Certificates

I	Pari Passu Intercreditor Agreement

J	Solvency Certificate

K	Borrower Assignment and Assumption Agreement

L	[Reserved]

M	Exchange Notice

BRIDGE FACILITY AGREEMENT
This BRIDGE FACILITY AGREEMENT, dated as of September 24, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among POST HOLDINGS, INC., a Missouri corporation (the “Company”), CERTAIN SUBSIDIARIES OF THE COMPANY, as guarantors (the “Pre-Assumption Guarantors”) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC (“Barclays”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).
WITNESSETH
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
WHEREAS, the Lenders have agreed to extend a bridge loan to the Company in an aggregate principal amount not to exceed $625,000,000.00; and
WHEREAS, subject to the consummation of the Private Brands Transaction, if it occurs, and the satisfaction of the other conditions set forth herein, (i) this Agreement and the Loans hereunder will be assumed by 8th Avenue, (ii) the Guarantees of the Loans by the Pre-Assumption Guarantors (other than the Post-Assumption Guarantors) will be released, (iii) the Post-Assumption Guarantors will Guarantee all Obligations hereunder and (iv) the Loans will be secured as provided in the Guarantee and Collateral Agreement.
Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms
As used in this Agreement, the following terms shall have the meanings set forth below:
“2025 5.50% Senior Notes” means the Company’s 5.50% Senior Notes due 2025 issued pursuant to that certain Indenture, dated as of February 14, 2017, between the Company and Wells Fargo, as trustee.
“2025 8.00% Senior Notes” means the Company’s 8.00% Senior Notes due 2025 issued pursuant to that certain Indenture, dated as of August 18, 2015, between the Company and Wells Fargo, as trustee.
“2026 Senior Notes” means the Company’s 5.00% Senior Notes due 2026 issued pursuant to that certain Indenture, dated as of August 3, 2016 between the Company and Wells Fargo, as trustee.

“2027 Senior Notes” means the Company’s 5.75% Senior Notes due 2027 issued pursuant to that certain Indenture, dated as of February 14, 2017, between the Company and Wells Fargo, as trustee.
“2028 Senior Notes” means the Company’s 5.625% Senior Notes due 2028 issued pursuant to that certain Indenture, dated as of December 1, 2017, between the Company and Wells Fargo, as trustee.
“8th Avenue” means 8th Avenue Food & Provisions, Inc., a Missouri corporation.
“8th Avenue Preferred Stock” means the 11% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share, of 8th Avenue.
“Acquired Debt” means, with respect to any specified Person:
(a)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(b)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.
“Act” has the meaning specified in Section 11.19.
“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Transaction” has the meaning specified in Section 7.11.
“Agent” means each of the Administrative Agent and the Arrangers.

“Agent Parties” has the meaning specified in Section 11.02(c).
“Agreement” means this Bridge Facility Agreement.
“Agreement Currency” has the meaning specified in Section 11.20.
“Annual Financial Statements” means (i) with respect to the Company, the audited consolidated balance sheets of the Company and its Subsidiaries and the consolidated statements of operations, Stockholders’ Equity and cash flows of the Company and its Subsidiaries for the three latest Fiscal Years ending more than 90 days prior to the Closing Date and (ii) with respect to 8th Avenue, the audited consolidated balance sheets of 8th Avenue and its Subsidiaries and the consolidated statements of operations, Stockholders’ Equity and cash flows of 8th Avenue and its Subsidiaries for the two latest Fiscal Years ending more than 90 days prior to the Closing Date.
“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption of public officials, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” has the meaning specified in Section 5.22.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Loans then outstanding represented by the principal amount of such Loans held by such Lender at such time.
“Applicable Premium” means, with respect to any Loan on the date of any prepayment to which the Applicable Premium is applicable in accordance with Section 2.05, (a) prior to September 24, 2021, the Make-Whole Premium; provided, however, that to the extent any such prepayment is funded with an amount equal to the net proceeds of an Equity Offering within 90 days of such Equity Offering, the Borrower may elect to deem the Applicable Premium to be an amount equal to the Total Cap at such time of the principal amount of the Loans being prepaid, with respect to up to 40% of the principal amount of the Loans funded on the Closing Date (and, for avoidance of doubt, if more than 40% of the principal amount of the Loans funded on the Closing Date are being or have been prepaid at such Applicable Premium of the Total Cap at such time in accordance with this proviso, any additional amount of Loans being prepaid will be subject to the Make-Whole Premium), (b) beginning September 24, 2021 to but excluding September 24, 2022, an amount equal to 6.125% of the principal amount of such Loan, and (c) beginning September 24, 2023, to but excluding September 24, 2023, an amount equal to 3.0625% of the principal amount of such Loan; and beginning September 24, 2023, an amount equal to 0.00%.
“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the FRB) under regulations issued from time to time by the FRB or other applicable banking regulator. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Barclays Bank PLC and Goldman Sachs Bank USA, LLC, in their capacities as joint lead arrangers and joint physical bookrunners.
“Asset Sale” means:
(a)    the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 2.05(c) and/or Section 7.15 and not by Section 7.10; and
(b)    the issuance or sale of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any of the Borrower’s Restricted Subsidiaries of Equity Interests in any of the Borrower’s Restricted Subsidiaries.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(a)any single transaction or series of related transactions that (a) involves assets (including, if applicable, the Equity Interests of a Restricted Subsidiary) having an aggregate fair market value of less than the greater of (i) $150.0 million ($20.0 million) and (ii) 1.75% of Consolidated Total Assets or (b) generates net proceeds of less than $150.0 million ($20.0 million);
(b)a transfer of assets or rights between or among the Borrower and its Restricted Subsidiaries;
(c)sales of inventory in the ordinary course of business and sales of accounts receivable that the Borrower determines are no longer collectible in the ordinary course of business;
(d)an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;
(e)any Permitted Investment or any Restricted Payment, in each case, that is permitted by Section 7.07;
(f)a disposition of products, services, equipment or inventory in the ordinary course of business or a disposition of damaged or obsolete equipment or equipment that is no longer useful in the conduct of the business of the Borrower and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;

(g)the grant of Liens (or foreclosure thereon, or the enforcement with respect thereto, including by deed or assignment in lieu of foreclosure) permitted by Section 7.12;
(h)the sale or transfer of Receivables Program Assets or rights therein in connection with a Qualified Receivables Transaction;
(i)the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business;
(j)the sale or other disposition of cash or Cash Equivalents;
(k)grants of licenses or sublicenses of intellectual property of the Borrower or any of its Restricted Subsidiaries to the extent not materially interfering with the business of the Borrower and its Restricted Subsidiaries;
(l)any exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code that are used or useful in a Permitted Business;
(m)the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(n)the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower or any of its Restricted Subsidiaries are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;
(o)condemnations, appropriations or any similar action (including by deed in lieu of condemnation) on assets;
(p)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(q)any financing transaction with respect to real property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Borrower or any Restricted Subsidiary after the Closing Date, including any Sale and Leaseback Transaction;
(r)sales, transfers and other dispositions of Investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements; and
(s)any liquidation or dissolution of a Restricted Subsidiary, provided that such Restricted Subsidiary’s direct parent is also either the Borrower or a Restricted Subsidiary of the Borrower and immediately becomes the owner of such Restricted Subsidiary’s assets.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Auction” has the meaning specified in Section 11.06(b)(vii).
“Bail-in Action” means the exercise of any Write Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-in Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, with respect to Loans denominated in U.S. Dollars, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%.
“Base Rate Loan” means a Loan that bears interest based on the definition of “Base Rate.”
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
“Beneficial Ownership Certification” means the certification regarding beneficial ownership (as required by the Beneficial Ownership Regulation) most recently delivered pursuant to this Agreement.
“Beneficial Ownership Regulation” has the meaning given to such term in Section 11.19.
“Board of Directors” means:
(a)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)    with respect to a partnership, the board of directors of the general partner of the partnership;
(c)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members, managers or the board of directors or managers thereof; and
(d)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” means (i) the Company prior to the Debt Assumption (if any) or (ii) 8th Avenue as of and after the Debt Assumption (if any).
“Borrower Assignment and Assumption” means a Borrower Assignment and Assumption Agreement, in the form of Exhibit K.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Notice” has the meaning specified in Section 6.11(b)(vii).
“Borrowing Notice” has the meaning given to such term in Section 2.02(a).
“Bridge Takeout Notice” has the meaning given to such term in the Fee Letter.
“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.
“Capital Lease” means, with respect to any Person, any lease that is required by GAAP to be capitalized on a balance sheet of such Person.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America or Canada, any state or province thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P or P-1 (or the then equivalent grade) or better from Moody’s; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with any Loan Party, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement, and (b) in the case of any Cash Management Agreement entered into prior to, and existing on, the Closing Date or the Debt Assumption Date, any Person that is, on the Closing Date or the Debt Assumption Date, as applicable, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) constituting Collateral.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.
“CFC” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(a)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;
(b)    the adoption of a plan relating to the liquidation or dissolution of the Borrower;
(c)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Borrower, measured by voting power rather than number of shares; provided, however, that an entity that conducts no other material activities other than holding Equity Interests in the Borrower or any direct or indirect parent of the Borrower and has no other material assets or liabilities other than such Equity Interests will not itself be considered a “person” for purposes of this clause (3); or
(d)    the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.
“Closing Date” means the first date all the conditions precedent referred to in Section 4.01 are satisfied or waived in accordance with Section 11.01 and the Loans are funded.
“Co-Contributor” means THL Equity Fund VIII Investors (PB), LLC, a Delaware limited liability company and certain of its assignees, who shall be its Affiliates (excluding portfolio companies).

“Co-Contributor Equity” has the meaning given to such term in Section 4.01(k).
“Code” means the Internal Revenue Code of 1986, as amended (unless otherwise provided herein).
“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents.
“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages, the Foreign Security Documents, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.02(a)(ii) or 6.11, and each of the other agreements, instruments or documents that, from and after the Debt Assumption, creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Annex A, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the date hereof, prior to the funding of the Loans hereunder, is $625.0 million.
“Commitment Letter” means the Commitment Letter, dated August 2, 2018, between the Company and the Arrangers, as amended, supplemented, restated, assigned, assumed or otherwise modified in accordance with its terms from time to time.
“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date or the Debt Assumption Date, and includes, without limitation, all series and classes of such common stock.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(a)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(b)    consolidated net interest expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment Obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(c)    depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, write-offs, write-downs or impairment charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(d)    non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) to the extent deducted in computing such Consolidated Net Income; plus
(e)    unrealized losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard shall be excluded; minus
(f)    non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.
“Consolidated Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) funded Indebtedness for borrowed money of such Person (net of any unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, excluding any cash proceeds from an incurrence of Indebtedness on the Consolidated Leverage Ratio Calculation Date (as defined below)) on such date to (ii) Consolidated Cash Flow for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Leverage Ratio is made (for purposes of this definition, the “Consolidated Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any funded Indebtedness for borrowed money (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Leverage Ratio is made (for purposes of this definition, the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of funded Indebtedness for borrowed money, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Leverage Ratio Reference Period. In addition, the Consolidated Leverage Ratio shall be determined with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that:
(a)    the net income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(b)    the net income (or loss) for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) made by such Person that is a not a Restricted Subsidiary to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(c)    the cumulative effect of a change in accounting principles shall be excluded;
(d)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;
(e)    any gain (or loss) realized upon the sale or other disposition of assets of such Person or its consolidated Subsidiaries, other than a sale or disposition in the ordinary course of business, and any gain (or loss) realized upon the sale or disposition of any Equity Interest of any Person shall be excluded;
(f)    any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) or as a result of a Change in Law or regulation, in each case pursuant to GAAP, shall be excluded;
(g)    any non-cash compensation expense realized from employee benefit plans or postemployment benefit plans, grants of stock appreciation, restricted stock or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(h)    all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition prior to or after the Closing Date or Debt Assumption Date, as applicable (including integration costs), including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Equity Interest or warrants or options to purchase Equity Interest), together with any related provision for taxes, shall be excluded;
(i)    the effects of purchase accounting adjustments, in amounts required or permitted by GAAP and related authoritative pronouncement, and amortization, write-off or impairment charges resulting therefrom, in each case from the application of purchase accounting in relation to any acquisition, shall be excluded;
(j)    any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, asset sale, issuance or repayment of Indebtedness (including any incurrence of Loans under this Agreement), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), shall be excluded;
(k)    any unrealized gains and losses and with respect to Hedging Obligations for such period shall be excluded;
(l)    any unrealized gains and losses related to fluctuations in currency exchange rates for such period shall be excluded;
(m)    any gains and losses from any early extinguishment of Indebtedness shall be excluded;
(n)    any gains and losses from any repayment or repurchase premiums paid with respect to the Loans shall be excluded; and
(o)    any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Indebtedness shall be excluded.
“Consolidated Senior Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Senior Secured Indebtedness of such Person (net of any unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, excluding any cash proceeds from an incurrence of Indebtedness on the Consolidated Senior Secured Leverage Ratio Calculation Date (as defined below)) on such date to (ii) Consolidated Cash Flow for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any funded Indebtedness for borrowed money (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Calculation Date”), then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of funded Indebtedness for borrowed money, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Senior Secured Leverage Ratio Reference Period. In addition, the Consolidated Senior Secured Leverage Ratio shall be determined with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower then available, after giving pro forma effect for acquisitions or dispositions of Persons, divisions or lines of business that occurred on or after such balance sheet date and on or prior to such date of determination.
“Continuing Directors” means:
(1)    as of any time of determination prior to the Debt Assumption, any member of the Board of Directors of the Company who:
(a)    was a member of such Board of Directors on the Closing Date; or
(b)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; and
(2)    as of any time of determination from and after the Debt Assumption, any member of the Board of Directors of 8th Avenue who:
(a)    was a member of such Board of Directors as of the Debt Assumption; or
(b)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
Without limiting the generality of the foregoing, “Continuing Director” shall include one or more directors or nominees who are part of a dissident slate of directors in connection with a proxy contest, which director or nominee is approved by the applicable Borrower’s Board of Directors as a Continuing Director, even if such Board of Directors opposed or opposes the directors for purposes of such proxy contest.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion Date” means September 24, 2019.

“Covenant Transaction” has the meaning specified in Section 1.09(c).
“Credit Extension” means the making of a Loan.
“Credit Facility” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities, indentures, note purchase agreements or other agreements) providing for revolving credit loans, term loans, debt securities, letters of credit, bankers’ acceptances or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, indentures, note purchase agreements or other agreements) that replace, refund or refinance any part of the refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under Section 7.09 or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Cumulative Credit” has the meaning given to such term in Section 7.07(a).
“Debt Assumption” means the assumption by 8th Avenue of this Agreement and the Loans hereunder pursuant to Section 11.06(a)(i) and the Borrower Assignment and Assumption, subject to the satisfaction of the conditions precedent set forth in Section 4.02 hereof.
“Debt Assumption Date” means the date, if any, that the Debt Assumption occurs.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, as of any date of determination, the interest rate otherwise applicable to the Loans plus 2.0% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, unless, with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has provided written notice to the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such written notice or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent made in good faith belief that such Lender may not honor its funding obligations, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgements or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Demand Failure Event” has the meaning given to such term in the Fee Letter.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal executive officer or the principal financial officer of the Borrower, less the amount of cash and Cash Equivalents received in connection with a sale or collection of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred stock of the Borrower (other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate on or prior to the issuance thereof.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature; provided, however, that only the portion of the Equity Interest which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale or as a result of the bankruptcy, insolvency or similar event of the issuer shall not constitute Disqualified Equity Interests if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem such Equity Interest pursuant to such provision unless such repurchase or redemption complies with Section 7.07. Notwithstanding the foregoing, Disqualified Equity Interests shall not include (i) Equity Interests which are issued to any plan for the benefit of employees of the Borrower or its Restricted Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or (ii) the 8th Avenue Preferred Stock. For avoidance of doubt, the Existing Preferred Stock is not a Disqualified Equity Interest.
“Disqualified Lender” means (a) any Person who is an operating competitor of the Borrower or its Subsidiaries and that is separately identified by the Borrower to the Administrative Agent by name in writing prior to the Closing Date (which list of operating competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent; provided that such supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments hereunder) and (b) with respect to each Person that is a “Disqualified Lender” pursuant to clause (a) above, any of its Affiliates (other than any Affiliate of a Person that is solely a “Disqualified Lender” pursuant to clause (a) above and is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and for purposes hereof, a “vulture fund” or Person that purchases distressed debt in the ordinary course of its business shall be deemed not to be a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business) that is either (i) identified to the Administrative Agent by name in writing by the Borrower from time to time (provided that such supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans hereunder) or (ii) clearly identifiable as an Affiliate of such Disqualified Lender solely on the basis of such Affiliate’s name.
“Domestic Subsidiary” means any Subsidiary other than a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“DTC” means The Depository Trust Company, and its successors.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person (other than a natural person) that meets the requirements to be an assignee under Sections 11.06(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Engagement Letter” means the Engagement Letter, dated August 2, 2018, between the Company, Barclays Capital Inc. and Goldman, Sachs & Co. LLC, as amended, supplemented, restated, assigned, assumed, or otherwise modified in accordance with its terms from time to time.
“Environmental Claim” means any written notice, claim, demand, action, litigation, toxic tort, proceeding, demand, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, investigation, or other proceeding by any Governmental Authority or any other Person, arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, agreements or governmental restrictions relating to human health and safety, pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous materials, substances or wastes and air and water emissions and discharges.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), obligation, responsibility or cost directly or indirectly resulting from or based upon (a) any violation of, or liability under, any Environmental Law, (b) the generation, use, handling, transportation, storage, distribution, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) natural resource damage or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization issued pursuant to or required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Offering” means a public or private sale for cash by the Borrower of its Common Stock (other than Disqualified Equity Interests), or options, warrants or rights with respect to its Common Stock, other than public offerings registered on Form S-4 or S-8.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means the occurrence of any of the following (a) a material Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) of any Pension Plan is both less than 80% and such Pension Plan is more than $20,000,000 underfunded on an adjusted funding target attainment percentage basis; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Subsidiary” means a wholly-owned Subsidiary (i) created by the Borrower or any Subsidiary for the sole purpose of issuing debt securities the net proceeds of which must be deposited into a secured escrow account of such Subsidiary pending consummation of an acquisition permitted hereunder and which debt securities must be redeemed if such acquisition is not consummated, (ii) engaged in no activities other than those incidental to the issuance of such debt securities, (iii) owning no assets other than amounts that have been deposited into such secured escrow account and (iv) which has been designated as an Escrow Subsidiary by the Borrower’s Board of Directors as evidenced by a filing with the Administrative Agent of (1) a board resolution of the Borrower giving effect to such designation and (2) an officers’ certificate certifying that such designation, and the transactions in which such Subsidiary will engage (including the terms of the debt securities issued by such Subsidiary), comply with the requirements of this definition; provided that if at any time (x) such Subsidiary ceases to comply with the requirements of this definition or (y) the debt securities become guaranteed by (or secured by assets of) any Person other than such Subsidiary, such designated Subsidiary shall no longer constitute an Escrow Subsidiary under this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in U.S. Dollars, determined as of approximately 11:00 a.m. (London, England time), on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in U.S. Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the applicable Interest Period, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurodollar Rate will be deemed to be zero.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Evidence of Flood Insurance” has the meaning specified in Section 6.11(b)(vii).
“Excess Proceeds” has the meaning specified in Section 7.10(d)
“Excess Proceeds Threshold” means $200.0 million ($40.0 million).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” has the meaning specified in Section 10.01(b).

“Exchange Note” and “Exchange Notes” are defined in Section 10.01(a).

“Exchange Notes Indenture” means an indenture, in the form negotiated and agreed pursuant to Section 10.02, to be entered into by Borrower, the Guarantors, the trustee thereunder and, if applicable, the collateral agent, governing and pursuant to which the Exchange Notes are issued, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Exchange Notes Trustee” has the meaning specified in Section 10.01(d)(i).

“Excluded Amount” has the meaning given to such term in Section 4.01(i).
“Excluded Assets” has the meaning specified in the Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (a) PHI Acquisition LP ULC, (b) PHI Acquisition GP ULC, (c) any Foreign Subsidiary in respect of which either (i) the pledge of greater than 65.0% of the voting Equity Interests of such Subsidiary as Collateral (provided, that this clause (i) shall be disregarded and of no effect prior to the Debt Assumption) or (ii) the guaranteeing by such Subsidiary of the Obligations would be likely to, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, as a result of Section 956 of the Code (each a “CFC”), (d) any direct or indirect Subsidiary of a Foreign Subsidiary described in the immediately preceding clause (c), including any Domestic Subsidiary owned by any Foreign Subsidiary described therein, (e) any Receivables Subsidiary, (f) any Escrow Subsidiary or (g) any Unrestricted Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes (in lieu of net income Taxes), and branch profits Taxes in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States federal withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except that in the case of a Foreign Lender that designates a new Lending Office or becomes a party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to such Foreign Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Convertible Preferred Stock” means the Company’s 2.50% Series C Cumulative Perpetual Preferred Stock, with a liquidation preference of $100 per share, in each case outstanding on the Closing Date.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 28, 2017, among the Company, Barclays Bank PLC, as administrative agent, various lenders, and the other financial institutions party thereto, as amended or supplemented from time to time.
“Existing Indebtedness” means (i) all Indebtedness (other than the Loans) of the Company’s and the Company’s Subsidiaries in existence on the date of this Agreement and (ii) all Indebtedness (other than the Loans and the Permanent Financing) of 8th Avenue’s and 8th Avenue’s Subsidiaries in existence as of the Debt Assumption (if any), in each case until such amounts are repaid.
“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Fee Letter” means the Fee Letter, dated August 2, 2018, between the Company and the Arrangers, as amended, supplemented, restated, assigned, assumed or otherwise modified in accordance with its terms from time to time.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed zero.
“Fiscal Year” means the fiscal year of the Borrower and its Restricted Subsidiaries ending on September 30 of each calendar year.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated Cash Flow of such Person for the Reference Period to the Fixed Charges of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Reference Period; provided that the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the Calculation Date in reliance on the provisions described in the definition of Permitted Debt (provided, however, that such calculation shall give effect to Indebtedness incurred on the Calculation Date in reliance on clauses (2), (3) and (20) of the definition of Permitted Debt) or (ii) any Indebtedness discharged on the Calculation Date to the extent that such discharge results from the proceeds of Indebtedness incurred on the Calculation Date in reliance on the provisions described in the definition of Permitted Debt.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(a)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Reference Period or subsequent to the Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, and Consolidated Cash Flow for such Reference Period will be calculated on a pro forma basis;
(b)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownerships therein) disposed of prior to the Calculation Date, shall be excluded; and
(c)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
(d)    For purposes of this definition, whenever pro forma effect is to be given to a transaction or a calculation is to be made on a pro forma basis, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, without duplication, cost savings, synergies and operating expense reductions resulting from such transaction that have been realized or are expected, in the reasonable judgment of such financial or accounting officer, to be realized within 12 months of the date of calculation. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an Officer’s Certificate, to reflect all adjustments included in the calculation of “Adjusted EBITDA” as set forth in notes (4) and (5) to the “Summary Historical Financial Information” tables in the Offering Memorandum, to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness), and for the avoidance of doubt, if any Indebtedness bears a fixed rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offering rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(a)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and any redemption or repurchase premiums paid; plus
(b)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(c)    any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(d)    all dividend payments, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity Interests of such Person or its Restricted Subsidiaries or on any series of preferred stock of any of its Restricted Subsidiaries (other than a Guarantor), other than dividend payments on any such Equity Interests payable solely (i) in Equity Interests of the Borrower or its Restricted Subsidiaries (other than Disqualified Equity Interests of such Person or its Restricted Subsidiaries or preferred stock of any of its Restricted Subsidiaries (other than a Guarantor)) or (ii) to the Borrower or a Restricted Subsidiary of the Borrower; minus
(e)    interest income.

“Fixed Rate Loans” means the Loans beginning on the first day the Loans bear interest at the Total Cap for any reason.
“Flood Determination Form” has the meaning specified in Section 6.11(b)(vii).
“Flood Documents” has the meaning specified in Section 6.11(b)(vii).
“Flood Laws” means (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert –Waters Flood Insurance Reform Act of 2012, in each case, together with all regulations promulgated thereunder, as such statutes or regulations may be amended or modified from time to time.
“Foreign Security Documents” means the collective reference to the security agreements, debentures, pledge agreements, charges, and other similar documents and agreements pursuant to which any Loan Party purports, from and after the Debt Assumption, to pledge or grant a security interest in any property or assets located outside the United States (including the equity interests of any Person formed or existing under the laws of any jurisdiction other than the United States or any political subdivision thereof) securing the Obligations.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or Debt Assumption Date, as applicable, or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the guarantee and collateral agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit G.
“Guarantors” means, collectively, each existing and future direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary or any Immaterial Subsidiary).
“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants or any other hazardous or toxic substances, wastes or materials regulated under or defined in any Environmental Law, including petroleum, its derivatives or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted hereunder, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger in its capacity as a party to such Swap Contract.
“Hedging Obligations” means obligations under any Swap Contract.
“Immaterial Subsidiary” means, as of any date, any Subsidiary that, (a) as of the last date of the most recent fiscal quarter of the Borrower for which financial statements have been delivered, accounts for less than 2.5% of the Consolidated Total Assets of the Borrower and less than 2.5% of the net sales of the Borrower and its Subsidiaries on a consolidated basis, in each case, as measured as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered and (b) does not, directly or indirectly, hold Equity Interests in any Subsidiary that is not an Immaterial Subsidiary as of such date; provided that if, as of the last date of the most recent fiscal quarter of the Borrower for which financial statements have been delivered, the aggregate amount of Consolidated Total Assets or net sales attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 5% of the Consolidated Total Assets of the Borrower or 5% of the net sales of the Borrower and its Subsidiaries on a consolidated basis, then a sufficient number of Subsidiaries shall be designated by the Borrower (or, in the event the Borrower has failed to do so within twenty days, the Administrative Agent) to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:
(a)    all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding (A) any trade payables or other current liabilities incurred in the ordinary course of business and (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
(b)    all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including purchase-money obligations);
(c)    all Obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (including reimbursement obligations with respect thereto, except to the extent such reimbursement Obligation relates to a trade payable) issued for the account of such Person;
(d)    all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);
(e)    all Capital Lease Obligations of such Person;
(f)    the maximum fixed redemption, repayment or other repurchase price of Disqualified Equity Interests in such Person at the time of determination;
(g)    any Hedging Obligations of such Person at the time of determination (the amount of any such Obligations to be equal to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and
(h)    all Obligations of the types referred to in clauses (a) through (g) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed, directly or indirectly, or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to equal the lesser of the value of such asset and the amount of the obligation so secured).

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
For all purposes of the foregoing:
(a)the maximum fixed repurchase price of any Disqualified Equity Interests that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement; provided, however, that, if such Disqualified Equity Interest is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Equity Interests;
(b)the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;
(c)in the case of any Indebtedness not issued with original issue discount, the amount of any such Indebtedness outstanding as of any date will be the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due;
(d)the amount of any Indebtedness described in clause (h)(A) above shall be the maximum liability under any such Guarantee;
(e)the amount of any Indebtedness described in clause (h)(B) above shall be the lesser of (I) the maximum amount of the Obligations so secured and (II) the fair market value of such property or other assets; and
(f)except as described in clause (e) above, interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.
Notwithstanding the foregoing, in connection with the purchase or sale by the Borrower or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.
“Indemnified Liabilities” has the meaning specified in Section 11.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Payment Date” means, as to any Loan, the last day of each Interest Period and the Maturity Date.
“Interest Period” means, as to each Loan: (i) the period commencing on the Closing Date and ending on October 1, 2018 (the “first Interest Period”), (ii) the period commencing on October 1, 2018 and ending on October 8, 2018 (the “second Interest Period”), (iii) the period commencing on October 8, 2018 and ending on December 31, 2018 and (iv) thereafter until the Maturity Date, the period commencing on the last day of the prior Interest Period and ending on the last day of each fiscal quarter of the Borrower; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another fiscal quarter, in which case such Interest Period shall end on the next preceding Business Day; and
(b)    no Interest Period shall extend beyond the Maturity Date of such Loan.
“Interest Rate Determination Date” means, with respect to any Interest Period in respect of Loans, the date that is two Business Days prior to the first day of such Interest Period.
“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:
(a)    the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and
(b)    the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) on the Interest Rate Determination Date.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), prepaid expenses and accounts receivable, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of Section 7.07.

“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“Judgment Currency” has the meaning specified in Section 11.20.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.
“Limited Conditionality Provisions” has the meaning given to such term in the Commitment Letter.
“Loan” means a bridge loan made by a Lender to Borrower pursuant to Section 2.01.
“Loan Documents” means this Agreement, each Note, the Collateral Documents, the Pari Passu Intercreditor Agreement, and any other agreement or instrument designated as a “Loan Document” by its terms.
“Loan Parties” means, collectively, the Borrower and each Guarantor, and each of the aforementioned, individually, a “Loan Party.” For avoidance of doubt, prior to the Debt Assumption, references to the Loan Parties exclude 8th Avenue, and after the Debt Assumption, references to the Loan Parties exclude the Company and the Pre-Assumption Guarantors (other than the Post-Assumption Guarantors).

“Make-Whole Premium” means, with respect to any Loan on the date of any prepayment to which the Make-Whole Premium is applicable in accordance with Section 2.05(a), the greater of:
(a)    1.0% of the principal amount of such Loan; or
(b)     the excess of: (i) the present value at such prepayment date of (A) 106.125% of the principal amount of such Loan at September 24, 2021 plus (B) all required interest payments due on such Loan through September 24, 2021 (excluding accrued but unpaid interest to the date of prepayment), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points; over (ii) the principal amount of such Loan.
“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of the Borrower’s Common Stock that are issued and outstanding on the date of the relevant Restricted Payment and listed on The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) multiplied by (b) the arithmetic mean of the closing price per share of such Common Stock as reported by The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for each of the 30 consecutive trading days immediately preceding the date of such Restricted Payment.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Real Estate Asset” means from and after the Debt Assumption, (i) any fee-owned real property with a fair market value in excess of $40,000,000 and (ii) any leased real property where inventory, machinery and equipment with a value in excess of $20,000,000 is or is expected to be maintained.
“Maturity Date” means August 23, 2024.
“Maximum Rate” has the meaning specified in Section 11.09.
“Minimum Financing Terms Schedule” has the meaning specified in Section 4.01(k).
“MIRE Event” means, if there are any Mortgaged Properties at such time, any increase in the amount, extension of the maturity or renewal of, any of the Loans (other than any conversion or continuation of any borrowing from one type into another type).
“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Policy” has the meaning specified in Section 6.11(b)(iv).
“Mortgaged Property” means the real properties listed on Schedule 1.01B and any real property which becomes subject to a Mortgage pursuant to Section 6.11(b).
“Mortgages” has the meaning specified in Section 6.11(b).
“Multiemployer Plan” means an employee benefit plan defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Interest Accrual” means, with respect to any date of exchange of Loans for Exchange Notes pursuant to Article 10 other than the date of the first such exchange, an amount equal to:
(1)    the amount of accrued and unpaid interest, if any, with respect to the principal amount of Loans being exchanged; minus
(2)    the amount of accrued and unpaid interest from and including the last date interest was paid on the Exchange Notes previously issued under the Exchange Notes Indenture through but excluding the date of exchange, with respect to the principal amount of Exchange Notes to be received in exchange.
“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or, after the Debt Assumption, Casualty Event, net of all costs relating to such Asset Sale or such Casualty Event, including, without limitation, legal, accounting, investment banking fees and broker fees, and sales and underwriting commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, any costs associated with unwinding any related Hedging Obligations in connection with such repayment and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or in respect of liabilities associated with the asset disposed of and retained by the Borrower or its Restricted Subsidiaries.
“NFIP” has the meaning specified in Section 6.11(b)(vii).
“Non-Recourse Debt” means Indebtedness:

(a)    as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise;
(b)    default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would not permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(c)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.
“Note” means a promissory note in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit C-2.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Offer Loans” has the meaning specified in Section 11.06(b)(vii).
“Offering Memorandum” means the final offering memorandum, dated November 28, 2017, relating to the 2028 Senior Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the General Counsel or any Vice-President of such Person.
“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer or the general counsel of the Borrower.
“Opinion of Counsel” means a written opinion from legal counsel, who may be internal or external counsel for the Borrower, or other counsel reasonably acceptable to the Administrative Agent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from one or more of the following: such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, mortgage or mortgage recording Taxes, any other excise or property Taxes, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and the other parties from time to time party thereto, substantially in the form of Exhibit I.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including, but not limited to, Multiple Employer Plans, Multiemployer Plans, defined benefit plans or defined contribution plans) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permanent Financing” means the permanent financing for the Private Brands Business, which is expected to consist of not less than $625.0 million of term debt financing and revolving credit facilities of not less than $125.0 million, in each case excluding any refinancing thereof.
“Permanent Revolving Financing” means any Permanent Financing that consists of revolving credit facilities.
“Permanent Term Financing” means the Permanent Financing, excluding any Permanent Revolving Financing.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date or the Debt Assumption Date, as applicable.
“Permitted Debt” has the meaning specified in Section 7.09(b).
“Permitted Holder” means:
(1)    (a) William P. Stiritz, (b) any of his immediate family members or his or their respective heirs by operation of law, will or intestacy or (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50.1% or more controlling interest of which consist of William P. Stiritz and/or his immediate family members; and
(2)    the Company and any of its Affiliates.
“Permitted Investments” means:
(a)    any Investment in the Borrower or in a Restricted Subsidiary of the Borrower; provided that after the Debt Assumption, the aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of Investments that may be made pursuant to this clause (a) in Restricted Subsidiaries that are not Guarantors, when taken together with all other Investments made in Restricted Subsidiaries that are not Guarantors pursuant to this clause (a) that (x) are at any time outstanding and/or (y) that have been disposed of (but, in the case of this clause (y), only to the extent that the return of capital, if any, directly to the Loan Parties upon such disposition is less than the fair market value of such disposed Investment, with such fair market value measured on the date such Investment was made and without giving effect to subsequent changes in value), shall not exceed the greater of (x) $60.0 million and (y) 4.0% of Consolidated Total Assets;
(b)    any Investment in cash or Cash Equivalents;
(c)    any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person engaged in a Related Business, if as a result of such Investment: (i) such Person in one transaction or a series of related transactions becomes a Restricted Subsidiary of the Borrower; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.10;
(e)    any Investments by the Borrower or any Restricted Subsidiary in a Receivables Subsidiary or a Special Purpose Vehicle or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary or a Special Purpose Vehicle is in the form of a Purchase Money Note or an Equity Interest or in the form of a purchase of Receivables and Receivables Related Assets pursuant to a Receivables Repurchase Obligation;
(f)    any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(g)    Investments in accounts or notes receivable owing to the Borrower or any Restricted Subsidiary of the Borrower acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;
(h)    loans and advances to directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $25.0 million ($5.0 million) at any one time outstanding;
(i)    Investments in securities received in settlement of Obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;
(j)    workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;
(k)    commission, payroll, travel and similar advances to employees in the ordinary course of business;
(l)    Hedging Obligations entered into in the ordinary course of the Borrower’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with this Agreement;
(m)    Investments represented by Guarantees of Indebtedness that are otherwise permitted under this Agreement and performance guarantees in the ordinary course of business;

(n)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) that are at any time outstanding, not to exceed (i) the greater of (x) $300.0 million ($60.0 million) and (y) 4.0% of Consolidated Total Assets plus (ii) 100% of the aggregate cash dividends and distributions received by the Borrower or any Restricted Subsidiary from any such Investments that are at any time outstanding pursuant to this clause (n), but only to the extent the Borrower elects to include such dividends or distributions in this clause (n)(ii), as evidenced by an Officer’s Certificate delivered to the Administrative Agent within 10 Business Days of the date of the dividend or distribution; provided that if an Investment made pursuant to this clause (n) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (n);
(o)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(p)    loans by the Borrower in an aggregate principal amount not exceeding $25.0 million ($5.0 million) to employees of the Borrower or its Restricted Subsidiaries to finance the sale of the Borrower’s Equity Interests by the Borrower to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in Section 7.07(a)(3)(B);
(q)    any Investment:
(1)    of the Company or its Restricted Subsidiaries (x) existing on the Closing Date, (y) made pursuant to binding commitments in effect on the Closing Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended; or
(2)    of 8th Avenue or its Restricted Subsidiaries (x) existing on the Debt Assumption Date, (y) made pursuant to binding commitments in effect on the Debt Assumption Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;
(r)    Investments comprised of intercompany loans between the Borrower and any Restricted Subsidiary or between any Restricted Subsidiary and any other Restricted Subsidiary; and
(s)    Investments in the Loans; and

(t)    other Investments in any Unrestricted Subsidiary or joint venture of the Borrower or of any of its Restricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (v) that are at any time outstanding, not to exceed (i) the greater of (x) $370.0 million ($75.0 million) and (y) 4.0% of Consolidated Total Assets plus (ii) 100% of the aggregate cash dividends and distributions received by the Borrower or any Restricted Subsidiary from any such Investments that are at any time outstanding pursuant to this clause (t), but only to the extent the Borrower elects to include such dividends or distributions in this clause (t)(ii), as evidenced by an Officer’s Certificate delivered to the Administrative Agent within 10 Business Days of the date of dividend or distribution; provided that if an Investment made pursuant to this clause (t) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (t).
“Permitted Liens” means:
(a)    Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.09(b)(1) or Section 7.09(b)(27);
(b)    Liens in favor of the Borrower or the Guarantors;
(c)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or becomes a Restricted Subsidiary of the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary;
(d)    Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not entered into in contemplation of such acquisition and only extend to the property so acquired;
(e)    Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;
(f)    Liens to secure Indebtedness (including any Capital Lease Obligations) permitted by Section 7.09(b)(4), covering only the assets financed with such Indebtedness and additions and improvements thereon;
(g)    Liens existing on the Closing Date or the Debt Assumption Date securing Existing Indebtedness;
(h)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(i)    Deposits’ and landlords’, lessors’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s and other like Liens imposed by law incurred in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings diligently conducted;
(j)    pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or good faith deposits to secure the performance of bids, tenders, government contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Restricted Subsidiary is a party, deposits to secure statutory obligations or bankers’ acceptances of the Borrower or any Restricted Subsidiary and deposits to secure surety and appeal bonds to which the Borrower or a Restricted Subsidiary is a party, in each case incurred in the ordinary course of business;
(k)    judgment Liens not giving rise to Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(l)    Liens on the assets of a Restricted Subsidiary of the Borrower that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by Section 7.09;
(m)    easements, rights-of-way, zoning restrictions and other similar charges or encumbrances affecting real property which do not materially adversely affect the value of said property or interfere in any material respect with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary;
(n)    any interest or title of a lessor under any capital lease or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;
(o)    Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;
(p)    Liens securing reimbursement obligations with respect to letters of credit or bankers’ acceptances incurred in accordance with this Agreement which encumber documents and other property relating to such letters of credit or bankers’ acceptances and products and proceeds thereof;
(q)    Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(r)    leases or subleases, licenses or sublicenses, granted to others not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary of the Borrower;

(s)    Liens arising out of conditional sale, consignment, title retention or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(t)    Liens (i) of a collection bank arising under Section 4-210 of the UCC Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(u)    Liens securing Permitted Refinancing Indebtedness which is incurred to refinance, renew, replace, defease or discharge any Refinanced Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement; provided, however, that such Liens: (i) are no less favorable to the Lenders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of such Refinanced Indebtedness; and (ii) do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing such Refinanced Indebtedness;
(v)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(w)    Liens securing Hedging Obligations;
(x)    Liens on Receivables Program Assets securing Receivables Program Obligations;
(y)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(z)    Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;
(aa)    Liens incurred to secure cash management services and other bank products in the ordinary course of business;
(bb)    Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(cc)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(dd)    if the Conversion Date occurs after the Debt Assumption, Liens to secure the Exchange Notes;
(ee)    Liens incurred to secure the Loans; and
(ff)    Liens incurred on assets or property of the Borrower or any Restricted Subsidiary of the Borrower with respect to Obligations that do not exceed the greater of $100.0 million ($20.0 million) and 1.50% of Consolidated Total Assets (determined as of the date of any incurrence).
“Permitted Prior Liens” means Liens on the Collateral that are prior to the Liens on the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, which prior Liens are permitted to be created, incurred or assumed pursuant to Section 7.12(c).
“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, refund, renew, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:
(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable fees and expenses incurred in connection therewith including premiums paid, if any, to the holders thereof);
(b)    such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;
(c)    if the Refinanced Indebtedness is contractually subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness;
(d)    such Permitted Refinancing Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Refinanced Indebtedness; and
(e)    (i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Loans, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (ii) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Loans, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Loans.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Post Foods” means Post Foods, LLC, a Delaware limited liability company.

“Post-Assumption Guarantors” means the Guarantors after the Debt Assumption, which on the Debt Assumption Date means the following: (i) Agricore United Holdings Inc., a Delaware corporation, (ii) American Blanching Company, a Georgia corporation, (iii) Attune Foods, LLC, a Delaware limited liability company, (iv) Dakota Growers Pasta Company, Inc., a North Dakota corporation, (v) DNA Dreamfields Company, LLC, an Ohio limited liability company, (vi) GB Acquisition USA, Inc., a Washington corporation, (vii) Golden Acquisition Sub, LLC, a Delaware limited liability company, (viii) Golden Boy Nut Corporation, a Delaware corporation, (ix) Golden Nut Company (USA) Inc., a Washington corporation, (x) Nuts Distributor of America Inc., a Washington corporation, and (xi) Primo Piatto, Inc., a Minnesota corporation.

“Prepayment Notice” shall mean a notice of the optional prepayment of Loans pursuant to Section 2.05(a), which shall be substantially in the form of Exhibit A-3.
“Prime Rate” means, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).
“Private Brands Business” means (i) prior to the consummation of the Private Brands Transaction, the private brands business and operations of the Company and its Subsidiaries, excluding 8th Avenue and (ii) after the consummation of the Private Brands Transaction, the business and operations of 8th Avenue and its Subsidiaries.

“Private Brands Business Material Adverse Effect” means any fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing that, individually or in the aggregate with any other fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, Liabilities or financial condition of the Companies, taken as a whole; provided, however, that for purposes of clause (a) no fact, event, change, circumstance, occurrence, condition or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Private Brands Business Material Adverse Effect, to the extent that such fact, event, change, circumstance, occurrence, condition or effect results from, arises out of, or relates to: (i) any changes in general United States, Canadian or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Companies operate; (ii) any changes in conditions generally affecting any industry in which the Companies operate, except to the extent that such changes have a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Companies operate; (iii) any changes in political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Companies operate; (iv) any failure, in and of itself, by the Companies, or any one of them, to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period ending (or for which results are released) on or after the date hereof, provided, that this exception shall not prevent or otherwise affect a determination that any fact, event, change, circumstance, occurrence, condition or effect underlying such failure has had or would reasonably be expected to have a Private Brands Business Material Adverse Effect; (v) the announcement or pendency of the Private Brands Transaction Agreement or any Ancillary Agreement and the transactions contemplated thereby to the extent attributable to the Investor or its Affiliates (including any loss of or adverse change in the relationship of any of the Companies with its respective employees, contractors, lenders, customers, partners, suppliers, vendors or other Third Parties to the extent related thereto); (vi) the identity of the Co-Contributor or any of its Affiliates as the acquirer of the 8th Avenue Series A Preferred Stock or the 8th Avenue Class A Common Stock; (vii) any change in Law (or authoritative interpretations thereof) on or after the date hereof, except to the extent that such change has a materially disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Companies operate; (viii) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) on or after the date hereof, except to the extent that such change has a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Companies operate; (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, except to the extent that such change has a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Companies operate; (x) any taking of any action at the written request or written direction of the Co-Contributor, or with the written consent of the Co-Contributor, or as required by the Private Brands Transaction Agreement (other than compliance with the covenant in Section 6.1(a) of the Private Brands Transaction Agreement) or the public announcement of any statement by the Co-Contributor; provided that the taking of any action at the request or direction of the Co-Contributor, or with the consent of the Co-Contributor, may be deemed to constitute, and may be taken into account in determining whether there has been, or would reasonably be expected to be, a Private Brands Business Material Adverse Effect, to the extent that such action is taken without the prior written consent of the Arrangers; (xi) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, act of God or any change resulting from weather events, conditions or circumstances, except to the extent that such event has a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such event has on others operating in the industries in which the Companies operate, or (b) materially impairs the ability of the Company and its Affiliates to perform their obligations under the Private Brands Transaction Agreement or otherwise prevents or materially delays the consummation of the transactions contemplated thereby. Capitalized terms used in this definition of Private Brands Business Material Adverse Effect but not defined in this Agreement, and the terms “Affiliates”, “Companies”, and “Law”, used in this definition of Private Brands Business Material Adverse Effect, have the meanings given to such terms in the Private Brands Transaction Agreement as in effect on August 2, 2018.

“Private Brands Transaction” means the transactions contemplated by the Private Brands Transaction Agreement.
“Private Brands Transaction Agreement” means that certain Transaction Agreement, dated August 2, 2018, by and among the Company, 8th Avenue and the Co-Contributor (including all annexes, exhibits, letters, schedules and attachments thereto and all related documentation).
“Public Lender” has the meaning specified in Section 6.02.
“Purchase Money Note” means, after the Debt Assumption, a promissory note (which, if made to or to the order of a Loan Party, shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents) evidencing the obligation of a Receivables Subsidiary or a Special Purpose Vehicle to pay the purchase price for Receivables or other Indebtedness to the Borrower or any Restricted Subsidiary (or to a Receivables Subsidiary in the case of a transfer to a Special Purpose Vehicle) in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary) or to any Special Purpose Vehicle (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Closing Date or arising thereafter); provided that: (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (a) is Guaranteed by the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary), excluding Guarantees of obligations pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings; (2) neither the Borrower nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and Standard Securitization Undertakings; and (3) the Borrower and its Restricted Subsidiaries (other than a Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.

“Quarterly Financial Statements” has the meaning specified in Section 6.01(b).
“Ralcorp Obligations” means indemnification obligations of the Company and/or its Restricted Subsidiaries in favor of Ralcorp Holdings, Inc. and/or its subsidiaries in connection with the Spin-Off.

“Receivables” means all rights of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Borrower or such Restricted Subsidiary as accounts receivable.
“Receivables Documents” means: (1) one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Borrower, a Restricted Subsidiary and/or a Receivables Subsidiary, and (2) each other instrument, agreement and other document entered into by the Borrower, a Restricted Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (1) above.
“Receivables Program Assets” means: (1) all Receivables which are described as being transferred by the Borrower, a Restricted Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents; (2) all Receivables Related Assets in respect of Receivables described in clause (1); and (3) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.
“Receivables Program Obligations” means Indebtedness and other obligations owing in respect of notes, trust certificates, undivided interests, partnership interests or other interests sold, issued and/or pledged, or otherwise incurred, in connection with a Qualified Receivables Transaction; and related obligations of the Borrower, a Restricted Subsidiary or a Special Purpose Vehicle (including, without limitation, Standard Securitization Undertakings).

“Receivables Related Assets” means: (1) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables); (2) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited; (3) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction; (4) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and (5) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Receivables Repurchase Obligation” means any obligation of the Borrower or a Restricted Subsidiary (other than a Receivables Subsidiary) in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the Borrower or a Restricted Subsidiary (other than a Receivables Subsidiary).
“Receivables Subsidiary” means a special purpose wholly-owned Subsidiary created by the Borrower or any Restricted Subsidiary in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Borrower’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Administrative Agent of a board resolution of the Borrower giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, that such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.
“Recipient” means the Administrative Agent or any Lender, as applicable.
“Register” has the meaning specified in Section 11.06(c).
“Related Business” means the business conducted by the Company and its Subsidiaries as of the Closing Date or by 8th Avenue and its Subsidiaries as of the Debt Assumption Date, and any and all businesses that in the good faith judgment of the Board of Directors of the Borrower are similar or reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Representation Letter(s)” has the meaning given to such term in Section 4.01(m).

“Required Financing Amount” has the meaning given to such term in Section 4.01(i).
“Required Lenders” means one or more Lenders having or holding Loans representing more than 50% of the aggregate Loans of all Lenders; provided that aggregate amount of Loans shall be determined disregarding the Loans of any Defaulting Lender.
“Responsible Officer” means the chief executive officer, president, chief financial officer, director of corporate finance, treasurer, assistant treasurer or controller of a Loan Party, and including solely for purposes of Section 4.01(a) and Section 4.02(a), the secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payment” has the meaning set forth in Section 7.07.
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“S&P” means S&P Global Inc., through its S&P Global Ratings division or any successor thereto.
“Sanctioned Country” means a country, territory or a government of a country or territory that is subject to Sanctions.
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, by the United Nations Security Council, the European Union, or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.
“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Same Day Funds” means immediately available funds in U.S. Dollars.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and that is secured by all or any part of the Collateral.
“Secured Hedge Agreement” means any interest rate, currency or commodity Swap Contract permitted under this Agreement that is entered into by and between a Loan Party and any Hedge Bank and that is secured by all or any part of the Collateral; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, (i) after the Debt Assumption, each commodity Swap Contract secured by the Collateral shall have an explicit dollar cap (each, a “Commodity Swap Collateral Cap”) on the extent to which the obligations to the Hedge Bank under such Swap Contract may be secured by the Collateral and the aggregate amount of all Commodity Swap Collateral Caps shall not exceed the greater of $30,000,000 and 1.75% of Consolidated Total Assets of the Borrower (it being understood that any obligations to a Hedge Bank under any such Swap Contract exceeding such individual or aggregate Commodity Swap Collateral Cap shall be deemed for all purposes hereof and of the other Loan Documents not to be incurred under a Secured Hedge Agreement, and such obligations shall not constitute Obligations for purposes of this Agreement or the other Loan Documents), (ii) after the Debt Assumption, at the time that any commodity Swap Contract is entered into that is intended to be secured by the Collateral the Borrower shall notify the Administrative Agent of the Hedge Bank party thereto and the Commodity Swap Collateral Cap associated therewith and (iii) after the Debt Assumption, if reasonably requested by the Administrative Agent, in each case in order to preserve and protect the priority of the Lien of the Administrative Agent for the benefit of the Secured Parties securing the Obligations under the Collateral Documents, including the Mortgages (if any), the Borrower shall take such further actions, including obtaining date down title searches showing no material intervening Liens that would be prior to the Lien of the Collateral Documents, including the Mortgages (if any), obtaining endorsements to title insurance policies, filing Mortgage modifications and taking such other actions as may be contemplated by Section 6.15.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means, collectively, if any notes are outstanding thereunder, the 2025 5.50% Senior Notes, the 2025 8.00% Senior Notes, the 2026 Senior Notes, the 2027 Senior Notes and the 2028 Senior Notes.
“Senior Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of all funded Indebtedness for borrowed money (other than Subordinated Indebtedness) that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary. For avoidance of doubt, issued but undrawn letters of credit and undrawn capacity under any revolving credit facility are not funded Indebtedness for borrowed money, but all Indebtedness incurred pursuant to Section 7.09(b)(1) (other than any unsecured Indebtedness that, as of such date of determination, has been reclassified as incurred pursuant to another clause of the definition of Permitted Debt or Section 7.09(a) will be deemed to be secured for purposes of calculating the Consolidated Senior Secured Leverage Ratio.

“Separation Agreement” means that certain Separation and Distribution Agreement among the Company, Post Foods and Ralcorp Holdings, Inc., entered into in connection with the Spin-Off, as in effect as of the Closing Date or as may be subsequently amended, provided that such amendment is not prohibited by this Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Borrower and/or any of its Restricted Subsidiaries to implement a Qualified Receivables Transaction.
“Specified Representations” means the representations and warranties of the Borrower and each other Loan Party contained in Sections 5.01(a), 5.01(b)(ii), 5.02 (other than Sections 5.02(b)(ii) and 5.02(c), and provided that Section 5.02(b)(i) is only a Specified Representation to the extent such representation is made with respect to agreements governing material Indebtedness), 5.04, 5.14, 5.19, 5.20 (for purposes of Section 4.02 only), 5.21, 5.22 (other than the first sentence thereof) and 5.23.
“Specified Transaction Agreement Representations” means the representations and warranties made with respect to the Private Brands Business in the Private Brands Transaction Agreement that are material to the interests of the Administrative Agent or Lenders, in their capacities as such, but only to the extent that the Co-Contributor (or its affiliates) has the right to terminate its (or their) obligations under the Private Brands Transaction Agreement or to decline to consummate the Private Brands Transaction (in each case, in accordance with the terms of the Private Brands Transaction Agreement) as a result of a breach of such representation or warranty.

“Spin-Off” means the separation of Ralcorp Holdings, Inc. and its Post Foods cereals business in a tax-free spin-off to shareholders of Ralcorp Holdings, Inc. pursuant to the Separation Agreement and the other transactions and agreements referred to therein.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standard Securitization Undertakings” means representations, warranties, covenants, performance guarantees and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower which, in the good faith judgment of the board of directors of the appropriate company, are reasonably customary in an accounts receivable transaction, including any Receivables Repurchase Obligation.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Restricted Subsidiaries as of that date determined in accordance with GAAP.
“Subordinated Indebtedness” means Indebtedness that is contractually subordinated in right of payment to the Loans or the Guarantees of the Loans.

“Subsidiary” means, with respect to any Person:
(a)    any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and
(b)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Surviving Entity” has the meaning specified in Section 7.03.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including Sale and Leaseback Transactions) creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).
“Takeout Equity” has the meaning given to such term in the Engagement Letter.
“Takeout Debt” has the meaning given to such term in the Fee Letter.
“Tax Advisor” means a “Big Four” accounting firm acting as tax advisor to the Company.
“Tax Opinion” has the meaning given to such term in Section 4.01(m).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $125.0 million ($25.0 million).
“Total Cap” means (i) prior to November 30, 2018, 12.00% per annum and (ii) on or after November 30, 2018, 12.25% per annum.
“Trade Date” has the meaning specified in Section 11.06(i).
“Transactions” means, collectively, (a) the entering into by the Borrower and its Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) any Credit Extension on the Closing Date, (c) the consummation of the Private Brands Transaction, (d) the consummation of the Permanent Financing, including the funding of any Indebtedness thereunder, and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Treasury Rate” means, as of any prepayment date, the yield to maturity as of the earlier of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to September 24, 2021; provided, however, that if the period from the prepayment date to September 24, 2021, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with Section 6.17, but only to the extent that such Subsidiary:
(a)    has no Indebtedness other than Non-Recourse Debt;
(b)    is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;
(c)    is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and

(d)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries unless such Guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.
“U.S. Dollar” and “$” mean lawful money of the United States.
“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Valuation Date) for the purchase of U.S. Dollars with such currency.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit H1-H4, as the context requires.
“Valuation Date” means (i) the first Business Day of each calendar month or (ii) any other date reasonably determined by the Administrative Agent in order to reasonably assure a correct exchange rate.
“Voting Participant” has the meaning specified in Section 11.06(d).
“Voting Participant Notification” has the meaning specified in Section 11.06(d).
“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effect of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Write Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Withholding Agent” means any Loan Party and the Administrative Agent.
“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.
Section 1.02    Other Interpretive Provisions
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Unless context otherwise requires, any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)    Certain dollar or basket amounts are presented in this Agreement using the notation “$X million ($Y million)”. Where such notation is used, it means that the dollar or basket amount applicable prior to the Debt Assumption is $X million, and the dollar or basket amount applicable as of and after the Debt Assumption is $Y million. For example, Section 7.09(b)(27) provides for a basket amount “not to exceed the greater of $400.0 million ($80.0 million) and 4.5% of Consolidated Total Assets”. Prior to the Debt Assumption, such basket amount will be deemed to be “not to exceed the greater of $400.0 million and 4.5% of Consolidated Total Assets” and as of and after the Debt Assumption, such basket amount will be deemed to be “not to exceed the greater of $80.0 million and 4.5% of Consolidated Total Assets”.
Section 1.03    Accounting Terms
(a)    Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein; provided that if at any time a change in GAAP occurs that would result in a change to the method of accounting for obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date or the Debt Assumption Date (or any similar lease entered into after the Closing Date by such Person or the Debt Assumption Date, as applicable), such obligations shall be accounted for as obligations relating to an operating lease and not as a Capital Lease.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
Section 1.04    Rounding
Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05    Times of Day
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06    Schedules
Notwithstanding anything herein to the contrary, the 8th Avenue Schedules to this Agreement are only required to be provided, and will not become a part of this Agreement until, the date specified in brackets for each such 8th Avenue Schedule in the table of contents hereto; provided, however, that, except for the 8th Avenue Schedules required to be provided on the Debt Assumption Date, if the Loans have been repaid in full on or prior to the date specified for any such 8th Avenue Schedule, no such 8th Avenue Schedule shall be required to be delivered.
Section 1.07    Currency Equivalents Generally; Change of Currency
For purposes of this Agreement and the other Loan Documents (other than Articles 2, 9 and 11 hereof), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in U.S. Dollars, such amounts shall be deemed to refer to U.S. Dollars or U.S. Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day of such transaction or determination. Notwithstanding the foregoing, for purposes of determining compliance with Article 7 with respect to any amount of Liens, Indebtedness or Investment in currencies other than U.S. Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
Section 1.08    Timing of Payment and Performance
When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.09    Certain Calculations
(a)    [Reserved].
(b)    [Reserved].
(c)    For purposes of determining the calculation in the definition of Secured Hedge Agreement, or determining compliance with Article 7, with respect to any grant of any Lien, the making of any Investment or Restricted Payment, the incurrence of any Indebtedness or the prepayment, redemption, purchase, defeasement or satisfaction of junior indebtedness (each, a “Covenant Transaction”) in reliance on a “basket” that makes reference to a percentage of Consolidated Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Total Assets occurring after the time such Covenant Transaction is incurred, granted or made in reliance on such provision.

(d)    [Reserved]
ARTICLE 2.
THE LOANS
Section 2.01    Loans
(a)    Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Borrower in an amount equal to such Lender’s Commitment.
(b)    Borrower may make only one borrowing under the Commitment, which shall be disbursed in a single draw on the Closing Date. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.05, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date applicable to such Loans. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.
(c)    On and after the Conversion Date, the outstanding principal amount of Loans may, at each Lender's option, be exchanged into Exchange Notes in accordance with the terms set forth in Article 10.
Section 2.02    Borrowing Mechanics
(a)    The Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format (a “Borrowing Notice”). Such Borrowing Notice must be received by the Administrative Agent not later than 12:00 p.m. no later than three (3) days prior to the Closing Date (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Borrowing Notice, Administrative Agent shall notify each Lender of the proposed borrowing. The Loans shall be in a minimum principal amount of $250,000,000 and whole multiples of $1,000,000 in excess thereof.
(b)    Each Borrowing Notice shall specify, as applicable, (1) the requested date of the Borrowing (which shall be a Business Day) and (2) the principal amount of Loans to be borrowed.
(c)    Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower on the Closing Date in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

Section 2.03    [Reserved]
Section 2.04    [Reserved]
Section 2.05    Prepayments
(a)    Optional.
(i)    Subject to Section 2.05(a)(ii), the Borrower may, upon notice in the form of a Prepayment Notice delivered to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three days prior to any date of prepayment of Loans (or such lesser period of time as may be agreed to by the Administrative Agent) and (2) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Loans). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that in the case of any voluntary prepayment to be made on the date of consummation of the Private Brands Transaction, such Prepayment Notice may specify that such prepayment is conditioned on the consummation of the Private Brands Transaction. Except as provided in the immediately preceding sentence, notices of prepayment may not be conditional. All payments made pursuant to this Section 2.05(a) shall be applied on a pro rata basis to each Lender holding Loans being prepaid.
(ii)    Any prepayment pursuant to this Section 2.05(a) that is made prior to the date a Demand Failure Event has occurred or after September 24, 2023, shall be made at par, plus all accrued interest on the amount prepaid, together with any additional amounts if required pursuant to Section 3.05. Any prepayment pursuant to this Section 2.05(a) that is made after the date a Demand Failure Event has occurred (regardless of whether such Demand Failure Event is continuing) and prior to September 24, 2023, shall be made at par, plus all accrued interest on the amount prepaid, together with any additional amounts if required pursuant to Section 3.05, plus the Applicable Premium.
(iii)    Interest will cease to accrue on the Loans repaid on the applicable repayment date.
(iv)    Notwithstanding anything to the contrary, no prepayment premium will apply to any exchange of Loans for Exchange Notes pursuant to Article 10.
(b)    Mandatory.
(i)    Prior to the Debt Assumption Date, the Borrower shall be under no obligation to prepay the Loans, except as provided in Section 2.05(c).

(ii)    On or after the Debt Assumption Date, upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of:
(A)    any Takeout Debt issued or incurred pursuant to a Bridge Takeout Notice; or
(B)    any equity or equity-linked securities in any direct or indirect public offering or private placement, but excluding issuance pursuant to employee stock plans, in each case, the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from any such Takeout Debt or equity or equity-linked securities less, in each case, all reasonable and customary out-of-pocket legal, underwriting and other fees, costs and expenses incurred or reasonably anticipated to be incurred within 90 days thereof in connection therewith, within one Business Day following receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in Section 2.05(b)(iv) below).
(iii)    On or after the Debt Assumption Date, the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of the amount of Excess Proceeds on the date (the “Excess Proceeds Prepayment Trigger Date”) that the amount of Excess Proceeds exceeds the Excess Proceeds Threshold, within one Business Day following the Excess Proceeds Prepayment Trigger Date (such prepayments to be applied as set forth in Section 2.05(b)(iv) below).
(iv)    Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied first to the Loans of each Lender pro rata in accordance with their Applicable Percentages, and second, any excess after the application of such proceeds in accordance with clause first may be retained by the Borrower. Notwithstanding the foregoing, any proceeds from the sale or other placement of Takeout Debt or Takeout Equity funded or purchased by a Lender or one or more of its Affiliates will be applied first to the Loans of such Lender and second, any excess after the application of such proceeds in accordance with clause first of this sentence will be applied in accordance with the immediately preceding sentence. Any prepayment of a Loan pursuant to this Section 2.05(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
(c)    Upon the occurrence of a Change of Control, each Lender will have the right to require Borrower, and Borrower must, in turn, offer to, prepay all or any part of the principal amount of such Lender’s Loans pursuant to the offer described below (the “Change of Control Offer”) at a repayment price in cash equal to 100%, in each case, of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment, together with any additional amounts required pursuant to Section 3.05 (collectively, the “Change of Control Payment”). Promptly, and in any event within 3 Business Days following any Change of Control, Borrower will notify Administrative Agent of the Change of Control, which notice shall describe the transaction or transactions that constituted the Change of Control and Borrower shall offer to repay the Loans on the date specified in such notice, which date shall be no later than 30 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”), pursuant to the procedures set forth in clauses (i) through (v) below:

(i)    Administrative Agent shall promptly notify the Lenders of any notice received by it pursuant to this clause (b)(iv). The Change of Control Offer shall remain open from the time of notification of Administrative Agent pursuant to this clause (b)(iv) until the Change of Control Payment Date. The notice shall contain all instructions and materials necessary to enable such Lenders to elect to be prepaid pursuant to the Change of Control Offer.
(ii)    On the Change of Control Payment Date, Borrower shall (A) repay through Administrative Agent the Loan or portions thereof of each Lender that has properly elected repayment thereof pursuant to the Change of Control Offer; and (B) pay the Change of Control Payment for each such Loan (or portion thereof) elected to be prepaid.
(iii)    In the event that Lenders holding not less than 90% of the aggregate principal amount of the outstanding Loans accept a Change of Control Offer and the Borrower repays all of the Loans held by such Lenders, the Borrower will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the repayment pursuant to the Change of Control Offer described above, to repay all of the Loans that remain outstanding following such repayment at a prepayment price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Loans that remain outstanding, to, but not including, the date of repayment, together with any additional amounts required pursuant to Section 3.05.
(iv)    Notwithstanding anything to the contrary in this Section 2.05(c), the Borrower will not be required to make a Change of Control Offer upon a Change of Control if (A) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.05(c) and repays all Loans under the Change of Control Offer, or (B) notice of repayment has been given with respect to the entire outstanding principal amount of the Loans pursuant to Section 2.05(b) hereof, unless and until there is a default in payment of the applicable prepayment price.
(v)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Change of Control Offer is made.
(vi)    Notwithstanding anything to the contrary contained herein, the consummation of the Transactions shall not constitute a Change of Control or trigger the requirement to make a Change of Control Offer.

Section 2.06    [Reserved]
Section 2.07    [Reserved]
Section 2.08    Interest
(a)    Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof from the date made through, but excluding, the date of repayment thereof (whether by acceleration or otherwise) at a rate per annum equal to (i) with respect to the first Interest Period, the Eurodollar Rate plus 450 basis points (or, for any period during which the Loans are Base Rate Loans in accordance with Section 3.02 and/or Section 3.03, the Base Rate plus 350 basis points), (ii) with respect to the second Interest Period, the Eurodollar Rate plus 500 basis points (or, for any period during which the Loans are Base Rate Loans in accordance with Section 3.02 and/or Section 3.03, the Base Rate plus 400 basis points), and (iii) with respect to each Interest Period thereafter, the Total Cap; provided, however, that on and after the date (if any) that a Demand Failure Event occurs, each Loan shall bear interest at the Total Cap (it being understood that any increase in the interest rate applicable to the Loans as a result of a Demand Failure Event or an increase in the Total Cap will apply from and including (but not prior to) the date of such Demand Failure Event or increase in the Total Cap, such that different interest rates may be in effect during the same Interest Period).
(b)     (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at Stated Maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Upon the occurrence of and while any Event of Default as described in Section 8.01(f) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default (other than the Events of Default described in clauses (b)(i) and (ii) above) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on the date a Demand Failure Event occurs, (iii) in the case of any Loan exchanged for an Exchange Note other than on an Interest Payment Date, on the date of such exchange, (iv) by 8th Avenue on the Debt Assumption Date (without premium or penalty, subject to Section 3.05, if applicable) for interest accrued through and including the Debt Assumption Date, and (v) at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09    Fees
(a)    The Borrower agrees to pay to the Administrative Agent, for its own account, the Agency Fee (as defined in the Fee Letter), to the extent required to be paid in accordance with the Fee Letter, and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(b)    The Borrower agrees to pay on the Closing Date to each Commitment Party (as defined in the Commitment Letter), the Bridge Commitment Fee (as defined in the Fee Letter). Such fee shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter, except as otherwise expressly provided in the Fee Letter.
(c)    The Borrower agrees to pay to the Commitment Parties the Conversion Fee (as defined in the Fee Letter), on the first to occur of (i) the Conversion Date and (ii) the date a Demand Failure Event occurs.
Section 2.10    Computation of Interest
(a)    All computations of interest for Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, notwithstanding Section 2.12(a), bear interest for one day. With respect to each Interest Period, the interest due and payable on the corresponding Interest Payment Date will be the accrued interest from and including the first day of such Interest Period to but excluding the last day of such Interest Period. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to the first Interest Period and the second Interest Period upon determination of each such interest rate. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    [Reserved].
Section 2.11    Evidence of Debt
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal and interest on Loans, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 12:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in Same Day Funds not later than the time specified by the Administrative Agent on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.01 and 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(ii)    A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Sources. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13    Sharing of Payments by Lenders
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Loans due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Loans then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply unless such purchase is made by the Borrower pursuant to Section 11.06(b)(vii)).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14    [Reserved]
Section 2.15    [Reserved]
Section 2.16    Defaulting Lenders
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, modification, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and, in addition, Defaulting Lenders shall not be permitted to vote with respect to any other amendment, modification, waiver or consent pursuant to Section 11.01 or otherwise direct the Administrative Agent pursuant to the terms hereof or of the other Loan Documents; provided that any amendment, modification, waiver or consent requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    [Reserved]
(iv)    [Reserved]
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (and shall pay to such other Lenders any break funding costs that such other Lenders may incur as a result of such purchase), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE 3.
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01    Taxes
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.
(c)    Tax Indemnifications.

(i)    Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by a Withholding Agent or paid by the Recipient, and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error (so long as such certificate is prepared in a commercially reasonable manner in accordance with applicable Laws).
(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify:
(1)    the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by an Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy or similar deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection 3.01(e)(ii); and
(2)    the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) any Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (z) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register.
(iii)    A certificate as to the amount of such payment or liability delivered to any Lender by the Borrower or the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c).

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, as soon as possible after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the delivery, completion and execution of documentation and other requested information described in this subsection(e)(i) (and not, for the avoidance of doubt, otherwise described in subsection(e)(ii)) shall not be required if in the Lender’s reasonable judgment such delivery, completion or execution would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, on or prior to the date on which a Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only to the extent it is legally entitled to do so,

(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)
each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(2)    executed copies of IRS Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner together with the executed copies of the applicable IRS Forms.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction or if any form or certification it previously delivered becomes obsolete or inaccurate or expires and (B) update any such form or certification or notify the Borrower and Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion exercised reasonably, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent or such Lender in a less favorable after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(h)    FATCA Grandfathering Status. From and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans (including any Loans already outstanding) as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 3.02    Illegality
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Loans of such Lender to Base Rate Loans and (y) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.
Section 3.03    Inability to Determine Rates.
If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or continuation thereof that (a) (i) deposits are not being offered to banks in the interbank market for the applicable amount and Interest Period of such Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (b) the Eurodollar Rate for any Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then in each case, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke a Borrowing Notice prior to the funding of the Loans on the Closing Date or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, in the amount specified therein.

In addition, if at any time the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.02 or the first paragraph of this Section 3.03 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.02 or the first paragraph of this Section 3.03 have not arisen but the supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans, which date will be prior to the end of the second Interest Period, then (i) if the Closing Date has not occurred, any Loans funded on the Closing Date shall be Base Rate Loans or (ii) if any Loans have funded, such Loans shall be converted to Base Rate Loans on the earlier of such specific date and the beginning of the next Interest Period, and in either such case, the Base Rate shall be determined without the utilization of the Eurodollar Rate component of the Base Rate.
Upon any conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to this Section 3.03, the Borrower shall also pay accrued interest on the amount so converted.
Section 3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject any Recipient to any Tax (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Tax described in clause (a)(ii) or clause (b) through (d) of the definition of Excluded Tax) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the interbank market or any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or any Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Administrative Agent or any Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(a).

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(b).
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender; provided, further, that the Borrower shall not be obligated to pay any such additional interest unless the Lender requesting such additional interest also is requesting additional interest from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(e). If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05    Compensation for Losses
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any conversion to a Base Rate Loan or a Fixed Rate Loan, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, Demand Failure Event or otherwise);
(b)    any failure by the Borrower to borrow or prepay any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (in the case of a borrowing, for a reason other than the failure of such Lender to make a Loan, and in the case of a prepayment conditioned on the consummation of the Private Brands Transaction in accordance with Section 2.05(a)(i), for a reason other than the failure of the Private Brands Transaction to be consummated); or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
(d)    [Reserved].
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Rate by a matching deposit or other borrowing in the London or other offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in this Section, delivered to the Borrower shall be conclusive absent manifest error.
Section 3.06    Mitigation Obligations; Replacement of Lenders
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02 as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a) which would eliminate such request for compensation or requirement to pay such additional amount, or if any Lender is a Defaulting Lender hereunder, the Borrower may replace such Lender in accordance with Section 11.13.

Section 3.07    Survival
All of the Borrower’s obligations under this Article 3 shall survive the termination of the Commitments, any assignment of rights by, or the replacement of, a Lender, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.
ARTICLE 4.
CONDITIONS PRECEDENT
Section 4.01    Conditions Precedent to the Credit Extension on the Closing Date
The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.01, of the following conditions on or before the Closing Date:
(a)    The Arrangers’ receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Arrangers and their legal counsel:
(i)    a Note executed by the Company in favor of each Lender that has requested a Note at least three Business Days prior to the Closing Date;
(ii)    a secretary’s certificate and incumbency certificate of Responsible Officers of the Company, and authorizing resolutions of each Loan Party;
(iii)    an opinion from (A) Lewis Rice LLC, counsel to the Loan Parties, as to the Company (and not the other Loan Parties) and (B) Epstein Becker & Green, P.C., New York counsel to the Loan Parties, as to the Company (and not the other Loan Parties), in each case as reasonably requested by the Arrangers;
(iv)    a certificate attesting to the Solvency of the Company and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions that are being consummated on the Closing Date, from the Chief Financial Officer of the Company, substantially in the form of Exhibit J;
(v)    a certificate attesting to the compliance with clauses (f) and (h) of this Section 4.01 on the Closing Date from a Responsible Officer of the Company; and
(vi)    a Borrowing Notice pursuant to Section 2.02, substantially in the form of Exhibit A-1.

(b)    All costs, fees, expenses (including, without limitation, reasonable and invoiced legal fees and expenses, excluding the allocated costs of in-house counsel) and other compensation payable to the Commitment Parties, the Arrangers, the Administrative Agent, or the Lenders on the Closing Date and invoiced prior to such date shall, upon the initial borrowings under this Agreement, have been, or will be substantially simultaneously, paid by the Company.
(c)    The Guarantee and Collateral Agreement shall have been executed by the Loan Parties.
(d)    The Arrangers shall have received at least three Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten Business Days prior to the Closing Date required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
(e)    [Reserved].
(f)    The Specified Representations shall be true and correct in all material respects (except that any such representation qualified by materiality or material adverse effect will be true and correct in all respects). The Specified Transaction Agreement Representations shall be true and correct.
(g)    [Reserved].
(h)    Since September 30, 2017, there shall not have been any Private Brands Business Material Adverse Effect.
(i)    All material documents with respect to the Permanent Financing (including all credit agreements, and all annexes, exhibits, schedules and attachments thereto) shall be in form and substance reasonably satisfactory to the Arrangers. The Permanent Financing, in an aggregate amount that will generate sufficient net proceeds to consummate the Private Brands Transaction and repay in full the principal amount of the Loans hereunder and accrued interest through and including the Debt Assumption Date (such aggregate amount, the “Required Financing Amount”), shall have been allocated or committed, as applicable, such that binding commitments to lend the Required Financing Amount from the lenders for the Permanent Financing are in effect on the Closing Date; provided that no more than $50.0 million of commitments under the Permanent Revolving Financing will count towards the Required Financing Amount, and such commitments will only count towards the Required Financing Amount to the extent such commitments are permitted to be funded on the Debt Assumption Date (the amount of any Permanent Revolving Financing that will not count towards the Required Financing Amount pursuant to this proviso, the “Excluded Amount”). For avoidance of doubt, neither the immediately preceding sentence nor any other provision of this Agreement requires 8th Avenue to have a binding commitment to borrow the Permanent Financing.
(j)    The Company shall have provided a certificate to the Arrangers, executed by the chief financial officer on behalf of the Company and not in his individual capacity, that the Company reasonably believes (i) the consummation of the Private Brands Transaction is scheduled to occur on a date specified in such notice no later than seven days after the Closing Date (the “Scheduled Transaction Closing Date”), (ii) all conditions precedent to the consummation of the Private Brands Transaction will be satisfied on or prior to the Scheduled Transaction Closing Date, (iii) the Private Brands Transaction will be consummated no later than the Scheduled Transaction Closing Date, and (iv) that the Permanent Financing, in an aggregate amount (excluding the Excluded Amount) not less than the Required Financing Amount, will be consummated on the Scheduled Transaction Closing Date.

(k)    No conditions precedent to the consummation of the Private Brands Transaction or any other term or provision of the Private Brands Transaction Agreement (including, without limitation, the forms of the documentation for the Class A Common Stock (as defined in the Private Brands Transaction Agreement) and 8th Avenue Preferred Stock (such common and preferred stock collectively, the “Co-Contributor Equity”) included as exhibits to the Private Brands Transaction Agreement) shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Arrangers, not to be unreasonably withheld or delayed. For purposes of the foregoing condition, it is hereby understood and agreed that any waiver, modification, supplement or amendment (or consent granted) with respect to Section 7.1(e) of the disclosure schedules to the Private Brands Transaction Agreement (the “Minimum Financing Terms Schedule”) shall be deemed to be materially adverse to the Arrangers and the Lenders (in their capacities as such), unless such waiver, modification, supplement, amendment or consent has the effect of (i) eliminating one or more terms set forth on the Minimum Financing Terms Schedule and/or (ii) changing one or more terms set forth on the Minimum Financing Terms Schedule to be less favorable to 8th Avenue.
(l)    The Arrangers shall have received (i) (A) audited consolidated balance sheets of the Company as at the end of each of the two fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for each of the three fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date and (B) audited consolidated balance sheets of the Private Brands Business as at the end of the two fiscal years immediately preceding, and ended more than 120 days prior to, the Closing Date, and related statement of income, stockholders’ equity and cash flows of the Private Brands Business for each of the two fiscal years immediately preceding, and ended more than 120 days prior to the Closing Date; and (ii) (A) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Company for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Company’s fiscal year, subsequent to the date of the most recent audited financial statements of the Company and ended more than 40 days prior to the Closing Date and (B) an unaudited consolidated balance sheet of the Private Brands Business as at the end of, and related statements of income and cash flows of the Private Brands Business for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Private Brands Business’ fiscal year, subsequent to the date of the most recent audited financial statements of the Private Brands Business and ended more than 45 days prior to the Closing Date.
(m)    The Arrangers shall have received (i) a certificate, executed by the chief financial officer on behalf of the Company and not in his individual capacity, confirming that the Company has received a final signed opinion from a Tax Advisor, addressed to the Company and dated as of the Closing Date, that the transfer of property from the Company to 8th Avenue with the simultaneous occurrence of the Debt Assumption should be a transaction described in Section 351 of the Internal Revenue Code, and should not be treated as money or other property distribution under Section 357 of the Internal Revenue Code or otherwise, and such conclusion should not be affected by the repayment, if any, of the Loans by 8th Avenue (the “Tax Opinion”), and (ii) an executed copy or copies of any and all representation letter or letters provided by the Company to the Tax Advisor in support of the Tax Opinion (collectively, the “Representation Letter(s)”), which Representation Letter(s) shall be in form and substance reasonably satisfactory to the Arrangers and their counsel.

(n)    The Existing Credit Agreement shall permit the Borrower to designate certain subsidiaries as “unrestricted subsidiaries”, which would release such designated subsidiaries as obligors under, and such designated subsidiaries would no longer be parties to, or have any continuing obligations with respect to, the Existing Credit Agreement and would release the assets of such designated subsidiaries as collateral for the Existing Credit Agreement. It is understood and agreed that the Existing Credit Agreement, as in effect after giving effect to the Third Amendment to the Existing Credit Agreement dated August 17, 2018, satisfies this condition.
Section 4.02    Conditions Precedent to the Debt Assumption
The consummation of the Debt Assumption in accordance with Section 11.06 is subject to the satisfaction, or waiver in accordance with Section 11.01, of the following conditions on or before the Debt Assumption Date:
(a)    The Arrangers’ receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (where applicable) and each in form and substance reasonably satisfactory to the Arrangers and their legal counsel:
(i)    a Note executed by 8th Avenue in favor of each Lender that has (1) requested a Note at least three Business Days prior to the Debt Assumption Date and (2) surrendered any Note executed by the Company in favor of such Lender;
(ii)    each Collateral Document set forth on Schedule 4.02(a)(ii), executed by each Loan Party thereto, together with (A) UCC financing statements, completed in a manner reasonably satisfactory to the Arrangers (it being understood that the filing of such UCC financing statements will not be a condition precedent to the Debt Assumption, but such UCC financing statements will be filed on the Debt Assumption Date to the extent required by the Guarantee and Collateral Agreement) and (B) subject to the Limited Conditionality Provisions, any other documents and instruments as may be necessary or advisable in the reasonable opinion of the Arrangers to vest in the Administrative Agent valid and subsisting first-priority perfected Liens on the properties purported to be subject to the Collateral Documents set forth on Schedule 4.02(a)(ii), enforceable against all third parties in accordance with their terms;

(iii)    a secretary’s certificate and incumbency certificate of Responsible Officers of 8th Avenue, and authorizing resolutions of each Loan Party;
(iv)    an opinion from (A) Lewis Rice LLC, counsel to the Loan Parties, as to 8th Avenue (and not the other Loan Parties) and (B) Epstein Becker & Green, P.C., New York counsel to the Loan Parties, as to 8th Avenue (and not the other Loan Parties), in each case as reasonably requested by the Arrangers;
(v)    a certificate attesting to the Solvency of 8th Avenue and its Subsidiaries (taken as a whole) on the Debt Assumption Date after giving effect to the Transactions that are being consummated on the Debt Assumption Date, from the Chief Executive Officer or Chief Financial Officer of 8th Avenue, substantially in the form of Exhibit J;
(vi)    the Borrower Assignment and Assumption, executed by the Company and 8th Avenue;
(vii)    a certificate attesting to the compliance with clauses (e), (f) and (g) of this Section 4.02 on the Debt Assumption Date from a Responsible Officer of 8th Avenue; and
(viii)     copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Arrangers with respect to the Loan Parties.
(b)    All costs, fees, expenses (including, without limitation, reasonable and invoiced legal fees and expenses, excluding the allocated costs of in-house counsel) and other compensation payable to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders on the Debt Assumption Date and invoiced prior to such date shall, upon the consummation of the Debt Assumption, have been, or will be substantially simultaneously, paid by 8th Avenue.
(c)    The Arrangers shall have received at least three Business Days prior to the Debt Assumption Date all documentation and other information reasonably requested in writing by them at least ten Business Days prior to the Debt Assumption Date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
(d)    The Arrangers shall have received customary evidence of insurance (including customary certificates of insurance).
(e)    The Specified Representations shall be true and correct in all material respects (except that any such representation qualified by materiality or material adverse effect will be true and correct in all respects). The Specified Transaction Agreement Representations shall be true and correct.
(f)    Since September 30, 2017, there shall not have been any Private Brands Business Material Adverse Effect.
(g)    Subject to the Limited Conditionality Provisions, no Default or Event of Default under the Loans shall have occurred or be continuing.

(h)    On or prior to February 2, 2019, the Private Brands Transaction shall have been consummated, or will be consummated substantially concurrently with the Debt Assumption, in each case in accordance with the Private Brands Transaction Agreement.
(i)    No conditions precedent to the consummation of the Private Brands Transaction or any other term or provision of the Private Brands Transaction Agreement shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Arrangers, not to be unreasonably withheld or delayed. For purposes of the foregoing condition, it is hereby understood and agreed that any waiver, modification, supplement or amendment (or consent granted) with respect to the Minimum Financing Terms Schedule shall be deemed to be materially adverse to the Arrangers and the Lenders (in their capacities as such), unless such waiver, modification, supplement, amendment or consent has the effect of (i) eliminating one or more terms set forth on the Minimum Financing Terms Schedule and/or (ii) changing one or more terms set forth on the Minimum Financing Terms Schedule to be less favorable to 8th Avenue.
(j)    All documentation with respect to the Co-Contributor Equity will be in form and substance reasonably satisfactory to the Arrangers (it being agreed that the forms of the documentation with respect to the Co-Contributor Equity included in the Private Brands Transaction Agreement are in form and substance reasonably satisfactory to the Arrangers).
(k)    8th Avenue shall have provided a certificate to the Arrangers, executed by the president, chief executive officer or chief financial officer on behalf of 8th Avenue and not in his individual capacity, that 8th Avenue reasonably believes that the Permanent Financing, in an aggregate amount (excluding the Excluded Amount) not less than the Required Financing Amount, will be consummated on the Debt Assumption Date promptly following the Debt Assumption. No term or provision of the applicable documentation for the Permanent Financing shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Arrangers, not to be unreasonably withheld or delayed.
(l)    The Arrangers shall have received (i) audited consolidated balance sheets of 8th Avenue and its subsidiaries as at the end of each of the two fiscal years immediately preceding, and ended more than 120 days prior to, the Debt Assumption Date, and related statements of income, stockholders’ equity and cash flows of 8th Avenue and its subsidiaries for each of the two fiscal years immediately preceding, and ended more than 120 days prior to, the Debt Assumption Date; and (ii) an unaudited consolidated balance sheet of 8th Avenue and its subsidiaries as at the end of, and related statements of income and cash flows of 8th Avenue and its subsidiaries for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth quarter of 8th Avenue and its subsidiaries’ fiscal year, subsequent to the date of the most recent audited financial statements of 8th Avenue and its subsidiaries and ended more than 45 days prior to the Debt Assumption Date.
(m)    The Arrangers shall have received a certificate, executed by the chief financial officer on behalf of the Company and not in his individual capacity, confirming that the Tax Opinion has not been modified, rescinded or withdrawn by the Tax Advisor.

(n)    The Company shall have designated 8th Avenue and its subsidiaries as “unrestricted subsidiaries” under the Existing Credit Agreement and the Senior Notes.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
The Company and the Pre-Assumption Guarantors represent and warrant to the Administrative Agent and the Lenders on the Closing Date, and 8th Avenue and the Post-Assumption Guarantors represent and warrant to the Administrative Agent and the Lenders on the Debt Assumption Date, as follows in this Article 5. It is understood and agreed that, (a) in the case of the representations and warranties of the Company and the Pre-Assumption Guarantors on the Closing Date, (i) references to Schedules in this Article 5 are references to the Company Schedules attached hereto and (ii) the Company and the Pre-Assumption Guarantors will not make the representations and warranties set forth in Section 5.03(b), Section 5.03(c), Section 5.08(b), Section 5.08(c), Section 5.08(d), Section 5.08(e), the second sentence of Section 5.13, and Section 5.20 on the Closing Date, and (b) in the case of the representations and warranties of 8th Avenue and the Post-Assumption Guarantors on the Debt Assumption Date, (i) references to Schedules in this Article 5 are references to the 8th Avenue Schedules attached (or to be attached) hereto, (ii) representations and warranties that reference any 8th Avenue Schedule will not be deemed to be made until such 8th Avenue Schedules are required to be delivered pursuant to Section 1.06 and (iii) unless the context requires otherwise, references to the “Closing Date” in this Article 5 will be deemed to be references to the “Debt Assumption Date.”
Section 5.01    Existence, Qualification and Power
Each Loan Party and each Restricted Subsidiary (other than any Immaterial Subsidiary) thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02    Authorization; No Contravention
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03    Governmental Authorization; Other Consents
No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions (except as required under Antitrust Laws (as such term is defined in the Private Brands Transaction Agreement), (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), and subject to Section 6.18, (x) filings and actions completed on or prior to the Debt Assumption Date and as contemplated hereby and by the Collateral Documents necessary to perfect or maintain the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages (if any)) and (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.
Section 5.04    Binding Effect
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 5.05    Financial Statements; No Material Adverse Effect
(a)    The Annual Financial Statements of the Borrower and its Subsidiaries: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (C) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness and (D) were accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Borrower and its Subsidiaries, on the one hand, and the information relating to Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.
(b)    The Quarterly Financial Statements of the Borrower and its Subsidiaries: (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and (C) were accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Borrower and its Subsidiaries, on the one hand, and the information relating to Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c)    Since September 30, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.06    Litigation
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the consummation of the Transactions or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.07    No Default
Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.08    Ownership of Property; Liens
(a)    Each of the Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the Debt Assumption Date, showing as of the Debt Assumption Date the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b) or as otherwise permitted by Section 7.12.
(c)    Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Domestic Subsidiaries as of the Debt Assumption Date, showing as of the Debt Assumption Date the street address, state and record owner thereof. As of the Debt Assumption Date, no Loan Party or Subsidiary of a Loan Party has received written notice of any pending or contemplated condemnation proceeding affecting a material portion of such real property or any sale or disposition thereof in lieu of condemnation.

(d)    (i) Schedule 5.08(d)(i) sets forth a complete and accurate list as of the Debt Assumption Date of all leases of real property where inventory, machinery and equipment with a value in excess of $5,000,000 is or is reasonably expected to be maintained under which any Loan Party or any Domestic Subsidiary of a Loan Party is the lessee, showing as of the Debt Assumption Date the street address, county or other relevant jurisdiction, state, and lessee. There are no defaults by a Loan Party under the leases set forth on Schedule 5.08(d)(i), except those which would not reasonably be expected to have a Material Adverse Effect. Borrower shall periodically update Schedule 5.08(d)(i) in accordance with Section 6.11 hereof.
(ii)    Schedule 5.08(d)(ii) sets forth a complete and accurate list as of the Debt Assumption Date of each lease of real property which such lease has a fair market value (as determined by the Borrower in good faith) in excess of $5,000,000 under which any Loan Party or any Domestic Subsidiary of a Loan Party is the lessor, showing the street address, state and lessor. Borrower shall periodically update Schedule 5.08(d)(ii) in accordance with Section 6.11 hereof.
(e)    Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Debt Assumption Date, showing as of the Debt Assumption Date the obligor or issuer and maturity, if any, thereof.
Notwithstanding the foregoing provisions of Section 5.08, any Schedules (other than Schedule 5.08(b)) referred to in such Section shall not be required to be provided to the Arrangers until the date that is ten Business Days following the Debt Assumption Date, provided, however, that if the Loans have been repaid in full prior to such date then no such Schedules shall be required to be delivered.
Section 5.09    Environmental
(a)    Each of the Loan Parties and its Restricted Subsidiaries is and has been in compliance with all Environmental Laws and has received and maintained in full force and effect all Environmental Permits required for its current operations, except where non-compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    To the Loan Parties’ knowledge, no Hazardous Materials are present, or have been released by any Person, whether related or unrelated to any Loan Party in, on, within, above, under, affecting or emanating from any real property currently or previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries (i) in a quantity, location, manner or state requiring any cleanup, investigation or remedial action pursuant to any Environmental Laws; (ii) in violation or alleged violation of any Environmental Laws; or (iii) which has or could give rise to any Environmental Liability, including any claim pursuant to any Environmental Laws against any Loan Party or its Restricted Subsidiaries, except, in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    No Environmental Claim is pending or, to the Loan Parties’ knowledge, proposed, threatened or anticipated, with respect to or in connection with any Loan Party or its Restricted Subsidiaries or any real properties now or previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    No properties now or, to the Loan Parties’ knowledge, previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries nor, to the Loan Parties’ knowledge, any property to which any Loan Party or its Restricted Subsidiaries has transported or arranged for the transportation of any Hazardous Material is listed or, to the Loan Parties’ knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor to the knowledge of the Loan Parties, is any such property anticipated or threatened to be placed on any such list, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    To the Loan Parties’ knowledge, there are no Environmental Liabilities of any Loan Party or its Restricted Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Environmental Liability, except, in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    No Loan Party or its Restricted Subsidiaries has assumed or retained any Environmental Liability of any other Person, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
This Section 5.09 contains the sole and exclusive representations and warranties of the Loan Parties with respect to environmental matters.
Section 5.10    Insurance
The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.
Section 5.11    Taxes
The Borrower and its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income, business, franchise or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no proposed tax assessment made in writing against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. Except as contemplated by the Private Brands Transaction Agreement, neither any Loan Party nor any Restricted Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party.

Section 5.12    ERISA Compliance
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion/advisory letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current fair market value of the assets of such Pension Plan by more than $20,000,000; (v) as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower, its Restricted Subsidiaries and its respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero; (vi) the Borrower, its Restricted Subsidiaries and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (vii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (viii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (ix) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Restricted Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):
(i)    any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
(ii)    except as could not reasonably be expected to have a Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date or the Debt Assumption Date, as applicable, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(iii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
Section 5.13    Subsidiaries; Equity Interests
As of the Closing Date or the Debt Assumption Date, as applicable, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable. All such Equity Interests are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 and, after the Debt Assumption Date, free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date or the Debt Assumption Date, as applicable, the Borrower has no equity investments in any other corporation or entity other than (i) those specifically disclosed in Part (b) of Schedule 5.13 and (ii) investments in Subsidiaries. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.
Section 5.14    Margin Regulations; Investment Company Act
(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Borrower, any Person Controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15    Disclosure
No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date or the Debt Assumption Date, as applicable, the information included in the applicable Beneficial Ownership Certification is true and correct in all material respects.
Section 5.16    Compliance with Laws
Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including the Act), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.17    Taxpayer Identification Number
The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 5.17.
Section 5.18    Intellectual Property; Licenses, Etc.
The Borrower and its Restricted Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, trade dress, logos, domain names and all good will associated therewith, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries hold all right, title and interest in and to such IP Rights free and clear of any Lien (other than Liens permitted by Section 7.12). No slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except where such infringement, misappropriation or other violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.19    Solvency
Each Loan Party is, individually and together with its Restricted Subsidiaries on a consolidated basis, Solvent.
Section 5.20    Collateral Documents
Subject to the Limited Conditionality Provisions, as of the Debt Assumption, the provisions of the applicable Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Prior Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.
Section 5.21    Senior Debt
The Obligations constitute “Senior Indebtedness” (or any comparable term) or, as of the Debt Assumption, “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing, any Indebtedness that is subordinated to the Obligations expressly by its terms.
Section 5.22    Anti-Terrorism; Anti-Money Laundering; Etc.
The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Restricted Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and, to Borrower’s knowledge, its and its Restricted Subsidiaries’ respective officers and directors, are in compliance with Anti-Corruption Laws in all material respects and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. No Loan Party nor any of its Restricted Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (C) the Act or (D) any other laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”) or (iii) is a Sanctioned Person. No part of the proceeds of any Loan hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, Arranger or Administrative Agent) of any Anti-Terrorism Laws or Sanctions.
Section 5.23    Foreign Corrupt Practices Act
No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

Section 5.24    EEA Financial Institution.
No Loan Party is an EEA Financial Institution.
ARTICLE 6.
AFFIRMATIVE COVENANTS
From and after the Closing Date, each of Borrower and each Guarantor covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), each such Person shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, and 6.14) cause each of its Restricted Subsidiaries to:
Section 6.01    Financial Statements.
Deliver to the Administrative Agent:
(a)    within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending September 30, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in Stockholders’ Equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided the foregoing financial statements are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Borrower and its Subsidiaries, on the one hand, and the information relating to Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand;
(b)    in connection with each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the fiscal quarter ending December 31, 2018), within 45 days after the end of each such fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, and the related consolidated statements of changes in Stockholders’ Equity, and cash flows for the portion of the Borrower’s Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided the foregoing financial statements are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Borrower and its Subsidiaries, on the one hand, and the information relating to Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand (the “Quarterly Financial Statements”); and

(c)    not later than 60 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending September 30, 2018), an annual budget of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Restricted Subsidiaries on a quarterly basis for the then-current Fiscal Year (including the Fiscal Year in which the latest Maturity Date occurs, if such Fiscal Year is the then-current Fiscal Year).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be required separately to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clause (a) or (b) above at the times specified therein.
Section 6.02    Certificates; Other Information.
Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial offer, treasurer or controller of the Borrower;
(b)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, whether or not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that to the extent any such documents are filed with the SEC, such documents shall be deemed delivered pursuant to this Section 6.02(c) at the time of and so long as the Borrower notifies the Administrative Agent (by facsimile or electronic mail) of the filing with the SEC of any such documents;
(d)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt or equity securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement for debt or equity security in excess of $35,000,000 and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(e)    promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof;

(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request;
(g)    promptly following the written request of the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Restricted Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify; and
(h)    promptly after the assertion or occurrence thereof, notice of any Environmental Claim against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages (if any) to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) or referred to in Section 6.03(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) with respect to the documents required to be delivered pursuant to Section 6.01(a) or (b) only, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) with respect to any such documents, the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information within the meaning of United States federal securities laws (“MNPI”) with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Borrower or its Subsidiaries, or their respective securities (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (and the Administrative Agent agrees that only Borrower Materials marked “PUBLIC” will be made available on such portion of the Platform); and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
Section 6.03    Notices.
Promptly notify the Administrative Agent when a Responsible Officer of the Borrower has knowledge:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority, including in connection with any tax liabilities, assessments, governmental charges or levies upon it or its properties or assets; and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;
(c)    of the occurrence or reasonably expected occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary (which requirement shall be deemed satisfied by the description thereof in a Form 10-K, Form 10-Q or Form 8-K filed with the SEC);
(e)    of the incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05; or
(f)    any change in the information provided in the applicable Beneficial Ownership Certification that would result in (i) a change to the list of beneficial owners identified as owning more than 25% of the equity interests of the applicable legal entity or (ii) the person identified as having significant responsibility for managing the applicable legal entity no longer having such responsibility.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document, if any, that have been breached.
Section 6.04    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04; (b) maintain all rights, privileges, permits, and licenses reasonably necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve, maintain, renew and keep in full force and effect all of its registered patents, trademarks, trade names, trade dress and service marks, the failure of which to so preserve, maintain, renew or keep in full force and effect could reasonably be expected to have a Material Adverse Effect; and (d) pay and discharge as the same shall become due and payable all Federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.
Section 6.05    Maintenance of Properties.
Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case with respect to clauses (a) and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies (that are not Affiliates of the Borrower) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, which insurance (except as to Excluded Subsidiaries) shall name the Administrative Agent, from and after the Debt Assumption as loss payee (in the case of casualty insurance), or at all times as additional insured (in the case of liability insurance); provided, however, if any insurance proceeds are paid on the account of a casualty to assets or properties of any Loan Party that do not constitute Collateral and at such time no Event of Default shall have occurred and is continuing, then the Administrative Agent shall take such actions, including endorsement, to cause any such insurance proceeds to be promptly remitted to the Borrower to be used by the Borrower or such Loan Party in any manner not prohibited by this Agreement.

(b)    Notwithstanding anything herein to the contrary, from and after the Debt Assumption (if any), with respect to each Mortgaged Property (if any), if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) (i) are located in an area with a high degree of seismic activity, obtain earthquake insurance in such total amount as the Administrative Agent may from time to time reasonably require or (ii) is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Debt Assumption Date, the Borrower shall deliver to the Administrative Agent annual renewals of each earthquake insurance policy, each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. Following the Debt Assumption Date (if any), in connection with any MIRE Event, the Borrower shall provide prior to such MIRE Event the Administrative Agent (and authorize the Administrative Agent to provide to the Lenders) for each Mortgaged Property (if any) a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.
Section 6.07    Compliance with Laws.
Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower and its Restricted Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions.
Section 6.08    Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions, and if and to the extent required by GAAP, matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
Section 6.09    Inspection Rights.
Beginning on the one-month anniversary of the Closing Date, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired (but in no event more than one time per Fiscal Year of the Borrower and with the Borrower being required to pay all reasonable out-of-pocket expenses for one visit each Fiscal Year) by the Administrative Agent, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and without limitation as to frequency.

Section 6.10    Use of Proceeds.
Use the proceeds of the Credit Extension for the repayment of Indebtedness (which may include the Loans) of the Company and payment of fees, costs, and expenses relating thereto. Pending the application of such proceeds in accordance with the foregoing, such proceeds may be temporarily invested in any manner not prohibited by this Agreement.
Section 6.11    Covenant to Guarantee Obligations and Give Security.
(a)    Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary or any Immaterial Subsidiary), or upon a Subsidiary of any Loan Party ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, the Borrower shall, at the Borrower’s expense:
(i)    Within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, cause such Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent;
(ii)    within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, if requested in writing by the Administrative Agent or if the Administrative Agent is directed in writing by the Required Lenders to request, furnish to the Administrative Agent a description of the owned real property of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;
(iii)    within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, cause such Subsidiary and each direct and indirect parent (to the extent such parent is the Borrower or a Subsidiary) of such Subsidiary (if it has not already done so):
(A)    to duly execute and deliver to the Administrative Agent collateral and security agreements or supplements thereto, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments reasonably requested by the Administrative Agent), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, and constituting Liens on all such personal properties; and

(B)    to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority perfected Liens on properties purported to be subject to the Collateral Agreement and equity pledge agreements delivered pursuant to this Section 6.11, subject to Permitted Prior Liens; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof; and
(iv)    within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, deliver to the Administrative Agent, upon the request of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.
Notwithstanding any of the foregoing to the contrary, (i) none of the foregoing requirements relating to the creation or perfection of security interests in the Collateral will apply until the occurrence of the Debt Assumption (it being understood that the Loans are senior unsecured Indebtedness of the Borrower at all time prior to the Debt Assumption), (ii) at all times following the Debt Assumption, the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents and (iii) if Section 6.18 is applicable to a category or type of Collateral, the deadlines set forth in Section 6.18 will apply if later notwithstanding anything to the contrary in this Section 6.11(a).
(b)    With respect to any Material Real Estate Assets not owned or leased by a Loan Party on the Debt Assumption Date but owned or leased by a Loan Party thereafter, and all Material Real Estate Assets owned or leased by any Subsidiary that becomes a Loan Party pursuant to Section 6.11(a) above after the Debt Assumption Date (excluding, for the avoidance of doubt, any Immaterial Subsidiary and any Excluded Subsidiary), within 120 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after the date such Material Real Estate Assets is acquired or leased (or such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as the case may be), the Borrower shall, or shall cause the applicable Loan Party to, at its expense, provide, or, with respect to clause (vii), as applicable, acknowledge receipt of, as applicable:

(i)    (x) in the case of owned Material Real Estate Assets, deeds of trust, trust deeds, deeds to secure debt or mortgages (collectively, with each other mortgage or similar document delivered pursuant to this Section 6.11 or Section 6.18, the “Mortgages”), and (y) in the case of leased Material Real Estate Assets, landlord access waivers or bailee agreements (unless the Borrower shall have used its commercially reasonable efforts to obtain, but failed to obtain, such access waivers), each in form and substance reasonably satisfactory to the Administrative Agent and covering the Material Real Estate Assets then owned or leased by the applicable Loan Party, together with any other Material Real Estate Asset acquired by, or leased by, any Loan Party, in each case duly executed by the appropriate Loan Party;
(ii)    a description of the owned property so acquired in detail reasonably satisfactory to the Administrative Agent;
(iii)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein subject to Permitted Prior Liens in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;
(iv)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, subject only to Permitted Prior Liens;
(v)    American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no less than 120 days (or such other date as may be reasonably acceptable to the Administrative Agent (and it shall be deemed reasonably acceptable if sufficient to delete the survey exception from any such Mortgage Policy)) prior to the date of acquisition of such real property and improvements thereon or recordation of the Mortgage, as applicable, in each case certified to the Administrative Agent, the applicable Loan Party, and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and encroachments, either by such improvements or on to such property, and other defects;
(vi)    without limiting clause (vii) below, evidence of the insurance to the extent required by the terms of the Mortgages;

(vii)    at least forty days (as such time period may be reduced by the Administrative Agent in its reasonable discretion) prior to the end of the 120 day period referred to in the lead in to this clause (b), the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”); and
(viii)    such legal opinions and other customary documents (including a certificate from the Borrower certifying that all conditions and requirements in clause (vii) above have been satisfied) as the Administrative Agent may reasonably request with respect to such Mortgage or Mortgaged Property.
Notwithstanding any of the foregoing to the contrary, but without derogation of the Borrower’s obligation to deliver information as set forth in clause (vii) above or acknowledge receipt of any such information, as applicable, (i) at all times after the Debt Assumption the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents, (ii) the Administrative Agent shall not enter into a Mortgage in respect of any owned Material Real Estate Asset acquired by a Loan Party after the Debt Assumption Date until (a) if such Mortgage relates to a property not located in a flood zone, five Business Days after the Administrative Agent has received and has delivered to the Lenders a completed Flood Determination Form or (b) if such Mortgage relates to property located in a flood zone, 30 calendar days after the Administrative Agent has received the following documents and has delivered such documents to the Lenders: (x) a completed Flood Determination Form, (y) if such real property is located in a “special flood hazard area”, (1) Borrower Notice and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP and (2) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery) and (z) if flood insurance is required by Flood Laws, Evidence of Flood Insurance, (iii) the Administrative Agent shall not include in any Mortgage any improvements to real property that (x) are located in a special flood hazard area, (y) have an aggregate value of no more than $2,500,000 and (z) are not material to the overall value of such real property and (iv) the deadlines set forth in Section 6.18 will apply if later notwithstanding anything to the contrary in this Section 6.11(b).

(c)    At any time after the Debt Assumption Date upon request of the Administrative Agent, the Borrower shall, and shall cause each of its Restricted Subsidiaries that is or becomes a Guarantor to, at the Borrower’s expense, (i) promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, landlord access waivers, security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements consistent with the terms and provisions of this Agreement; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof; provided, further that, if Section 6.18 is applicable to a category or type of Collateral, the deadlines set forth in Section 6.18 will apply if later notwithstanding anything to the contrary in this Section 6.11(c).
Section 6.12    Compliance with Environmental Laws.
Comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, except where the failure to so comply would not reasonably be likely to have a Material Adverse Effect; and, if ordered to do so by a Governmental Authority or otherwise required pursuant to any Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such ordered or required cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 6.13    Preparation of Environmental Reports.
At any time after the Debt Assumption Date, at the written request of the Required Lenders from time to time, but no more than one time for any owned Material Real Estate Asset or other owned real property subject to a Mortgage (any such real property, an “Assessment Property”) (unless a Default shall have occurred and be continuing, during which time no such limitation shall apply) provide to the Lenders within 90 days after such request, at the expense of the Borrower, a written environmental site assessment report for any of such real properties described in such request, prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld or delayed), reasonably investigating the presence or absence of Hazardous Materials and the estimated reasonable cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such real properties to the extent required by Environmental Law (the “Cost Estimate”); without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided to the Lenders within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Restricted Subsidiary that owns any real property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective real properties to undertake such an assessment at reasonable times and with reasonable advance notice; provided that the Administrative Agent shall request the environmental consulting firm to carry levels of insurance, if any, as may be customary for the performance of such assessment. In determining the Cost Estimate, the Borrower’s or the Administrative Agent’s environmental consulting firm shall reasonably take into account the existing use of the Assessment Property and the potential use of institutional controls to address the Hazardous Materials on the Assessment Property and the availability of risk-based approaches to address any Hazardous Materials on the Assessment Property. No Phase II or other invasive environmental report shall be required by this Section or undertaken pursuant to this Section unless an Event of Default shall have occurred and be continuing at the time that the Required Lenders have made a written request thereof.

Section 6.14    Lender Calls.
(a) Participate in an annual meeting of the Administrative Agent and the Lenders to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent, including by telephonic conference calls) at such time as may be agreed to by the Borrower and the Administrative Agent (but in any event no earlier than the one-month anniversary of the Closing Date) and (b) prior to the Debt Assumption, invite the Lenders to participate in any quarterly conference calls made available to the bondholders of any of the Senior Notes (although Borrower shall have no obligation to hold any such quarterly conference calls).
Section 6.15    Further Assurances.
Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 6.11, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to create or perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof, (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof, or (z) prior to the Debt Assumption; provided further that, if Section 6.18 is applicable to a category or type of Collateral, the deadlines set forth in Section 6.18 will apply if later notwithstanding anything to the contrary in this Section 6.15.

Section 6.16    [Reserved].
Section 6.17    Designation of Restricted and Unrestricted Subsidiaries.
The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”; provided that (i) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” as defined in any capital markets Indebtedness of the Borrower. All outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment by the Borrower or such Restricted Subsidiary, as applicable, made at the time of the designation. The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation. The designation will not be permitted if such Investment would not be permitted under Section 7.02 at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the board resolution of the Borrower giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by Section 6.17.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and (1) any Indebtedness of such Subsidiary, (2) any Liens of such Subsidiary or (3) any Investments of such Subsidiary, in each case shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date under Article 7, as applicable, the Borrower shall be in default of such Article 7, as applicable.
The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence, on the date of designation, of Indebtedness, Liens and Investments by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness, Liens and Investments of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 7.03, such Liens are permitted under Section 7.01 and such Investments are permitted under Section 7.02; and (2) no Default or Event of Default shall have occurred and be continuing.

Section 6.18    Post-Closing Covenants.
(a)    To the extent not already delivered on the Closing Date or on the Debt Assumption Date, as applicable, the Borrower shall deliver (x) legal opinions of Lewis Rice LLC, counsel to the Loan Parties, Epstein Becker & Green, P.C., New York counsel to the Loan Parties, and the local counsel set forth on Schedule 7.14(a) of the 8th Avenue Schedules and (y) secretary’s certificates, in each case with respect to the Guarantors and in form and substance reasonably satisfactory to the Arrangers:
(i)    with respect to the Pre-Assumption Guarantors, within fifteen Business Days following the Closing Date; provided, however, that no such opinions and secretary’s certificates shall be required to be delivered if (a) the Debt Assumption has occurred prior to such 15th Business Day following the Closing Date or (b) the Bridge Loans have been repaid in full prior to such date; and
(ii)    with respect to the Post-Assumption Guarantors, within ten Business Days following the Debt Assumption Date; provided, however, that no such opinions and secretary’s certificates shall be required to be delivered if the Loans have been repaid in full prior to such date.
(b)    Following the Debt Assumption Date, the Loan Parties shall, to the extent such actions are not already completed on the Debt Assumption Date (it being understood that all Collateral which may be perfected by the filing of a UCC financing statement is required to be perfected on the Debt Assumption Date pursuant to the Guarantee and Collateral Agreement):
(i)    with respect to Material Real Estate Assets owned as of the Debt Assumption Date, provide the Mortgages and the other documents, and take such other actions, as are specified in Section 6.11(b)(i)-(viii), in each case within 90 days following the Debt Assumption Date; and
(ii)    perfect a security interest in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties by the following deadlines: (i) with respect to certificated equity interests, within five Business Days after the Debt Assumption Date; (ii) with respect to intellectual property (other than any intellectual property with respect to which security interests may be perfected by the filing of a UCC financing statement), within five Business Days after the Debt Assumption Date; and (iii) with respect to all other Collateral, within 90 days following the Debt Assumption Date, in the case of each of the foregoing clauses (i), (ii) and (iii), subject to such arrangements to be mutually agreed between the Arrangers and the Borrower and subject to such extensions as deemed appropriate by the Arrangers in their sole discretion).
ARTICLE 7.
NEGATIVE COVENANTS
From and after the Closing Date until the Loans and all other Obligations under the Loan Documents are repaid in full, the covenants set forth in this Article 7 shall be applicable to the Borrower and its Restricted Subsidiaries.

Section 7.01    [Reserved]
Section 7.02    [Reserved]
Section 7.03    [Reserved]
Section 7.04    [Reserved]
Section 7.05    [Reserved]
Section 7.06    [Reserved]
Section 7.07    Restricted Payments
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,
(1)    Declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower;
(2)    purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case held by Persons other than the Borrower or a Restricted Subsidiary of the Borrower;
(3)    make any principal payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than the payment, purchase, repurchase, redemption, defeasance, acquisition or retirement of (i) intercompany Indebtedness between or among the Borrower and its Restricted Subsidiaries, and (ii) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity thereof, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance, acquisition or retirement); or
(4)    make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;
(2)    the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.09(a); and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after February 3, 2012 (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) or (17) of Section 7.07(b)), is less than the sum, without duplication, of (such sum, the “Cumulative Credit”):
(A)    50% of the cumulative Consolidated Net Income (excluding any dividends or distributions to the extent the Borrower elects to include such dividends or distributions in clause (n)(ii) or (t)(ii) of the definition of “Permitted Investments” in accordance with such clause) of the Borrower for the period (taken as one accounting period) commencing on January 1, 2012, and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Payment; or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus
(B)    100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Borrower (other than any net proceeds or assets received in connection with the contribution of assets pursuant to the Separation Agreement) after February 3, 2012, as a contribution to its common equity capital or from the issue or sale (other than to a Subsidiary of the Borrower) of:
(i)    Equity Interests (other than Disqualified Equity Interests or Designated Preferred Stock) of the Borrower, including, prior to the Debt Assumption, the Existing Convertible Preferred Stock; or
(ii)    Disqualified Equity Interests, Designated Preferred Stock or debt securities of the Borrower that in each case have been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests or Designated Preferred Stock) of the Borrower, plus
(C)    100% of the fair market value as of the date of issuance of any Equity Interests (other than Disqualified Equity Interests) issued since February 3, 2012, by the Borrower as consideration for the purchase by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, a Related Business (including by means of a merger, consolidation or other business combination permitted under this Agreement); plus

(D)    to the extent that any Restricted Investment that was made after February 3, 2012, is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment or the fair market value of such other property (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus
(E)    50% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Borrower or any Restricted Subsidiary from any distribution or dividend (other than a return of capital) from an Unrestricted Subsidiary (whether or not such dividend or distribution is included in the calculation of Consolidated Net Income); plus
(F)    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or upon the merger or consolidation of an Unrestricted Subsidiary with or into the Borrower or any of its Restricted Subsidiaries, the lesser of (x) the fair market value of the Borrower’s Investment in such Subsidiary as of the date of redesignation and (y) such fair market value as of the date such Subsidiary was originally designated as an Unrestricted Subsidiary; plus
(G)    after the consummation of the Debt Assumption, $25.0 million.
As of and after the Debt Assumption Date, each instance of the phrase “January 1, 2012” included in this Section 7.07(a) will be deemed to be replaced with the phrase “the first day of the fiscal quarter of the Borrower in which the Debt Assumption occurs”, such that the Cumulative Credit will build (or decrease, as the case may be) from the first day of the fiscal quarter in which the Debt Assumption occurs, and each instance of the phrases “since February 3, 2012” or “after February 3, 2012” included in this Section 7.07(a) will be deemed to be replaced with the phrase “on or after the first day after the Debt Assumption Date”.
(b)    The provisions of Section 7.07(a) will not prohibit:
(1)    the payment of any dividend or distribution or consummation of any irrevocable redemption within 90 days after the date of declaration thereof or the giving of any redemption notice related thereto, if at said date of declaration or notice such payment would have complied with the provisions of this Agreement;
(2)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Equity Interests) or from the contribution of common equity capital to the Borrower within ten Business Days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(B) of Section 7.07(a);
(3)    the redemption, repurchase, retirement, defeasance or other acquisition or retirement for value of Subordinated Indebtedness or Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries with the net cash proceeds from a substantially concurrent (i) incurrence of Permitted Refinancing Indebtedness or (ii) issuance of Disqualified Equity Interests permitted to be issued under this Agreement;

(4)    the payment of any dividend (or, in the case of any partnership, limited liability company or other business entity, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;
(5)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director, or employee of the Borrower (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or other executive compensation arrangement or any other management or employee benefit plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $25.0 million ($5.0 million) in any calendar year (with unused amounts in any calendar year being carried over to subsequent calendar years; provided that the aggregate purchase price for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $40.0 million ($10.0 million) in any calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by the Borrower from sales of Equity Interests (other than Disqualified Equity Interests) of the Borrower to officers, directors or employees of the Borrower or any of its Restricted Subsidiaries that occur after the Closing Date (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (3)(B) of Section 7.07(a); and provided, further, that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower or any Restricted Subsidiary of the Borrower in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment;
(6)    the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;
(7)    payments to holders of the Borrower’s capital stock in lieu of the issuance of fractional shares of its Equity Interests;
(8)    the redemption, repurchase, retirement, defeasance or other acquisition of Disqualified Equity Interests of the Borrower in exchange for Disqualified Equity Interests of the Borrower or with the net cash proceeds from a substantially concurrent issuance of Disqualified Equity Interests by the Borrower, in each case that is permitted to be issued as described under Section 7.09;

(9)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Sections 7.10 and 7.14;
(10)    the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with Section 7.09 to the extent such dividends are included in the definition of “Fixed Charges”;
(11)    the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock of the Borrower;
(12)    prior to the Debt Assumption, the declaration and payment of dividends on the Existing Convertible Preferred Stock in accordance with the terms thereof as in effect on the Closing Date;
(13)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Borrower;
(14)    the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this Section 7.07 (all as determined in good faith by a senior financial officer of the Borrower);
(15)    Restricted Payments in an aggregate amount under this clause (15) at any time outstanding not to exceed the greater of $300.0 million ($60.0 million) and 4.0% of Consolidated Total Assets (determined as of the date of any Restricted Payment pursuant to this clause (15));
(16)    Restricted Payments in an aggregate amount in any fiscal year not to exceed an amount equal to 4.0% of the Market Capitalization; provided, that at least one class of the Borrower’s Common Stock has been listed on The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of such Restricted Payment (for avoidance of doubt, Restricted Payments pursuant to this clause (16) will only be permitted after the Debt Assumption if 8th Avenue’s Common Stock is so listed); and
(17)    other Restricted Payments so long as the Consolidated Leverage Ratio, calculated as of the date of such Restricted Payment and after giving pro forma effect thereto (including, without limitation, to the incurrence of any Indebtedness to finance such Restricted Payment), does not exceed 3.5 to 1.0;

provided that in the case of clauses (5), (13), (16) and (17) no Default shall have occurred and be continuing.
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 7.07, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (17) above or is entitled to be made pursuant to this Section 7.07(a), the Borrower will be permitted, in its sole discretion, to classify the Restricted Payment, or later reclassify the Restricted Payment in whole or in part, in any manner that complies with this Section 7.07. For avoidance of doubt, prior to the Debt Assumption, nothing in this Agreement will restrict the repurchase, redemption, defeasance or other acquisition or retirement for value of the Senior Notes.
Section 7.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions on its Equity Interests to the Borrower or any of the Borrower’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of the Borrower’s Restricted Subsidiaries;
(2)    make loans or advances to the Borrower or any of the Borrower’s Restricted Subsidiaries; or
(3)    transfer any of its properties or assets to the Borrower or any of the Borrower’s Restricted Subsidiaries.
(b)    The restrictions in Section 7.08(a) will not apply to encumbrances or restrictions existing under or by reason of:
(1)    agreements governing Existing Indebtedness and any other agreement as in effect on the Closing Date or the Debt Assumption Date, as applicable, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the Closing Date or the Debt Assumption Date, as applicable;
(2)    this Agreement, the Loans and the related Guarantees;
(3)    applicable law, rule, regulation or administrative or court order;

(4)    any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Equity Interests were issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)    customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business;
(6)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in Section 7.08(a)(3);
(7)    any agreement for the sale or other disposition of all or substantially all the Equity Interests or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending the closing of such sale or other disposition;
(8)    agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or the Board of Directors of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)    any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 7.12, to the extent limiting the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;
(10)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Borrower’s Board of Directors;
(11)    customary restrictions on a Receivables Subsidiary and Receivables Program Assets effected in connection with a Qualified Receivables Transaction;
(12)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(13)    in the case of the provision described in Section 7.08(a)(3): (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (b) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;

(14)    existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;
(15)    existing under, by reason of or with respect to Indebtedness of the Borrower or a Restricted Subsidiary not prohibited to be incurred under this Agreement; provided that (a) such encumbrances or restrictions are customary for the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Borrower’s or any Guarantor’s ability to make principal and interest payments on the Loans, as determined in good faith by the Borrower;
(16)    agreements governing Indebtedness incurred in compliance with Section 7.09(b)(4), provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness;
(17)    any other agreement governing Indebtedness incurred after the Closing Date that contains encumbrances or other restrictions that are, in the good faith judgment of the senior management or the Board of Directors of the Borrower, no more restrictive in any material respect taken as a whole than those encumbrances and other restrictions that are customary in comparable financings; and
(18)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 7.09    Indebtedness
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt), and the Borrower and the Guarantors will not issue any Disqualified Equity Interests and the Borrower will not permit any of its Restricted Subsidiaries (other than the Guarantors) to issue any shares of preferred stock; provided, however, that the Borrower and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Equity Interests, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity Interests is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Equity Interests had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    The provisions of Section 7.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)    the incurrence by the Borrower and its Restricted Subsidiaries of (a) Indebtedness, letters of credit and bankers’ acceptances under Credit Facilities in an aggregate amount at any time outstanding as of any date of incurrence of any such Indebtedness (together with the aggregate amount of any Permitted Refinancing Indebtedness outstanding as of such date that was incurred pursuant to clause (1)(b) and that is not deemed to be incurred pursuant to another clause of the definition of Permitted Debt or clause (a) above as a result of reclassification) not to exceed the greater of (x) $1,500.0 million ($225.0 million) and (y) such amount as would not cause the Consolidated Senior Secured Leverage Ratio, calculated as of the date of incurrence, to exceed 3.5 to 1.0 and (b) any Permitted Refinancing Indebtedness incurred to extend, refinance, refund, renew, replace, defease or discharge any Indebtedness that was incurred pursuant to this clause (1) and was not, as of the date of incurrence of such Permitted Refinancing Indebtedness, deemed to be incurred pursuant to another clause of the definition of Permitted Debt or clause (a) above as a result of reclassification;
(2)    the incurrence by the Borrower and its Restricted Subsidiaries of Existing Indebtedness;
(3)    the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Loans and Guarantees of the Loans;
(4)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Restricted Subsidiary (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $300.0 million ($185.0 million) and (b) 4.0% of Consolidated Total Assets (determined as of the date of incurrence);
(5)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clauses (2), (3) or (4) above, this clause (5), clauses (17), (18), (20), (26) or (27) below or pursuant to Section 7.09(a);
(6)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness owed to the Borrower or any of its Restricted Subsidiaries; provided, however, that:
(A)    if the Borrower or any Guarantor is the obligor on such Indebtedness, and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loans, in the case of the Borrower, or the Guarantee of the Loans by such Guarantor, in the case of a Guarantor; and

(B)    (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness under Hedging Obligations that are not entered into for the purpose of speculation;
(8)    the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower; and
(b)    any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower,
will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)    the Guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 7.09 and could have been incurred (in compliance with this Section 7.09) by the Person so Guaranteeing such Indebtedness;
(10)    the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(11)    the incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self- insurance, health, disability or other employee benefits or property, casualty or liability insurance provided to the Borrower or any of its Restricted Subsidiaries, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Borrower and its Restricted Subsidiaries and not that of the Borrower’s Unrestricted Subsidiaries; and provided further that such underlying obligation is not in respect of borrowed money;

(12)    the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary; provided that (a) any amount of such obligations included on the face of the balance sheet of the Borrower or any Restricted Subsidiary shall not be permitted under this clause (12) and (b) the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
(13)    Indebtedness incurred under commercial letters of credit issued for the account of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness); or Indebtedness of the Borrower or any of its Restricted Subsidiaries under letters of credit and bank guarantees backstopped by letters of credit under the Credit Facilities;
(14)    pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;
(15)    the incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries issued to directors, officers or employees of the Borrower or any of its Restricted Subsidiaries in connection with the redemption or purchase of Equity Interests that, by its terms, is subordinated to the notes, is not secured by any assets of the Borrower or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the Loans, in an aggregate principal amount at any time outstanding not to exceed $25.0 million ($5.0 million);
(16)    the Ralcorp Obligations;
(17)    the incurrence by any Foreign Subsidiary of Indebtedness and/or the guarantee by the Borrower and/or any of its Restricted Subsidiaries of such Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (17), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (a) $300.0 million ($60.0 million) and (b) 4.0% of Consolidated Total Assets (determined as of the date of incurrence);

(18)    the incurrence by the Borrower or any of its Restricted Subsidiaries of any Capitalized Lease Obligation resulting from a Sale and Leaseback Transaction in an aggregate principal amount at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (18), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed the greater of $100.0 million ($20.0 million) and 1.50% of Consolidated Total Assets (determined as of the date of incurrence);
(19)    Indebtedness in respect of Receivables Program Obligations;
(20)    the incurrence of Acquired Debt or other Indebtedness incurred in connection with, or in contemplation of, an acquisition (including by way of merger or consolidation) by the Borrower or any of its Restricted Subsidiaries; provided that after giving pro forma effect to such acquisition, either (a) the Borrower’s Fixed Charge Coverage Ratio immediately following such acquisition and incurrence (including a pro forma application of the net proceeds therefrom) would be at least 2.0 to 1.0 or (b) the Borrower’s pro forma Fixed Charge Coverage Ratio would be greater than the actual Fixed Charge Coverage Ratio of the Borrower immediately prior to such acquisition and incurrence;
(21)    Indebtedness incurred by the Borrower or any Restricted Subsidiary of the Borrower to the extent that the net proceeds thereof are promptly deposited with the Administrative Agent to repay the Loans;
(22)    Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
(23)    Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;
(24)    Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;
(25)    cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(26)    the incurrence of Indebtedness by any Restricted Subsidiary of the Borrower that is not a Guarantor, and/or the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of any joint venture of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (26), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (26), not to exceed the greater of $275.0 million ($55.0 million) and 3.0% of Consolidated Total Assets (determined as of the date of incurrence);

(27)    the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (27), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (27), not to exceed the greater of $400.0 million ($80.0 million) and 4.5% of Consolidated Total Assets (determined as of the date of incurrence); and
(28)    the incurrence by the Loan Parties as of or after the Debt Assumption of the Permanent Term Financing, in an aggregate principal amount not to exceed, at any time outstanding, (a) $645.0 million less (b) the aggregate amount of any repayment or prepayment of the Permanent Term Financing.
(c)    The Borrower will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or of such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in the right of payment to the Loans and the applicable Guarantee on substantially the same terms. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority Liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority Liens.
(d)    For purposes of determining compliance with this Section 7.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (28) above, or is entitled to be incurred pursuant to Section 7.09(a), the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this Section 7.09; provided that (i) any Permanent Term Financing funded on the Debt Assumption Date will be deemed to be incurred on the Debt Assumption Date pursuant to Section 7.09(b)(28) and may not be reclassified and (ii) any Permanent Revolving Financing funded on the Debt Assumption Date will be deemed to be incurred on the Debt Assumption Date pursuant to Section 7.09(b)(1) and may not be reclassified. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be treated as an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of this Section 7.09.

(e)    The maximum amount of Indebtedness that may be incurred pursuant to this Section 7.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred, or any Indebtedness outstanding pursuant to the clause or clauses of the definition of Permitted Debt under which such Indebtedness is being incurred, is denominated in a different currency, the amount of any such Indebtedness being incurred and such outstanding Indebtedness, if any, will in each case be the U.S. Dollar Equivalent determined on the date any such Indebtedness was incurred, in the case of term Indebtedness, or first committed or first incurred (whichever yields the lower U.S. Dollar Equivalent), in the case of revolving credit Indebtedness, which U.S. Dollar Equivalent will be reduced by any repayment on such Indebtedness in proportion to the reduction in principal amount; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency Swap Contract with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency Swap Contract. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency Swap Contract, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) if the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Indebtedness is incurred.
Section 7.10    Asset Sales
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
(1)    the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of, as approved in good faith by the Borrower’s Board of Directors; and
(2)    at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:
(a)    any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;
(b)    any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

(c)    any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) since the Closing Date or the Debt Assumption Date, as applicable, that is at the time outstanding, not to exceed the greater of (a) $300.0 million ($60.0 million) and (b) 3.5% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and
(d)    the fair market value (measured as of the date such Equity Interests or assets are received) of any Equity Interests or assets of the kind referred to in clauses (2) or (4) of Section 7.10(b).
(b)    After the Debt Assumption, within 365 days after the receipt of any Net Proceeds of any Asset Sale or Casualty Event, the Borrower or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale or such Casualty Event:
(1)    to repay, prepay, redeem or repurchase Indebtedness (other than Subordinated Indebtedness); provided, that after the Debt Assumption, to the extent such Asset Sale or such Casualty Event is with respect to property (including Equity Interests) that constitutes Collateral, such Indebtedness being repaid, prepaid, redeemed or repurchased is secured pari passu with, or senior to, the Loans or Guarantees thereof, as applicable;
(2)    to acquire all or substantially all of the assets of another Related Business, or to acquire any Equity Interests of another Related Business, if, after giving effect to any such acquisition of Equity Interests, the Related Business is or becomes a Restricted Subsidiary of the Borrower; provided, that after the Debt Assumption, to the extent such Asset Sale or such Casualty Event is with respect to property (including Equity Interests) that constitutes Collateral, the assets of such Related Business (other than Excluded Assets) and/or such Equity Interests, constitute Collateral and are pledged in favor of the Administrative Agent for the benefit of the Secured Parties;
(3)    to make a capital expenditure; provided, that after the Debt Assumption, to the extent such Asset Sale or such Casualty Event is with respect to property (including Equity Interests) that constitutes Collateral, such capital expenditure is made with respect to, or will result in property constituting, Collateral that is or will be pledged in favor of the Administrative Agent for the benefit of the Secured Parties;
(4)    to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business; provided, that after the Debt Assumption, to the extent such Asset Sale is with respect to property (including Equity Interests) that constitutes Collateral, such other assets that will be used or useful in a Related Business constitute Collateral and are pledged in favor of the Administrative Agent for the benefit of the Secured Parties; or

(5)    a combination of prepayments and investments permitted by the foregoing clauses (1), (2), (3), and (4);
provided that the Borrower and its Restricted Subsidiaries will be deemed to have applied such Net Proceeds pursuant to clause (2), (3) or (4) of this Section 7.10(b), as applicable, if and to the extent that, within 365 days after the Asset Sale or such Casualty Event that generated the Net Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to consummate any reinvestment described in clause (2), (3) or (4) of this paragraph, and such reinvestment is thereafter completed within 180 days after the end of such 365-day period.
(c)    Pending the final application of such Net Proceeds, the Borrower or any Restricted Subsidiary may temporarily reduce borrowings under any credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.
(d)    After the Debt Assumption, on the 366th day (as extended pursuant to the provisions in Section 7.10(b)) after an Asset Sale or Casualty Event, or such earlier date, if any, as the Board of Directors of the Borrower or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale or such Casualty Event as set forth in clause (1), (2), (3), or (4) of Section 7.10(b), the aggregate amount of Net Proceeds which have not been applied on or before such date shall constitute “Excess Proceeds”; provided, that the amount of Excess Proceeds as of the Debt Assumption shall be deemed to be $0. In addition, when the Borrower has applied all Excess Proceeds to prepay the Loans in accordance with Section 2.05(b)(iii), the amount of Excess Proceeds will be reset to $0.
Section 7.11    Transactions with Affiliates
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $25.0 million ($5.0 million), unless:
(1)    such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Borrower or such Restricted Subsidiary with a Person who is not an Affiliate of the Borrower or such Restricted Subsidiary; and
(2)    the Borrower delivers to the Administrative Agent:
(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million ($10.0 million), an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 7.11; and
(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million ($15.0 million), a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 7.11 and that such Affiliate Transaction has been approved by (i) prior to the Debt Assumption, a majority of the disinterested members of the Board of Directors, and (ii) after the Debt Assumption, a majority of the Board of Directors.

(b)    The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 7.11(a):
(1)    transactions between or among the Borrower and/or its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;
(2)    Permitted Investments and Restricted Payments that are permitted by Section 7.07;
(3)    reasonable fees and compensation paid to (including issuances and grants of Equity Interests of the Borrower, employment agreements and stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, current, former or future officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(4)    transactions pursuant to any agreement in effect on the Closing Date or the Debt Assumption Date, as in effect on the Closing Date or Debt Assumption Date, as applicable, or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Lenders in any material respect than such agreement as it was in effect on the Closing Date or Debt Assumption Date, as applicable;
(5)    loans or advances to employees and officers of the Borrower and its Restricted Subsidiaries permitted by clause (h) of the definition of “Permitted Investments”;
(6)    any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Borrower, directly or through any of its Restricted Subsidiaries, owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or its Restricted Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest in such Person;
(7)    any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business (including, without limitation, pursuant to any joint venture agreement) between the Borrower or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier, purchaser or seller of goods or services, so long as the Borrower determines in good faith that any such agreement is on terms not materially less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction with an entity that is not an Affiliate;
(8)    the issuance and sale of Qualified Equity Interests;

(9)    any transaction effected in connection with a Qualified Receivables Transaction;
(10)    pledges of equity interests of Unrestricted Subsidiaries;
(11)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;
(12)    transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.11(a)(1);
(13)    any contribution to the common equity capital of the Borrower; and
(14)    any transaction or series of transactions between the Borrower or any Restricted Subsidiary of the Borrower and any of their joint ventures.
Section 7.12    Liens.
(a)    Subject to Section 7.12(b), Section 7.12(c), Section 7.12(d) and Section 7.12(e), the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, or assume any Lien of any kind securing Indebtedness on any property or assets now owned or hereafter acquired, other than, in each case, Permitted Liens, unless:
(1)    if the Loans are secured, the property or assets subject to such Lien do not constitute Collateral; and
(2)    the Loans and the Guarantees thereof, as applicable, are (x) in the case of any Lien securing an obligation that ranks pari passu in right of payment with the Loans or a Guarantee thereof, effective provision is made to secure the Loans or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same properties or assets of the Borrower or such Restricted Subsidiary, as the case may be; and (y) in the case of any Lien securing an obligation that is subordinated in right of payment to the Loans or a Guarantee thereof, effective provision is made to secure the Loans or such Guarantee, as the case may be, with a Lien on the same properties or assets of the Borrower or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation
(b)    Notwithstanding the foregoing, any Lien securing the Loans granted pursuant to clauses (1) and (2) of Section 7.12(a) shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Borrower or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except payment in full made with the proceeds from the foreclosure, sale or other realization from an enforcement on the collateral by the holders of the Indebtedness described above of their Lien), (b) any sale, exchange or transfer to any Person other than the Borrower or any Restricted Subsidiary of the property or assets secured by such Lien, or of all of the Equity Interests held by the Borrower or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in each case in accordance with the terms of this Agreement, or (c) payment in full of the principal of, and accrued and unpaid interest, if any, on the Loans.

(c)    After the Debt Assumption, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, or assume any Lien of any kind securing Indebtedness on any Collateral now owned or hereafter acquired, which Lien ranks prior to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties, other than (A) the Liens described in clauses (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u) (to the extent the Lien refinanced pursuant to clause (u) was itself permitted to rank prior to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties), (v), (x), (y), (z), (aa), (bb) and (cc) of the definition of Permitted Liens, (B) the Liens described in clauses (c) and (d) of the definition of Permitted Liens; provided that the aggregate amount of Indebtedness incurred pursuant to clauses (c) and (d) that is secured by Liens that rank prior to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties shall not exceed $25.0 million, (C) Liens to secure Indebtedness incurred pursuant to clause (4) of the definition of Permitted Debt and (D) any Permitted Lien that arises by operation of law and is not voluntarily granted, to the extent entitled by law to priority over the Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
(d)    After the Debt Assumption, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, or assume any Lien of any kind securing Indebtedness on any Collateral now owned or hereafter acquired, which Lien ranks pari passu with the Liens in favor of the Administrative Agent for the benefit of the Secured Parties, other than (i) the Liens described in clauses (a), (w) (but only to the extent of the maximum aggregate amount of all Commodity Swap Collateral Caps permitted pursuant to the definition of Secured Hedge Agreement), (dd) and (ee) of the definition of Permitted Liens; provided, that prior to the creation, incurrence or assumption of any such pari passu Lien (other than under clause (ee)), the Borrower, the Administrative Agent, and the administrative agent for such pari passu lien Indebtedness, have executed and delivered a Pari Passu Intercreditor Agreement, and (ii) any Lien permitted to rank prior to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to Section 7.12(c).
(e)    After the Debt Assumption, any Permitted Lien may rank junior to such Liens in favor of the Administrative Agent; provided, that prior to the creation, incurrence or assumption of any such junior Lien securing third-party Indebtedness for borrowed money, the Borrower, the Administrative Agent, and the administrative agent for such junior lien Indebtedness, have executed and delivered an intercreditor agreement, providing for the subordination of such junior lien Indebtedness and other terms customary for junior lien intercreditor arrangements, which intercreditor agreement will be reasonably satisfactory to the Administrative Agent; provided further, that no such intercreditor agreement shall be required unless either (i) the amount of Indebtedness incurred or committed under any individual Credit Facility secured by such junior Lien exceeds $5.0 million or (ii) after giving effect to the creation, incurrence or assumption of such junior Lien, the aggregate amount of all such junior lien Indebtedness for borrowed money under Credit Facilities that are not subject to intercreditor arrangements in accordance with the first proviso to this clause (e) and/or clause (i) of this proviso, exceeds $15.0 million in the aggregate.

Section 7.13    Business of 8th Avenue.
Notwithstanding anything herein to the contrary, 8th Avenue will not (a) incur, create, assume or suffer to exist any Indebtedness or Lien, except for the Indebtedness and Liens permitted by this Agreement; and (b) engage in any business activities other than: (i) activities incidental to the maintenance of its organizational existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (ii) performance of its obligations under the Loan Documents to which it is a party, (iii) the participation in tax, accounting and other administrative matters, (iv) the performance of obligations under and compliance with its organization document or any applicable Law, (v) the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable, (vi) any activities or actions required or contemplated to be taken pursuant to the terms of the Private Brands Transaction Agreement, including, without limitation, the consummation of the Private Brands Transaction, the Debt Assumption, the consummation of the Permanent Financing, and transition and service agreements, (vii) the making of Investments and Asset Sales expressly permitted by this Agreement and the making of Restricted Payments expressly permitted by this Agreement, (viii) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions as and to the extent not prohibited by this Agreement, (ix) the entry into and performance of operating leases consistent with past practices of the Private Brands Business, (x) the employment of officers and other personnel, and the contracting and hiring of consultants and other advisors, (xi) owning non-production assets, (xii) owning real estate consisting of office space (and any fixtures and improvements thereon), (xiii) owning and licensing intellectual property in the ordinary course of business, (xiv) the entry into and performance of leases (other than with regards to production assets), and (xv) activities incidental to the businesses or activities described above including activities similar to those conducted by the Company on the Closing Date (other than any activities with respect to production or operating assets).
Section 7.14    [Reserved]
Section 7.15    Merger, Consolidation or Sale of Assets
(a)    The Borrower will not, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis) to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in sale, assignment transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole to any other Person or group of Persons unless:
(1)    either:
(A)    the Borrower shall be the surviving or continuing corporation or

(B)    the Person formed by or surviving such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation, (i) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, or (ii) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, is a co-borrower of the Loans or becomes a co-borrower of the Loans in connection therewith);
(2)    the Surviving Entity, if applicable, expressly assumes, by amendment to this Agreement (in form and substance reasonably satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual payment of the principal of and premium, if any, and interest on all of the Loans and the performance of every covenant of the Loans and this Agreement on the part of the Borrower to be performed or observed;
(3)    immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Borrower or the Surviving Entity, as the case may be, shall be (a) able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to Section 7.09 or (b) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition;
(4)    immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and
(5)    the Borrower or the Surviving Entity, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions), each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if an amendment to this Agreement is required in connection with such transaction, such amendment complies with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

Notwithstanding the foregoing, (i) any merger of the Borrower with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction shall be permitted without regard to clause (3) of Section 7.15(a) and (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries shall be permitted. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower the Equity Interests of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.
(b)    Each Guarantor will not, and the Borrower will not cause or permit any Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Borrower or any other Guarantor unless:
(1)    if the Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;
(2)    such entity assumes by joinder to the Guarantee and Collateral Agreement all of the obligations of the Guarantor under its Guarantee of the Loans;
(3)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(4)    immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Borrower could satisfy the provisions of Section 7.15(a)(3); and
(5)    the Guarantor or the Surviving Entity, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions), each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplement or amendment is required in connection with such transaction, such supplement or amendment, complies with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.
Notwithstanding the foregoing, the requirements of Section 7.15(b) will not apply to any transaction pursuant to which such Guarantor is automatically released from its Subsidiary Guarantee in accordance with the provisions of Section 8.15 of the Guarantee and Collateral Agreement.

ARTICLE 8.
EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default.
Each of the following shall constitute an Event of Default (each, an “Event of Default”):
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within thirty Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    [Reserved];
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 60 days after the Administrative Agent or a Lender provides written notice to the Borrower of such failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in any material respect, when made or deemed made; or
(e)    Cross-Payment Default; Cross-Acceleration; Swap Termination Events. (i) The Borrower or any Restricted Subsidiary (other than an Escrow Subsidiary) (A) fails to make any payment of principal, premium or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such payment is not made prior to the expiration of any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after any applicable grace, cure or notice period, the effect of which default or other event is the acceleration of such Indebtedness prior to its express maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than an Escrow Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary (other than an Escrow Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. Failure by the Borrower or any of its Restricted Subsidiaries to pay non-appealable final judgments entered by a court or courts of competent jurisdiction aggregating in excess of the Threshold Amount (excluding amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed, for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(i)    [Reserved];
(j)    Invalidity of Guarantees. Except as permitted by this Agreement or the Guarantee and Collateral Agreement, any Guarantee of the Loans shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its Obligations under its Guarantee if, and only if, in each such case, such default continues for 10 days; or
(k)    [Reserved];
(l)    Collateral Documents. After the Debt Assumption, any Collateral Document after delivery thereof pursuant to Article 4 or Section 6.11 shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien (subject to Permitted Prior Liens and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties reasonably acceptable to the Administrative Agent) on the Collateral purported to be covered thereby.

Section 8.02    Remedies Upon Event of Default
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    [Reserved];
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or at law or in equity; and
(e)    [Reserved];
Section 8.03    Application of Funds
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the order specified in Section 6.5 of the Guarantee and Collateral Agreement.
ARTICLE 9.
AGENCY
Section 9.01    Appointment and Authority
(a)    Each of the Lenders hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and potential Hedge Bank) irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, after the Debt Assumption, if any, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder (at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 11 (including Section 11.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto. The provisions of this Article 9 shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.
Section 9.02    Rights as a Lender
Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions
No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until it shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”
No Agent or any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04    Reliance
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05    Delegation of Duties
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06    Resignation of Administrative Agent
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.07    Non-Reliance on Administrative Agent and Other Lenders
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Arrangers or the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 9.09    Administrative Agent May File Proofs of Claim
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10    Collateral and Guaranty Matters
Each Lender (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion, after the Closing Date:
(a)    to release any Lien to the extent securing the Obligations on any property granted to or held by the Administrative Agent under any Loan Document (i), upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Administrative Agent has received notice pursuant to Section 9.11 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), (ii) that is sold as part of or in connection with any sale permitted hereunder or that constitutes a Disposition of Receivables Program Assets permitted pursuant to Section 7.05(l) or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;
(b)    to release any Guarantor from its Guarantee of the Obligations under the Guarantee and Collateral Agreement (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreement and Secured Hedge Agreements, and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Administrative Agent has received notice pursuant to Section 9.11 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01;
(c)    to release any Guarantor from its Guarantee of the Obligations and all Liens granted by any such Guarantor, and all pledges of Equity Interests in any such Guarantor (provided that, if such Guarantor becomes an Excluded Subsidiary (other than an Unrestricted Subsidiary and an Escrow Subsidiary) then such release shall be limited to 35% of such voting Equity Interests) under the Guarantee and Collateral Agreement if such Person ceases to be a Restricted Subsidiary (including by being designated an Unrestricted Subsidiary in accordance with Section 6.17 hereof) or becomes an Immaterial Subsidiary or an Excluded Subsidiary (unless such Person continues to guarantee any other Credit Facility);
(d)    to execute any intercreditor agreements and/or subordination agreements with any holder of any Indebtedness or Liens permitted by this Agreement to the extent such intercreditor agreement and/or subordination agreement is required or reasonably contemplated by the terms hereof;
(e)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to the extent securing the Obligations, to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(f)    upon satisfaction of the conditions to the Debt Assumption set forth in Section 4.02, to execute and deliver the Borrower Assignment and Assumption.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
Notwithstanding anything to the contrary in this Agreement, upon a Subsidiary being designated an Unrestricted Subsidiary in accordance with Section 6.17 of this Agreement or otherwise ceasing to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by this Agreement, such Subsidiary shall be automatically released and relieved of any obligations under this Agreement, the Guarantee and Collateral Agreement and all other Loan Documents, all Liens granted by such Subsidiary in its assets to the Administrative Agent shall be automatically released, all pledges to the Administrative Agent of Equity Interests in any such Subsidiary shall be automatically released, and the Administrative Agent is authorized to, and shall promptly, deliver to the Borrower any acknowledgement confirming such releases and all necessary releases and terminations, in each case as the Borrower may reasonably request to evidence such release and at Borrower’s expense. To the extent any Loan Document conflicts or is inconsistent with the terms of this Section, this Section shall govern and control in all respects.
Section 9.11    Additional Secured Parties.
No Cash Management Bank or Hedge Bank that obtains the benefits of the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee and Collateral Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE 10.
EXCHANGE NOTES
Section 10.01    Exchange for Exchange Notes.
(a)    On the Conversion Date and on any Business Day from time to time thereafter, at the option of any Lender, the Loans of such Lender may be exchanged by such Lender in whole or in part for senior notes of the Borrower (the “Exchange Notes”) issued under the Exchange Notes Indenture, having an aggregate principal amount equal to the outstanding principal amount of such Loans or portion thereof. In connection with any such exchange on the Conversion Date, or, if no Loans are exchanged on the Conversion Date, on the date of the first issuance of Exchange Notes under the Exchange Notes Indenture, the applicable Lender will, at the time of such exchange, be entitled to receive accrued and unpaid interest on such Lender’s Loans being exchanged for Exchange Notes on such date. In connection with any exchange other than the first issuance of Exchange Notes under the Exchange Notes Indenture, the applicable Lender will, at the time of such exchange, (i) if the Net Interest Accrual is a negative number, pay an amount in cash to the Borrower equal to the absolute value of the Net Interest Accrual and (ii) if the Net Interest Accrual is a positive number, receive an amount in cash from the Borrower equal to the Net Interest Accrual (and, for avoidance of doubt, if the Net Interest Accrual is zero, no accrued and unpaid interest will be paid on such Lender’s Loans being exchanged, and no cash payment to the Borrower will be required in connection with such exchange). The terms of the Exchange Notes will be set forth in the Exchange Notes Indenture, and the Exchange Notes shall rank pari passu in right of payment with the Loans and any other “Senior Indebtedness” of the Borrower.
(b)    Each exchanging Lender shall provide the Borrower and the Administrative Agent prior irrevocable written notice of such exchange (each such notice, an “Exchange Notice”), substantially in the form of Exhibit M, at least ten Business Days prior to the date of exchange specified in such Exchange Notice. The Exchange Notice shall specify the principal amount of the Loans to be exchanged (which shall be, when taken together with Exchange Notices from other Lenders whose requested exchange has not yet been completed, at least $150.0 million or, if less than $150.0 million, the entire remaining aggregate principal amount of the Loans of such Lender), the date of exchange (the “Exchange Date”), which shall be a Business Day, and, subject to the terms of the Exchange Notes Indenture, the name and account of the DTC participant to be credited with such notes (or, if applicable, the name of the proposed registered holder) and the amount of each Exchange Note requested. If any Exchange Date would occur after a record date and prior to the immediately following interest payment date, then the Exchange Date shall be deferred until the date of such immediately following interest payment date. The Loans exchanged for Exchange Notes pursuant to this Article 10 shall be deemed repaid (without premium or penalty, except as set forth in Section 3.05) and canceled, and the Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Exchange Notes Indenture. The Exchange Notes shall be issued in the form set forth in the Exchange Notes Indenture, with such changes as the Exchange Notes Trustee or the Administrative Agent may request to effect the provisions of this Agreement and the Exchange Notes Indenture and to comply with any applicable requirement of law, regulations or trustee procedures or policies, including such changes as are reasonably necessary to cause the Exchange Notes to become eligible for book-entry transfer via the facilities DTC; provided that no such changes shall be adverse in any material respect to the interests of the Borrower or the Lenders or would be adverse in any material respect to a holder of Exchange Notes upon issuance.

(c)    As more particularly provided in the Exchange Notes Indenture, (A) the interest rate payable by the Borrower under the Exchange Notes issued pursuant to the Senior Exchange Notes Indenture shall equal the Total Cap, (B) Exchange Notes issued pursuant to the Exchange Notes Indenture shall mature on the Maturity Date, (C) the Exchange Notes shall be redeemable as set forth in the Exchange Notes Indenture and the form of Exchange Notes attached thereto and (D) if the Conversion Date occurs after the Debt Assumption, the Exchange Notes will be secured by the Collateral on a pari passu basis with the Loans.
(d)    Not later than five Business Days following receipt by the Borrower of the first Exchange Notice pursuant to Section 10.01(b),
(i)    the Borrower shall execute and deliver, and shall use commercially reasonable efforts to cause the trustee under the Exchange Notes Indenture (which trustee shall be selected by the Borrower and shall be acceptable to the Administrative Agent in its reasonable discretion (the “Exchange Notes Trustee”)), to execute and deliver, the Exchange Notes Indenture,
(ii)    the Borrower shall use all commercially reasonable efforts to cause the Exchange Notes to become eligible for book-entry transfer via the facilities of DTC prior to the initial issuance thereof, including by filing with DTC an appropriately executed letter of representations, and
(iii)    the Borrower shall use all commercially reasonable efforts to obtain “CUSIP” and “ISIN” numbers and ratings from each of Moody’s and S&P for the Exchange Notes prior to the initial issuance thereof. Not later than five Business Days following delivery of any Exchange Notice, the Borrower shall (A) deliver a written notice to the Exchange Notes Trustee, directing such Exchange Notes Trustee to authenticate and deliver Exchange Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Exchange Notes to the requesting Lender on the requested Exchange Date. Each Exchange Note shall be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Exchange Notes Trustee as custodian for DTC and credited to the account of the exchanging Lender directly or indirectly through the participant in DTC’s system specified by such Lender in the applicable Exchange Notice, unless the foregoing is not possible after the Borrower’s use of commercially reasonable efforts in which case each Exchange Note shall be issued as a definitive registered note payable to the registered holder specified by the exchanging Lender in the applicable Exchange Notice.
(e)    If requested by one or more of Arrangers not later than 30 days prior to the Conversion Date, the Borrower will deliver, not later than 10 days prior to the Conversion Date, an Offering Document (as defined in the Fee Letter) suitable for use in a customary “high yield road show” relating to an offering of the Exchange Notes, and containing financial statements with respect to which the independent accountants of the Borrower are prepared to deliver a customary comfort letter (including customary “negative assurance” comfort). The Borrower (i) will use commercially reasonable efforts to cause such independent accountants to issue such comfort letters to the Arrangers or their broker-dealer affiliates, (ii) upon request of the Arrangers, will deliver customary legal opinions and (iii) will otherwise cooperate with the Arrangers with respect to any marketing of the Exchange Notes to prospective investors.

(f)    It is understood and agreed that following any exchange of the Loans for Senior Exchange Notes, such Loans shall be deemed to have been repaid in full.
Section 10.02    Exchange Notes Indenture.
If the Exchange Notes are issued prior to the Debt Assumption, the terms, conditions, and covenants of the Exchange Notes Indenture will be based on the indenture for the 2028 Senior Notes. If the Exchange Notes are issued after the Debt Assumption, the terms, conditions, and covenants of the Exchange Notes Indenture will be reasonable and customary for senior secured high yield debt securities, in light of then-prevailing market conditions for comparable issuers. The Borrower and Arrangers agree to negotiate in good faith and finalize the Exchange Notes Indenture, and, if the Exchange Notes will be secured, appropriate collateral and intercreditor documents (including the Pari Passu Intercreditor Agreement), no later than 10 days prior to the Conversion Date. In no event will the Exchange Notes Indenture contain any covenant that would cause the Borrower to be in default under the Exchange Notes Indenture, the Senior Notes (if the Exchange Notes Indenture is entered into prior to the Debt Assumption) as in effect on the date hereof, the Existing Credit Agreement (if the Exchange Notes Indenture is entered into prior to the Debt Assumption) as in effect on the date hereof, or this Agreement, in each case immediately upon issuance of the Exchange Notes.
Section 10.03    Not a Registered Security.
Each Lender acknowledges that no issuance of the Exchange Notes will be registered under the Securities Act and represents and agrees that it may only acquire Exchange Notes for its own account and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Exchange Notes (or any interest therein) unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under, and otherwise in compliance with, the Securities Act. Each of the Lenders acknowledges that the Exchange Notes will bear a legend restricting the transfer thereof in accordance with the Securities Act.
ARTICLE 11.
MISCELLANEOUS
Section 11.01    Amendments, Etc.
Except as set forth below in this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (or signed by the Administrative Agent on behalf of and with the written consent of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition to the Credit Extension set forth in Section 4.01 without the written consent of each Lender;
(b)    waive any condition to the Debt Assumption set forth in Section 4.02 without the written consent of each Lender;
(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated upon funding of such Lender’s Loans) without the written consent of such Lender;
(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments pursuant to Section 2.05(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or the Exchange Notes, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(f)    change (i) Section 8.03 of this Agreement or Section 6.5 of the Guarantee and Collateral Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application or pro rata nature of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Sections 2.05(a) or 2.05(b), or other provisions in respect of the pro rata application of payments or offers hereunder under Section 2.12, 2.13 or 11.06(b)(vii) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders;
(g)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(h)    release all or substantially all of the value of the Guarantees of the Obligations in any transaction or series of transactions without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(i)    release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(j)    impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

(k)    any amendment to the terms of the Exchange Notes or the Exchange Notes Indenture that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes; or
(l)    extend the Conversion Date or decrease the rate at which Loans may be exchanged for Exchange Notes without the prior written consent of each Lender, or impose any greater restriction on the ability of any Lender to exchange its Loans for Exchange Notes pursuant to Article 10 without the prior written consent of each affected Lender;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, and rights or privileges thereunder may be waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary contained herein, if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within three Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on IntraLinks/IntraAgency, SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice thereof.
Section 11.02    Notices; Effectiveness; Electronic Communication
(a)     Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent as follows:
(i)    if to the Borrower or the Administrative Agent, to the address or electronic mail address specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address or electronic mail address specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Borrower hereby approves receipt of all notices and other communications by delivery to the electronic mail address specified on schedule 11.02.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or electronic address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or electronic address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or any of its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.
Section 11.03    No Waiver; Cumulative Remedies; Enforcement
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and, in respect of the Collateral Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [Reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04    Expenses; Indemnity; Damage Waiver
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions and the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, through, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any of the Loan Parties or any of their respective Restricted Subsidiaries or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a Lender, a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent); provided that in respect of the proviso in subclause (b) above, it is understood and agreed that any action taken by the Administrative Agent (and any sub-agent thereof) and/or any of its Related Parties in accordance with the directions of the Required Lenders or any other appropriate group of Lenders pursuant to Section 11.01 shall not be deemed to constitute gross negligence or willful misconduct for purposes of such proviso. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the replacement of the Administrative Agent or any, the termination of the Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
Section 11.05    Payments Set Aside
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 11.06    Successors and Assigns
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that:
(i)    except as provided in Section 7.15(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; provided, however, that the prior written consent of the Administrative Agent and each Lender shall not be required for the Company to assign or otherwise transfer its rights and obligations hereunder to 8th Avenue if (A) each of the conditions precedent set forth in Section 4.02 have been satisfied (or waived by each Lender pursuant to Section 11.01) and (B) the Company and 8th Avenue execute and deliver the Borrower Assignment and Assumption (and upon such execution and delivery in accordance with this Section 11.06(a)(i), the Company’s rights and obligations hereunder and under the other Loan Documents will be transferred and assigned to 8th Avenue to the extent and as provided in the Borrower Assignment and Assumption, and, except as otherwise provided in Sections 2.1 and 2.5 of the Borrower Assignment and Assumption, the Company shall be released of all of its obligations and liabilities hereunder and under the other Loan Documents, and the Administrative Agent shall confirm such assignment and assumption and release by execution and delivery of the Borrower Assignment and Assumption); and
(ii)    no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of subsection (b) of this Section, (B) by way of participation in accordance with the provisions of subsection (d) of this Section or (C) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of any Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default or Demand Failure Event has occurred and is continuing at the time of such assignment, (2) (x) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (y) such assignment is from Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC or (3) such assignment is made at any time after the one-month anniversary of the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof in the case of assignments of any Loans; and
(B) the prior notification of the Administrative Agent shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except as provided below in clause (vii) or (B) to a Defaulting Lender, a Disqualified Lender, or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Borrower Purchases. Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase outstanding Loans on the following basis:
(A) on or prior to the date that occurs one year prior to the Maturity Date, the Borrower may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the applicable Loans (such Loans, the “Offer Loans”) of Lenders; provided that (1) the Borrower delivers to the Administrative Agent (for distribution to such Lenders) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 p.m. at least five Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans the Borrower is willing to purchase in the Auction and (c) the range of discounts to par at which the Borrower would be willing to repurchase the Offer Loans; (2) the minimum dollar amount of the Auction shall be no less than $10,000,000 or whole multiples of $1,000,000 in excess thereof; (3) the Borrower shall hold the Auction open for a minimum period of three Business Days; (4) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (5) the Auction shall be made to the Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the applicable Lenders; and (6) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 11.06 and are reasonably acceptable to the Borrower, which procedures must be followed by a Lender in order to have its Offer Loans repurchased;
(B) with respect to all repurchases made pursuant to this Section 11.06, (1) the Borrower shall pay to the applicable selling Lender all accrued and unpaid interest, if any, on the repurchased Offer Loans to the date of repurchase of such Offer Loans, (2) the Borrower shall represent to each selling Lender that it is not in possession of any material non-public information regarding the Borrower or its Subsidiaries or their respective securities, that could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to assign the Offer Loans to the Borrower, (3) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.05(a), and (4) the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on the Offer Loans; and
(C) following a repurchase pursuant to this Section 11.06, the Offer Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and all the other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans repurchased and cancelled pursuant to this Section 11.06, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording in the Register thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed and executed Assignment and Assumption, the Administrative Agent shall record the information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s entry), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that any bank that is a Farm Credit Lender that (a) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (b) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by such Lender as being entitled to be accorded the rights of a voting participant hereunder (any such bank so designated, a “Voting Participant”) and (c) received the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.06(b)(iii)), shall be entitled to vote (and the voting rights of such Lender from whom it purchased such participation shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender under the applicable Loans with a Commitment and/or Loans (as applicable) in an amount equal to the U.S. Dollar amount of the participation purchased, on any matter requiring or allowing such Lender from whom it purchased such participation, in its capacity as a Lender, to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit E-2 hereto and (ii) state the dollar amount and the applicable Loans of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (ii) of the first proviso to Section 11.01 requiring the consent of each Lender affected thereby and that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided, further that such agreement or instrument shall provide that the Participant understands that the value of the loan asset (including Participant’s pro rata share thereof) may increase or decrease based on fluctuations in currency exchange rates and agrees that any losses (gains) experienced as a result of changes in currency exchange rates shall be shared by such Participant in accordance with the Participant’s pro rata share. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 11.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3,04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall be entitled to the benefits of Section 3.01 if such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender (provided that all forms required under Section 3.01(e) shall instead be delivered to the applicable Lender).
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    [Reserved].
(h)    Disqualified Lenders.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person. For the avoidance of doubt, no assignment or participation shall be retroactively invalidated pursuant to this Section 10.06(h) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Lender.

(ii)    The Administrative Agent and each assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender upon request. Subject to 11.06(h)(iii), any assignment by a Lender to a Disqualified Lender in violation of this Section 11.06(h) shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 11.06(d), provided that such treatment shall not relieve any assigning Lender from any liabilities arising as a consequence of its breach of this Agreement.
(iii)     If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Lender, purchase or prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans and or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06 all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees that agrees to such assignment in writing of the lesser of (x) the principal amount of the Loans thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations.
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (1) will not have the right to (x) receive information, reports or other materials provided to the Administrative Agent or the Lenders by the Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented to such matter in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter; provided however that any Disqualified Lender’s consent shall be required for any amendment, waiver or other modification described in clause (c) of Section 11.01 with respect to any increase to the Commitments of such Disqualified Lender, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code of the United States or any similar plan or proposal under any other Debtor Relief Law with respect to Borrower or any of its Subsidiaries, each Disqualified Lender hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights, including any Debtor Relief Law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights including any Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v)    Notwithstanding anything to the contrary in this Agreement, the Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent or any of its Affiliates or Related Parties be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.
Section 11.07    Treatment of Certain Information; Confidentiality
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or any of the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any of the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently developed by the Administrative Agent, any Lender, or any of their respective Affiliates without reliance on any confidential Information of the Borrower and its Subsidiaries. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Credit Extension.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses other than any such information that is available to the Administrative Agent and any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include MNPI concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Law, including United States Federal and state securities Laws.
Section 11.08    Right of Setoff
If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have under applicable Law or otherwise. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09    Interest Rate Limitation
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10    Counterparts; Integration; Effectiveness
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by “pdf” or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.11    Survival of Representations and Warranties
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, any Commitment remains in effect.
Section 11.12    Severability
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13    Replacement of Lenders
If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender shall have not consented to any proposed amendment, modification, termination, waiver or consent requiring the consent of all Lenders or all affected Lenders as contemplated by Section 11.01 and the consent of the Required Lenders has been obtained, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, modification, termination, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby agrees and acknowledges that, with regard to any assignment and acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 11.13, consent to such assignment and acceptance shall have been deemed to have been given if such Lender has not responded within one Business Day of a request for such consent.
Section 11.14    Governing Law; Jurisdiction; Etc.

(a)    Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “PRIVATE BRANDS BUSINESS MATERIAL ADVERSE EFFECT” AND WHETHER OR NOT A “PRIVATE BRANDS BUSINESS MATERIAL ADVERSE EFFECT” HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED TRANSACTION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE CO-CONTRIBUTOR (OR ITS AFFILIATES) HAVE THE RIGHT TO TERMINATE ITS (OR THEIR) OBLIGATIONS UNDER THE PRIVATE BRANDS TRANSACTION AGREEMENT OR TO DECLINE TO CONSUMMATE THE PRIVATE BRANDS TRANSACTION (IN EACH CASE IN ACCORDANCE WITH THE TERMS OF THE PRIVATE BRANDS TRANSACTION AGREEMENT) AS A RESULT OF A BREACH OF SUCH REPRESENTATION OR WARRANTY AND (III) THE DETERMINATION OF WHETHER THE TRANSACTIONS CONTEMPLATED BY THE PRIVATE BRANDS TRANSACTION AGREEMENT HAVE BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PRIVATE BRANDS TRANSACTION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAW.
(b)    Submission to Jurisdiction. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    Waiver of Venue. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.15    Waiver of Jury Trial
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.16    California Judicial Reference
If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
Section 11.17    No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each of the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each of the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.18    Electronic Execution of Assignments and Certain Other Documents
The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.19    USA PATRIOT Act
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, tax identification number and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Act. The Borrower shall, and shall cause each Guarantor to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.20    Judgment Currency
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. The provisions of this Section 11.20 shall survive the payment in full of Obligations, the termination of the Commitments and the termination of this Agreement.
Section 11.21    Pari Passu Intercreditor Agreement
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens, if any, granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement (if in effect), (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Pari Passu Intercreditor Agreement, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement shall control and (iii) each Lender (A) authorizes the Administrative Agent to execute the Pari Passu Intercreditor Agreement on behalf of such Lender, and (B) agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and agrees that any action taken by the Administrative Agent under the Pari Passu Intercreditor Agreement shall be binding upon such Lender.
Section 11.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POST HOLDINGS, INC.

By:	/s/ /Diedre J. Gray
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

[Signature Page to Post Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and as Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Post Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Post Credit Agreement]

ANNEX A TO
BRIDGE FACILITY AGREEMENT

COMPANY DISCLOSURE SCHEDULES TO THE
BRIDGE FACILITY AGREEMENT
AMONG
POST HOLDINGS, INC.,
AS BORROWER
VARIOUS LENDERS,
BARCLAYS BANK PLC,
AND
GOLDMAN SACHS BANK USA,
AS JOINT LEAD ARRANGERS AND JOINT PHYSICAL BOOKRUNNERS,

AND
BARCLAYS BANK PLC,
AS ADMINISTRATIVE AGENT

DATED AS OF SEPTEMBER 24, 2018

Schedule 4.02(a)(ii)
Debt Assumption date Collateral Documents

None.

Schedule 5.13
Subsidiaries; Other Equity Investments

(a)	Borrower Subsidiaries

1.	8th Avenue Food & Provisions, Inc.

2.	Active Nutrition International GmbH

3.	Agricore United Holdings Inc.

4.	American Blanching Company

5.	Attune Foods, LLC

6.	BE Partner LLC

7.	BEF Foods, Inc.

8.	BEF Management, Inc.

9.	BEF Restaurant Services LLC

10.	B.L. Marketing Limited

11.	Bob Evans Express, LLC

12.	Bob Evans Farms, Inc.

13.	Bob Evans Farms, LLC

14.	Bob Evans Holding, Inc.

15.	Bob Evans Transportation Company, LLC

16.	Casa Trucking, Inc.

17.	Crystal Farms Refrigerated Distribution Company

18.	Dakota Growers Pasta Company, Inc.

19.	DNA Dreamfields Company, LLC

20.	Dymatize Enterprises, LLC

21.	Dymatize Holdings, LLC

22.	Firestar Limited

23.	GB Acquisition USA, Inc.

24.	Globe Export Services Limited

25.	Golden Acquisition Sub, LLC

26.	Golden Boy Foods Ltd.

27.	Golden Boy Nut Corporation

28.	Golden Nut Company (USA) Inc.

29.	Impact Real Properties, LLC

30.	Kettle Creations, LLC

31.	Latimer Acquisitions Limited

32.	Latimer Group Limited

33.	Latimer Holdings Limited

34.	Latimer Newco Limited

35.	Latimer Newco 2 Limited

36.	MCafe Holding, LLC

37.	Melck Street Management Proprietary Limited

38.	MFI Holding Corporation

39.	MFI International, Inc.

40.	Michael Foods Group, Inc.

41.	Michael Foods, Inc.

42.	Michael Foods of Delaware, Inc.

43.	Millbrook Haulage and Storage Co. Ltd.

44.	M.G. Waldbaum Company

45.	MOM Brands Company, LLC

46.	MOM Brands Sales, LLC

47.	National Pasteurized Eggs, Inc.

48.	National Pasteurized Eggs, LLC

49.	Northern Star Co.

50.	Nuts Distributor of America Inc.

51.	Papetti’s Hygrade Egg Products, Inc.

52.	PCB Battle Creek, LLC

53.	PHI Acquisition GP ULC

54.	PHI Acquisition LP ULC

55.	PHI Acquisition Limited Partnership

56.	PHI Canada Holding Corp.

57.	Pineland Farms Potato Company, Inc.

58.	Post Acquisition Sub IV, LLC

59.	Post Consumer Brands, LLC

60.	Post Consumer Brands Canada, Inc.

61.	Post Foods, LLC

62.	Post Foods Canada Inc.

63.	Premier Nutrition Corporation

64.	Primo Piatto, Inc.

65.	Ryecroft Foods Limited

66.	Supreme Protein, LLC

67.	TA/DEI-A Acquisition Corp.

68.	TA/DEI-B1 Acquisition Corp.

69.	TA/DEI-B2 Acquisition Corp.

70.	TA/DEI-B3 Acquisition Corp.

71.	Weetabix Company, LLC

72.	Weetabix East Africa Limited

73.	Weetabix Foods Ltd.

74.	Weetabix Food Trading (Shanghai) Co. Ltd.

75.	Weetabix GmbH

76.	Weetabix Iberica SL

77.	Weetabix Ireland Limited

78.	Weetabix Limited

79.	Weetabix MEA FZE

80.	Weetabix Mexico SA de CV

81.	Weetabix of Canada Ltd.

82.	Weetabix Trustee Limited

83.	Westminster Acquisition Limited

84.	Westminster (Cayman) Company Limited

85.	Westminster (Cayman) Finance Company Limited

86.	Westminster (Cayman) Holding Company Limited

87.	Westminster (Cayman) Sub Limited

88.	Westminster (LUX) Partnership

89.	Westminster Newco Limited

90.	Vibixa Limited

(b)	Equity Investments other than investments in subsidiaries

1.	Alpen Food Company South Africa (Proprietary) Limited

2.	B.L. Agriculture Limited

3.	Bob Evans Core, LLC

Schedule 5.17

U.S. Taxpayer Identification Number for the Company

Exact Legal Name of Company	Federal Taxpayer Identification Number
Post Holdings, Inc.	45-3355106

Schedule 11.02

Administrative Agent’s Office; Certain Addresses for Notices

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attn: Executive Vice President and Chief Financial Officer
Email: jeff.zadoks@postholdings.com

with a mandatory copy to:

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attn: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary
Email: diedre.gray@postholdings.com

with mandatory copies to:

Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, Missouri 63101
Attn: Tom W. Zook and Steven C. Drapekin
Email: tzook@lewisrice.com and sdrapekin@lewisrice.com

EXHIBIT A-1 TO
BRIDGE FACILITY AGREEMENT
FORM OF BORROWING NOTICE

To:    Barclays Bank PLC, as Administrative Agent

Please refer to that certain Bridge Facility Agreement, dated as of [September 24], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Bridge Facility Agreement”) among Post Holdings, Inc. (the “Borrower”), the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the “Lenders”) and Barclays Bank PLC, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Bridge Facility Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.02 of the Bridge Facility Agreement of a request hereby for a borrowing as follows:

(i)    The requested borrowing date for the proposed borrowing (which is a Business Day) is [September 24], 2018.

(ii)    The aggregate amount of the proposed borrowing is: $_____________.

(iii)    The type of the proposed borrowing is: Eurodollar Rate Loan, for the first Interest Period ending on [October 1], 2018.
The proceeds of the requested borrowing are to be disbursed on the Closing Date in accordance with the funds flow memorandum on file with the Administrative Agent
The Borrower has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on [September 21], 2018.

[signature page follows]

POST HOLDINGS, INC., a Missouri corporation

By:
Name:	Jeff A. Zadoks
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A-2 TO
BRIDGE FACILITY AGREEMENT
[Reserved]

EXHIBIT A-3 TO
BRIDGE FACILITY AGREEMENT
FORM OF PREPAYMENT NOTICE

To:    Barclays Bank PLC, as Administrative Agent

Date:     September [__], 2018

Reference is made to that certain Bridge Facility Agreement, dated as of [September 24], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Bridge Facility Agreement”) by and among [Post Holdings, Inc.][8th Avenue Food & Provisions, Inc. (as successor thereunder to Post Holdings, Inc.)], a Missouri corporation (the “Borrower”), the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the “Lenders”) and Barclays Bank PLC, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Bridge Facility Agreement.

The Borrower hereby gives you irrevocable [(subject to the following sentence)]1 notice, pursuant to Section 2.05(a) of the Bridge Facility Agreement, that it will prepay in full the current outstanding principal balance of the Loans plus all accrued and unpaid interest thereon through the date of repayment on [_________], 2018. [Notwithstanding the foregoing, such repayment is subject to the prior consummation of the Private Brands Transaction, and unless the Private Brands Transaction is consummated on or prior to such date, the Borrower is under no obligation to make such repayment on such date. This notice may be revoked by Borrower at any time prior to the consummation of the Private Brands Transaction.]1

[signature page follows]

________________
1 Bracketed text to be included in any prepayment notice given in connection with the consummation of the Private Brands transaction.

[POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.] a Missouri corporation

By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF PREPAYMENT OF BRIDGE FACILITY AGREEMENT]

EXHIBIT A-4 TO
BRIDGE FACILITY AGREEMENT
[Reserved]

EXHIBIT B TO
BRIDGE FACILITY AGREEMENT
[Reserved]

EXHIBIT C-1 TO
BRIDGE FACILITY AGREEMENT
[Reserved]

EXHIBIT C-2 TO
BRIDGE FACILITY AGREEMENT
FORM OF LOAN NOTE
FOR VALUE RECEIVED, [POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.], a Missouri corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) in the installments referred to below.
The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Bridge Facility Agreement, dated as of [September 24], 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Bridge Facility Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent.
This Note is one of the “Notes” referred to in the Bridge Facility Agreement and is issued pursuant to and entitled to the benefits of the Bridge Facility Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in Same Day Funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Bridge Facility Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Bridge Facility Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Bridge Facility Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Bridge Facility Agreement.
No reference herein to the Bridge Facility Agreement and no provision of this Note or the Bridge Facility Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Bridge Facility Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.]

By:
Name:
Title:

EXHIBIT D TO
BRIDGE FACILITY AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.    I am the [Chief Executive Officer, Chief Financial Officer, Treasurer, Controller] of [POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.] (the “Borrower”). The certifications herein are made in the name (and on behalf) of the Borrower and not in my individual capacity.
2.    I have reviewed the terms of that certain Bridge Facility Agreement, dated as of [September 24], 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Bridge Facility Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower [as successor thereunder to Post Holdings, Inc.], each Lender from time to time party hereto, and BARCLAYS BANK PLC, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
The foregoing certifications are made and delivered as of [_____] pursuant to Section 6.02(a) of the Bridge Facility Agreement.

[POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.]

By:
Name:
Title:	[Chief Executive Officer, Chief Financial Officer, Treasurer, Controller]

EXHIBIT E-1 TO
BRIDGE FACILITY AGREEMENT
FORM OF LENDER ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________ [and is an Affiliate/Approved Fund[1] of [identify Lender]]
3.	Borrower:	[Post Holdings, Inc.][8th Avenue Food & Provisions, Inc. (as successor under the Credit Agreement to Post Holdings, Inc.)]
4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

____________________
1 Select as applicable.

5.	Credit Agreement:
The Bridge Facility Agreement dated as of [September 24], 2018 among [POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC. (as successor thereunder to Post Holdings, Inc.)], the Lenders parties thereto, and BARCLAYS BANK PLC, as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$______________	$______________	____________%

7. Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
8. [Trade Date: ________ To be completed if the Assignor and Assignee intend that the minimum assignment     amount is to be determined as of the Trade Date.]

9.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]
Notices:
_________________________
_________________________
_________________________
Attention:
Facsimile:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Facsimile:
Wire Instructions:

[NAME OF ASSIGNEE]
Notices:
_________________________
_________________________
_________________________
Attention:
Facsimile:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Facsimile:
Wire Instructions:

____________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to:][3]

[POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.]

By:
Title:

____________________
3 To be added only if the consent of the Borrower is required by the terms of Section [11.06(b)(iii)] of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section [11.06(b)(iii), (v) and (vi)] of the Credit Agreement (subject to such consents, if any, as may be required under Section [11.06(b)(iii)] of the Credit Agreement) and it is not a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. [The Assignee further represents and warrants that it is not in possession of any material non-public information regarding the Borrower or its Subsidiaries or their respective securities, that could reasonably be expected to have a material effect upon, or otherwise be material to, such Assignor’s decision to assign the Assigned Interest to the Assignee.]5

____________________
5 To be included in any assignments to the Borrower pursuant to Section [11.06(b)(vii)] of the Credit Agreement.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2 TO
BRIDGE FACILITY AGREEMENT
FORM OF ADMINISTRATIVE QUESTIONNAIRE
[On file with Administrative Agent]

EXHIBIT F TO
BRIDGE FACILITY AGREEMENT
[Reserved]

EXHIBIT G TO
BRIDGE FACILITY AGREEMENT
FORM OF GUARANTEE AND COLLATERAL AGREEMENT

EXHIBIT G TO
BRIDGE FACILITY AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT
among
POST HOLDINGS, INC.,
certain of its Subsidiaries,
and
BARCLAYS BANK PLC,
as Administrative Agent
Dated as of September 24, 2018

i

ii

SCHEDULES

1	Notice Addresses of Guarantors

2	Description of Pledged Investment Property [within 10 Business Days following Closing Date]

3	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office [within10 Business Days following Closing Date]

4	[Reserved]

5	Copyrights, Patents, Trademarks and Other Intellectual Property [within 10 Business Days following Closing Date]

6	Commercial Tort Claims [within 10 Business Days following Closing Date]

7	Letter of Credit Rights [within 10 Business Days following Closing Date]

EXHIBITS

A	Form of Acknowledgement and Consent

B-1	Form of Intellectual Property Security Agreement

B-2	Form of After-Acquired Intellectual Property Security Agreement

C	Form of Uncertificated Security Control Agreement

ANNEXES

1	Assumption Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT
GUARANTEE AND COLLATERAL AGREEMENT, dated as of September 24, 2018, among each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), and BARCLAYS BANK PLC, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Bridge Facility Agreement, dated as of September 24, 2018 (as amended, restated supplemented, replaced, or otherwise modified from time to time, the “Bridge Facility Agreement”), among POST HOLDINGS, INC., a Missouri corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Administrative Agent, and (ii) the other Secured Parties (as hereinafter defined).
W I T N E S E T H:
WHEREAS, the Administrative Agent, the Lenders and the Borrower have entered into the Bridge Facility Agreement;
WHEREAS, pursuant to the Bridge Facility Agreement, the Lenders have severally agreed to make an extension of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
WHEREAS, the proceeds of the extension of credit under the Bridge Facility Agreement will be used for repayment of Indebtedness (which may include the Loans) of the Company and payment of fees, costs, and expenses relating thereto, and pending the application of such proceeds in accordance with the foregoing, such proceeds may be temporarily invested in any manner not prohibited by the Bridge Facility Agreement;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Bridge Facility Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Bridge Facility Agreement thereafter that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Bridge Facility Agreement, to induce the other Secured Parties to enter into certain hedging and cash management agreements with the Grantors, and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:
ARTICLE 1.
DEFINED TERMS
Section 1.1    Definitions
. (a) Unless otherwise defined herein, terms defined in the Bridge Facility Agreement and used herein shall have the meanings given to them in the Bridge Facility Agreement, and the following terms which are defined in the Uniform Commercial Code as in effect in the State of New York are used herein as so defined: Accounts, Account Debtor, Authenticate, Certificated Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Instruments, Inventory, Letter of Credit Rights, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)    The following terms shall have the following meanings:
“8th Avenue” means 8th Avenue Food & Provisions, Inc., a Missouri corporation.
“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Assignment of Claims Act” shall mean the Assignment of Claims Act of 1940.
“Borrower” means (i) prior to the Debt Assumption, the Company, and (ii) as of and after the Debt Assumption, 8th Avenue.
“Cash Collateral Deposit Accounts” shall mean any Deposit Account pledged to secure obligations in respect of ordinary course cash management arrangements and commodity Swap Contracts to the extent permitted under Section 7.12 of the Bridge Facility Agreement.
“Collateral” shall have the meaning set forth in Article 3 hereof.
“Collateral Account” shall mean any collateral account established by the Administrative Agent as provided in Sections 6.1 or 6.4.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Copyright Licenses” shall mean any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
“Copyrights” shall mean (but excluding in all cases software licensed to a Grantor) (i) all domestic and foreign copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 5, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), and (v) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
“Deposit Account” shall mean (i) all “deposit accounts” as defined in Article 9 of the UCC, (ii) all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts) and (iii) together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

2

“Discharge of the Obligations” shall mean and shall have occurred when all Obligations shall have been paid in full in cash in immediately available funds and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination, (b) contingent obligations as to which no claim has been asserted, and (c) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements, if any, as to which arrangements satisfactory to the applicable Qualified Counterparties shall have been made).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any issuance of Equity Interests by any Restricted Subsidiary of such Person. For the avoidance of doubt, any issuance of Equity Interests by the Borrower shall not be a Disposition.

“Excluded Assets” shall mean (i) Excluded Deposit Accounts, (ii) Cash Collateral Deposit Accounts, (iii) any assets of any Unrestricted Subsidiary, (iv) any Equity Interests in (A) any Immaterial Subsidiary, (B) any Unrestricted Subsidiary, and (C) other immaterial non-wholly owned entity (“immaterial non-wholly owned entity” being defined as any such entity with respect to which the Grantors have made Investments in or to in an amount less than or equal to $5,000,000 in the aggregate at any time and $10,000,000 in the aggregate for all such entities) to the extent a pledge of such Equity Interests would not be permitted by the terms of such entity’s organizational or joint venture documentation (and the consent of the members, managers or equityholders, as applicable, has not been obtained), (v) property owned by any Grantor that is subject to a purchase money Lien or a Capital Lease permitted under the Bridge Facility Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capital Lease) prohibits or requires the consent of any Person other than the Grantors which has not been obtained as a condition to the creation of any other Lien on such property, (vi) any permit, lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to such Grantor or (b) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (a) or (b) above; provided, further, that the exclusions referred to in clauses (v) and (vi) of this definition shall not include any Proceeds of any such permit, lease, license, contract or agreement, (vii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Law, (viii) all motor vehicles, (ix) all aircraft, and (x) that certain Loan Agreement (Note 1) executed by PHI Acquisition Limited Partnership, a limited partnership established under the laws of the Province of British Columbia in favor of the Borrower and all rights and remedies related thereto, and that certain Forward Subscription Agreement by and between the Borrower and PH Acquisition LP ULC, a company organized under the laws of the Province of British Columbia and all rights and remedies related thereto..

3

“Excluded Deposit Account” shall mean, with respect to each Grantor, each (i) payroll account of such Grantor so long as the funds on deposit therein at any time do not exceed the then aggregate accrued payroll obligations of such Grantor, (ii) deposit account maintained in connection with an employee benefit plan provided to such Grantor’s employees to the extent the funds on deposit therein are held for the benefit of such Grantor’s employees and are not the assets of such Grantor, (iii) tax withholding or fiduciary account not otherwise described in this definition, (iv) offshore investment accounts, (v) overnight investment accounts, (vi) any accounts of any Grantor holding funds in escrow with respect to any proposed, pending or consummated acquisition permitted under the Bridge Facility Agreement or any accounts of any Grantor holding funds for the benefit of any insurance carrier of any Grantor (vii) accounts of target companies which are acquired pursuant to an acquisition permitted under the Bridge Facility Agreement, (viii) accounts for which Grantor is required to give “control” (within the meaning of the applicable Uniform Commercial Code), including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a Control Agreement, and (ix) petty cash account of such Grantor, provided that the petty cash accounts of the Grantors shall cease to constitute Excluded Deposit Accounts if the aggregate funds on deposit in all petty cash accounts of the Grantors taken together exceed $2,500,000 at any one time.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Food Security Act” shall mean the Food Security Act of 1985.
“Foreign Subsidiary Voting Stock” shall mean the voting Equity Interests of any Foreign Subsidiary which is a Restricted Subsidiary.
“FSHCO” shall mean any entity that is treated as a disregarded or pass-through entity for U.S. federal income tax purposes and owns (directly or indirectly) no material assets other than Equity Interests of one or more CFCs.
“General Intangibles” shall mean all “general intangibles” as such term is defined in Section 9-102(a)(42) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Swap Contracts and all contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and Authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

4

“Guarantors” shall mean the collective reference to each Grantor (excluding, for the avoidance of doubt, prior to the Debt Assumption, 8th Avenue).
“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all rights to sue at law or in equity for any infringement, misappropriation, dilution or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.
“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the additional insured or loss payee thereof).
“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Equity Interests”), (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.
“Issuers” shall mean the collective reference to each issuer of a Pledged Security.
“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations” shall mean all Obligations (as defined in the Bridge Facility Agreement) including, without limitation, those arising under Article 2 hereof; provided, however, that Obligations shall not include any Excluded Swap Obligations.
“Obligee Guarantor” shall have the meaning set forth in Section 2.8.
“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.
“Patents” shall mean (but excluding in all cases software licensed to a Grantor) (i) all domestic and foreign patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 5, all certificates of invention or similar property rights, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringement and other violation thereof), (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, reexaminations and extensions thereof, all improvements thereon and (vi) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

5

“Perishable Agricultural Commodities Act” shall mean the Perishable Agricultural Commodities Act of 1930.
“Permitted Exceptions” shall mean the following exceptions to the obligations or representations of any Grantor: (i) no Grantor shall be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof; (ii) no Grantor shall be required to take actions to perfect the security interest of the Administrative Agent on any Excluded Assets; and (iii) no Grantor shall be required to take actions to perfect the security interests of the Administrative Agent with respect to any Collateral for which security interests are perfected by a method other than the filing of a financing statement unless this Agreement expressly requires such Grantor to take such perfection action.
“Pledged Alternative Equity Interests” shall mean all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Trust Interests, and shall not include any of the foregoing to the extent it comprises Excluded Assets.
“Pledged Commodity Contracts” shall mean all commodity contracts to which any Grantor is party from time to time.
“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2 (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable), together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect but excluding in all cases that certain Loan Agreement (Note 1) executed by PHI Acquisition Limited Partnership, a limited partnership established under the laws of the Province of British Columbia in favor of the Borrower and all rights and remedies related thereto, and excluding any of the foregoing to the extent it comprises Excluded Assets.
“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests; provided, however, that in no event shall “Pledged Equity Interests” include (x) more than 65% of the total outstanding Foreign Subsidiary Voting Stock of a Foreign Subsidiary, if the pledge of greater than 65% of such Foreign Subsidiary Voting Stock would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, as reasonably determined by Borrower in consultation with the Administrative Agent, as a result of Section 956 of the Code; provided, that notwithstanding anything to the contrary herein, a Grantor shall not be required to pledge any equity in any FSHCO; provided, further, that the foregoing shall not affect such FSHCO’s obligation to provide any pledge that such FSHCO is otherwise required to provide pursuant to this Agreement, (y) more than 65% of the total outstanding limited liability company interests in Golden Acquisition Sub, LLC, excluding in all cases that certain Forward Subscription Agreement by and between the Borrower and PH Acquisition LP ULC, a company organized under the laws of the Province of British Columbia and all rights and remedies related thereto, or (z) any of the Equity Interests of PHI Acquisition GP ULC, a company organized under the laws of the Province of British Columbia.

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“Pledged LLC Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing, and excluding any of the foregoing to the extent it comprises Excluded Assets.
“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2 (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable), and all Intercompany Notes at any time issued to any Grantor, but excluding in all cases that certain Loan Agreement (Note 1) executed by PHI Acquisition Limited Partnership, a limited partnership established under the laws of the Province of British Columbia in favor of the Borrower and all rights and remedies related thereto, and excluding any of the foregoing to the extent it comprises Excluded Assets.
“Pledged Partnership Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Section 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, excluding any of the foregoing to the extent it comprises Excluded Assets.
“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing, excluding any of the foregoing to the extent it comprises Excluded Assets.
“Pledged Trust Interests” shall mean all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 2 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing, excluding any of the foregoing to the extent it comprises Excluded Assets.

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“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.
“Pledged Security Entitlements” shall mean all security entitlements of any Grantor.
“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Qualified Counterparty” means each Person who is a counterparty to a Secured Cash Management Agreement or a Secured Hedge Agreement.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivable” shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.
“Secured Parties” shall mean collectively, (i) at any time, the Administrative Agent, the Lenders, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 of the Bridge Facility Agreement and (ii) as of and after the Debt Assumption, with respect to any Secured Cash Management Agreement, the Cash Management Banks, and with respect to any Secured Hedge Agreement, the Hedge Banks; provided that no Hedge Bank or Cash Management Bank shall have any rights in connection with the management or release of any Collateral or the obligations of any Guarantor under this Agreement. For avoidance of doubt, prior to the Debt Assumption, the Secured Parties will not have the benefit of any security interest or Liens in the Collateral.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

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“Trademarks” shall mean (i) all domestic and foreign trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5, (ii) the right to sue or otherwise recover for any and all past, present and future infringements, dilutions and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements, dilutions and other violations thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.
“Trade Secret License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret.
“Trade Secrets” shall mean (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (ii) the right to sue or otherwise recover for any and all past, present and future misappropriations or other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments arising out of the sale, lease, license, assignment or other disposition thereof, and damages and payments for past, present or future misappropriations and other violations thereof), and (iv) all other rights of any kind whatsoever of any Grantor accruing thereunder or pertaining thereto.
“Vehicles” shall mean all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature covered by a certificate of title law of any jurisdiction and all tires and other appurtenances to any of the foregoing.
Section 1.2    Other Definitional Provisions
. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and Schedule references are to this Agreement unless otherwise specified.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
Section 1.3    Schedules. Representations, warranties and covenants that reference Schedules 2, 3, 4, 5 and 6 shall not be deemed to be made or required to be complied with, as applicable, until such Schedules are required to be delivered hereunder.
ARTICLE 2.
GUARANTEE
Section 2.1    Guarantee

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. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, including the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)    Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the Obligations, whether or not any such increase is contemplated or provided for by the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreement on the date hereof. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Article 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Article 2 hereof void or voidable under applicable law, including, without limitation, fraudulent conveyance law. To effectuate the foregoing intention, the Administrative Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under the guarantee set forth in Article 2 hereof at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the guarantee set forth in Article 2 hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under the guarantee set forth in Article 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. To the extent that any Guarantor shall be required hereunder to pay any portion of any guaranteed obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and such other obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the guaranteed obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than the guarantee under Article 2 hereof will be deemed to be enforceable and payable after the guaranty under Article 2 hereof. To the fullest extent permitted by applicable Law, this Section 2.2(b) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.
(c)    Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.1(b) without impairing the guarantee contained in this Article 2 or affecting the rights and remedies of any Secured Party hereunder.
(d)    The guarantee contained in this Article 2 shall remain in full force and effect until the Discharge of the Obligations.
(e)    No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of the Obligations.
Section 2.2    Rights of Reimbursement, Contribution and Subrogation

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. In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:
(a)    If such payment is made by the Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrower or, from and after the Debt Assumption, any Secured Hedge Agreement or Secured Cash Management Agreement entered into by the Borrower, the Borrower shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (B) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.
(b)    If such payment is made by a Guarantor or from its property in respect of Obligations of the Borrower or another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) Discharge of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower or such other Guarantor, as applicable and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.
(c)    From and after the Debt Assumption, if and whenever any right of reimbursement or contribution becomes enforceable by any Grantor against any other Grantor under Sections 2.2(a) and 2.2(b), such Grantor shall be entitled, subject to and upon (but not before) Discharge of the Obligations, to be subrogated (equally and ratably with all other Grantors entitled to reimbursement or contribution from any other Grantor as set forth in this Section 2.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement. Such right of subrogation shall be enforceable solely after Discharge of the Obligations and solely against the Grantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Grantor, then, after Discharge of the Obligations, the Administrative Agent shall deliver to the Grantors making such demand, or to a representative of such Grantors or of the Grantors generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.
(d)    All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Grantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects prior to the Discharge of the Obligations. Until Discharge of the Obligations, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Grantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Grantor, it shall be held by such Grantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

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(e)    The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
(f)    Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to the foregoing provisions of this Section 2.2 and (ii) neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).
Section 2.3    Amendments, etc. with respect to the Obligations
. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Bridge Facility Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith or with any of the other Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders under the Bridge Facility Agreement or all Lenders, as the case may be or, in the case of Secured Hedge Agreements or Secured Cash Management Agreements, the counterparties thereto) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article 2 or any property subject thereto.
Section 2.4    Guarantee Absolute and Unconditional
. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article 2 or acceptance of the guarantee contained in this Article 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 2; and all dealings between the Borrower and any of the other Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Bridge Facility Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Grantor for the Obligations, or of such other Guarantor under the guarantee contained in this Article 2, in bankruptcy or in any other instance other than Discharge of the Obligations. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand

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on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Without limiting the generality of the foregoing or any other provision hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433.
Section 2.5    Reinstatement
. The guarantee contained in this Article 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
Section 2.6    Payments
. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office as specified in the Bridge Facility Agreement.
Section 2.7    Bankruptcy, Etc
. (a) Until Discharge of the Obligations, no Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

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(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations guaranteed hereby because it is the intention of the Guarantors and Secured Parties that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any other Guarantor of any portion of such Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
Section 2.8    Subordination of Other Obligations
. Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”) whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor upon the occurrence and during the continuance of an Event of Default shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 2.9    Keepwell
. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.9, or otherwise under this Guaranty, as it relates to such Grantor , voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Discharge of the Obligations. Each Qualified ECP Guarantor intends that this Section 2.9 constitute, and this Section 2.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE 3.
GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL
(a)    Notwithstanding anything herein to the contrary, the provisions of this Article 3 (including, without limitation, the grant of the security interests and Liens provided for herein), will be effective only upon the occurrence of the Debt Assumption (if any), it being understood that prior to the Debt Assumption, the Loans and the Guarantees thereof will be unsecured senior obligations of the applicable Grantor.
(b)    Effective as of the Debt Assumption (if any), each Grantor as of the Debt Assumption (after giving effect to the Debt Assumption and Section 8.15(d)), hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the personal property of such Grantor, including, without limitation, the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

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(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all Contracts;
(iv)    all Deposit Accounts;
(v)    all Documents;
(vi)    all Equipment;
(vii)    all General Intangibles;
(viii)    all Instruments;
(ix)    all Insurance
(x)    all Intellectual Property;
(xi)    all Inventory;
(xii)    all Investment Property;
(xiii)    all Letter of Credit Rights;
(xiv)    all Money;
(xv)    all Vehicles;
(xvi)    all Goods not otherwise described above;
(xvii)    any Collateral Account;
(xviii)    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;
(xix)    commercial tort claims now or hereinafter described on Schedule 6; and
(xx)    to the extent not otherwise included, all other property of the Grantor and all Proceeds and products accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

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provided that notwithstanding anything to the contrary in this Agreement, the term “Collateral” shall not include the Excluded Assets.
(c)    Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into the Bridge Facility Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, (i) each Grantor hereby represents and warrants to the Secured Parties as of the Closing Date the representation and warranty set forth in Section 4.1 and (ii) 8th Avenue and the Post-Assumption Guarantors hereby represent and warrant to the Secured Parties, as of the Debt Assumption Date (after giving effect to the Debt Assumption) or on the later date specified in any such representation or warranty, as applicable, each of the representations and warranties set forth in this Article 4 (except, for avoidance of doubt, in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date). Notwithstanding anything herein to the contrary, no schedules to this Agreement (other than Schedule 1, which is required to be provided on the Closing Date) are required to be provided as part of this Agreement until the date that is ten Business Days following the Debt Assumption Date, provided, however, that if the Loans have been repaid in full prior to such date then no schedules shall be required to be delivered.
Section 4.1    Representations in Bridge Facility Agreement
The representations and warranties set forth in Section 5 of the Bridge Facility Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties (i) expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any qualification therein) in all respects and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.l, be deemed to be a reference to such Grantor’s knowledge.
Section 4.2    Title; No Other Liens

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. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except for Permitted Liens. Except with respect to Permitted Liens, no financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Bridge Facility Agreement.
Section 4.3    Perfected First Priority Liens
. (a) Other than with respect to the Permitted Exceptions, the security interests granted pursuant to this Agreement (i) upon completion of the UCC filings pursuant to Section 7.3 and the other actions required by Section 6.18 of the Bridge Facility Agreement and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof and (ii) are prior to all other Liens on the Collateral except for Permitted Liens.
Section 4.4    Name; Jurisdiction of Organization, etc.
As of the Debt Assumption (if any), such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office are specified on Schedule 3. As of the Debt Assumption (if any), each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 3, as of the Debt Assumption (if any), the jurisdiction of each such Grantor’s organization of formation is required to maintain a public record showing the Grantor to have been organized or formed. Except as specified on Schedule 3, as of the Debt Assumption (if any), it has not changed its name, jurisdiction of organization, chief executive office or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated.
Section 4.5    Inventory and Equipment
. (a) As of the Debt Assumption (if any), the Inventory and the Equipment (other than Inventory or Equipment in transit) with an aggregate fair market value in excess of $5,000,000 are kept at the locations listed on Schedules 5.08(c) or 5.08(d)(i) in the Bridge Facility Agreement.
(b)    Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended, other than up to $1,000,000 of Inventory in existence at any time in the aggregate.
(c)    Except as set forth on Schedule 5.08(d)(i) in the Bridge Facility Agreement, as of the Debt Assumption (if any), none of the Inventory or Equipment with an aggregate fair market value in excess of $5,000,000 is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or is otherwise in the possession of any bailee or warehouseman.
Section 4.6    Intentionally Omitted
. Intentionally omitted.

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Section 4.7    Investment Property
. (a) Schedule 2 hereto (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable) sets forth under the headings “Pledged Stock”, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor with a face value, in each case, in excess of $5,000,000, and all of such Pledged Debt Securities and Pledged Notes have been, to Grantor’s knowledge (although no knowledge qualifier shall be applicable to any Pledged Debt Securities and Pledged Notes issued by a Grantor or any Subsidiary thereof) duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and is not in default and constitute all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor. Each Grantor is the sole entitlement holder or customer of each “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts” owned by it, and such Grantor has not consented to, and has no knowledge of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account (other than a Cash Collateral Deposit Account) or any securities, commodities or other property credited thereto, except Permitted Liens and except to the extent constituting Excluded Assets;
(b)    The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any Foreign Subsidiary Voting Stock and other Equity Interests specifically excluded from the definition of “Pledged Equity Interests.”
(c)    All the shares of the Pledged Equity Interests have been duly and validly issued and, if applicable, are fully paid and nonassessable.
(d)    As of the Debt Assumption (if any), the terms of the membership agreement or partnership agreement that governs any uncertificated Pledged LLC Interests or Pledged Partnership Interests, respectively, do not provide certificates for such interests and do not provide that such interests are securities governed by the Uniform Commercial Code of any jurisdiction.
(e)    The terms of any certificated Pledged LLC Interests and Pledged Partnership Interests expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the state of the Issuer’s organization.
(f)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

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(g)    Within five Business Days after the Debt Assumption Date, unless Discharge of the Obligations has occurred on or prior to the expiration of such period, each Issuer that is not a Grantor hereunder has executed and delivered to the Administrative Agent an Acknowledgment and Agreement, in substantially the form of Exhibit A, to the pledge of the Pledged Securities pursuant to this Agreement,.
Section 4.8    Receivables
. (a) Within five Business Days after the Debt Assumption Date, unless Discharge of the Obligations has occurred on or prior to the expiration of such period, no amount in excess of $2,500,000 individually or $5,000,000 in the aggregate payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Administrative Agent.
(b)    To the knowledge of each Grantor, each Receivable of such Grantor at the time of its creation (i) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms, (iii) is not subject to any setoffs, defenses, taxes, counterclaims (except with respect to rebates, refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise and disputes arising in the ordinary course of business) and (iv) is in compliance in all material respects with all applicable Laws.
Section 4.9    Intellectual Property
. (a) As of the Debt Assumption (if any), Schedule 5 lists all issued Patents and Patent applications, registered Trademarks and Trademark applications, and registered Copyrights and Copyright applications owned by such Grantor (such Intellectual Property, together with all other Intellectual Property of such Grantor, in each case which is material to the business of the Borrower and its Subsidiaries taken as a whole and owned by a given Grantor, such Grantor’s “Material Grantor Intellectual Property”). Except as set forth in Schedule 5, as of the Debt Assumption (if any), such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to the Material Grantor Intellectual Property and is otherwise entitled to use all such Material Grantor Intellectual Property, subject only to the license terms of the licensing or franchise agreements referred to in paragraph (c) below.
(b)    All Material Grantor Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and to the knowledge of such Grantor, neither the operation of such Grantor’s business as currently conducted nor the use of the Material Grantor Intellectual Property in connection therewith infringe, misappropriate, dilute or otherwise violate the intellectual property rights of any other Person, except in such cases where it could not reasonably be expected to have a Material Adverse Effect.
(c)    As of the Debt Assumption (if any), except as set forth in Schedule 5, there are no other agreements, orders, or judgments which materially impair the use of any Material Grantor Intellectual Property.
(d)    The rights of such Grantor in or to the Material Grantor Intellectual Property do not infringe, misappropriate, dilute or otherwise violate the rights of any third party, and no claim has been asserted that the use of any Material Grantor Intellectual Property does or may infringe, misappropriate, dilute or otherwise violate the rights of any third party, in either case, which infringement, misappropriation, dilution or other violation could reasonably be expected to have a Material Adverse Effect. To the knowledge of such Grantor, there is currently no infringement, misappropriation, dilution or unauthorized use of any item of Material Grantor Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

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(e)    No holding, decision or judgment has been rendered by any Governmental Authority which would limit or cancel the validity or enforceability of, or such Grantor’s rights in, any Material Grantor Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. Such Grantor is not aware of any uses of any item of Material Grantor Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable including, without limitation, unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses that could reasonably be expected to have a Material Adverse Effect.
(f)    No action or proceeding is pending, or, to the knowledge of such Grantor, threatened (i) seeking to limit or question the validity of any Material Grantor Intellectual Property or such Grantor’s ownership interest therein that could reasonably be expected to have a Material Adverse Effect, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any patent, trademark, copyright, or any other right of any third party that could reasonably be expected to have a Material Adverse Effect, or (iii) alleging that any such Material Grantor Intellectual Property is being licensed, sublicensed or used in violation of any patent, trademark, copyright or any other right of any third party, that could reasonably be expected to have a Material Adverse Effect. To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Material Grantor Intellectual Property or upon the rights of such Grantor therein and that could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in the termination or material impairment of any of the Material Grantor Intellectual Property.
(g)    With respect to each Copyright License, Trademark License and Patent License material to the business of the Borrower and its Subsidiaries taken as a whole to which such Grantor is a party: (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license, (ii) to the extent any such Copyright License, Trademark License or Patent License is not Excluded Assets such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein, nor will the grant of such rights and interests constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license, (iii)  such Grantor has not received any notice of a breach or default under such license that could reasonably be expected to have a Material Adverse Effect, (iv) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license that could reasonably be expected to have a Material Adverse Effect.
(h)    As of the Debt Assumption (if any), except as set forth in Schedule 5, such Grantor has performed all acts and has paid all required fees and taxes to maintain each and every item of Material Grantor Intellectual Property in full force and effect and has made commercially reasonable efforts to protect and maintain its interest therein except in such cases where such Grantor has determined in its reasonable business judgment to no longer maintain any such item of Material Grantor Intellectual Property. Such Grantor has, where practical, used statutory notice in marking in connection with its use of each Patent, Trademark and Copyright included in the Material Grantor Intellectual Property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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(i)    To the knowledge of such Grantor, except where it could not reasonably be expected to have a Material Adverse Effect, (i) none of the Trade Secrets included in the Grantor Intellectual Property of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person, (ii) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor, and (iii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property.
(j)    Such Grantor has made all filings and recordations necessary, in its reasonable business judgment, to adequately protect its interest in its Material Grantor Intellectual Property including, without limitation, recordation of its interests in the Patents and Trademarks with the United States Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the United States Copyright Office and in corresponding national and international copyright offices except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(k)    Such Grantor has taken all commercially reasonable steps to use consistent standards of quality in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any item of Material Grantor Intellectual Property and has taken all commercially reasonable steps to ensure that all licensed users of any kind of Material Grantor Intellectual Property use such consistent standards of quality except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(l)    No Grantor is subject to any settlement or consents, judgment, injunction, order, decree, covenants not to sue, non-assertion assurances or releases that would impair the validity or enforceability of, or such Grantor’s rights in, any Grantor Intellectual Property material to the business of the Borrower and its Restricted Subsidiaries and that could reasonably be expected to have a Material Adverse Effect.
Section 4.10    Letter of Credit Rights
. No Grantor is a beneficiary or assignee under any letter of credit in excess of $15,000,000 other than those described on Schedule 7, which shall be amended by the Borrower from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable, to reflect any additional letter of credit rights obtained since such schedule was last delivered.
Section 4.11    Commercial Tort Claims
. No Grantor has any commercial tort claims in excess of $15,000,000 other than those described on Schedule 6, which shall be amended by the Borrower from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable, to reflect any additional commercial tort claims arising since such schedule was last delivered.
ARTICLE 5.
COVENANTS
Each Grantor covenants to and agrees with the Secured Parties that, from and after (i) the Debt Assumption, in the case of each Section of this Article 5 other than Section 5.1, or (ii) the Closing Date, in the case of Section 5.1, in each case until the Discharge of the Obligations (provided, however, that the covenants and agreements in this Article 5 are in each case subject to Section 6.18 of the Bridge Facility Agreement, and in the event any action would be required by this Article 5 to be taken or completed prior to the applicable deadline specified in Section 6.18 of the Bridge Facility Agreement, the applicable deadline specified in Section 6.18 of the Bridge Facility Agreement shall control):

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Section 5.1    Covenants in Bridge Facility Agreement
. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken by such Grantor, as the case may be, so that no Event of Default is caused by the failure of such Grantor to take such action or to refrain from taking such action.
Section 5.2    Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts
. (a) If any of the Collateral having a fair market value or in a principal amount in excess of $2,500,000 individually or $5,000,000 in the aggregate is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Document or Tangible Chattel Paper shall be delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable,.
(b)    If any of the Collateral having a fair market value or in a principal amount in excess of $2,500,000 individually or $5,000,000 in the aggregate is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) that such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) that copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) that each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
(c)    If any of the Pledged Equity Interests is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit C or such other form as may be provided by such Issuer reasonably satisfactory to the Administrative Agent.
(d)    [Reserved.]
(e)    [Reserved.]
(f)    In addition to and not in lieu of the foregoing, if any Issuer of any Investment Related Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or advisable or as may be reasonably requested by the Administrative Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Administrative Agent.

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Section 5.3    Intentionally Omitted.
Section 5.4    Maintenance of Perfected Security Interest; Further Documentation
. (a)  Other than with respect to the Permitted Exceptions, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 hereof and shall defend such security interest against the claims and demands of all Persons whomsoever other than the holders of Permitted Liens.
(b)    Such Grantor will furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.
Section 5.5    Changes in Locations, etc.
Such Grantor will not, except as disclosed concurrently with the delivery by the Borrower of the items required by Section 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable, and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein (other than with respect to Permitted Exceptions), permit Inventory or Equipment with an aggregate value in excess of $20,000,000 (other than Inventory or Equipment in transit) to be kept at a location other than those listed on Schedules 5.08(c) or 5.08(d)(i) of the Bridge Facility Agreement.
Section 5.6    Notices
. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:
(A)    any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect in any material respect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
(B)    the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
Section 57    Investment Property
. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer (unless (x) such liquidation or dissolution was not prohibited by the Bridge Facility Agreement, and (y) no Event of Default shall have occurred and be continuing) shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities

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shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
(b)    Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any Issuer (except, in each case, pursuant to a transaction which is not prohibited by the Bridge Facility Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction not prohibited by the Bridge Facility Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and other Permitted Liens that are not consensual Liens, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein (unless expressly permitted pursuant to the Bridge Facility Agreement) or (v) without the prior written consent of the Administrative Agent, cause any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) as of the Debt Assumption (if any) to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC, unless such Grantor shall promptly notify the Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Administrative Agent’s “control” thereof.
(c)    In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) hereof with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 6.3(c) or 6.7 hereof with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent for the benefit of the Secured Parties and to the transfer of any Pledged Security to the Administrative Agent or its nominee following an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security.
Section 5.8    Receivables
. Other than in the ordinary course of business or as expressly permitted pursuant to the Bridge Facility Agreement, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could reasonably be likely to materially and adversely affect the value thereof.

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Section 5.9    Intellectual Property
. (a)   Such Grantor (either itself or through licensees) will (i) in its reasonable business judgment, continue to use each Trademark included in the Grantor Intellectual Property (“Grantor Trademarks”) on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Grantor Trademarks in full force free from any claim of abandonment for non-use except where the failure to continue such use could not reasonably be expected to have a Material Adverse Effect, (ii) maintain as in the past the quality of products and services offered under such Grantor Trademarks and take all reasonably necessary steps to ensure that all licensed users of such Grantor Trademarks maintain as in the past such quality except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (iii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Grantor Trademark may become invalidated or materially impaired in any way except where such action could not reasonably be expected to have a Material Adverse Effect.
(b)    Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent included in the Grantor Intellectual Property (“Grantor Patents”) may become forfeited, abandoned or dedicated to the public except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    Such Grantor (either itself or through licensees) (i) will in its reasonable business judgment, employ each Copyright included in the Grantor Intellectual Property (“Grantor Copyrights”) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Grantor Copyrights may become invalidated or otherwise materially impaired except in such circumstances that could not reasonably be expected to have a Material Adverse Effect. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of Grantor Copyrights may fall into the public domain except as could not reasonably be expected to have a Material Adverse Effect.
(d)    Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Grantor Intellectual Property to infringe, misappropriate, dilute or otherwise violate the intellectual property rights of any other Person except where such use could not reasonably be expected to have a Material Adverse Effect.
(e)    Such Grantor (either itself or through licensees) will, where practical, use statutory notice marking in connection with the use of each Grantor Patent, Grantor Trademark and Grantor Copyright except where the failure to use such notices could not reasonably be expected to have a Material Adverse Effect.
(f)    Except where it could not reasonably be expected to have a Material Adverse Effect, such Grantor will notify the Secured Parties promptly if it knows that any application or registration relating to any Grantor Intellectual Property has become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any Material Grantor Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

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(g)    Following such Grantor’s acquisition or creation of any copyrightable work, invention, trademark or other similar property that is material to the business of Grantor, such Grantor will, if consistent with its reasonable business judgment, apply for registration thereof with the United States Copyright Office, the United States Patent and Trademark Office or other appropriate office. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Material Grantor Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency of the United States of America or Canada, the Borrower or such Grantor shall report such filing to the Administrative Agent at the time of and concurrent with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable, for the period in which such filing occurs (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion). For the avoidance of doubt, no Grantor shall be obligated to provide notice to Administrative Agent of, or otherwise include on a schedule, any Copyright License, Trademark License, Patent License or Trade Secret License.
(h)    Such Grantor will take steps, in its reasonable business judgment and except where the failure to take any action described in this subsection could not reasonably be expected to have a Material Adverse Effect, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application in respect of (and to obtain the relevant registration in respect of) and to maintain each registration in respect of, Material Grantor Intellectual Property, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
(i)    Such Grantor (either itself or through licensees) will not, without the prior written consent of the Administrative Agent, discontinue use of or otherwise abandon any Grantor Intellectual Property except in such circumstances that could not reasonably be expected to have a Material Adverse Effect.
(j)    In the event that any Material Grantor Intellectual Property is known by any such Grantor to be infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Material Grantor Intellectual Property.
(k)    Such Grantor agrees that, should it obtain an ownership interest in any item of Intellectual Property (excluding any Copyright License, Trademark License, Patent License or Trade Secret License) which is not part of the Collateral as of the Debt Assumption Date (the “After-Acquired Intellectual Property”), (i) the provisions of Article 3 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of Trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Collateral, (iii) it or the Borrower shall, at the time of and concurrent with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable, for the period in which such Grantor acquires such ownership interest (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), give written notice thereof to the Administrative Agent in accordance herewith, and (iv) it or the Borrower shall provide the Administrative Agent, at the time of and concurrent with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable, for the period in which such Grantor acquires such ownership interest (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), with an amended Schedule 5 hereto and take the actions specified in Section 5.9(m) hereof with respect to such Intellectual Property in the United States or Canada.

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(l)    Within five Business Days after the Debt Assumption Date, unless Discharge of the Obligations has occurred on or prior to the expiration of such period, such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its Copyrights, Trademarks, and Patents, in substantially the form of Exhibit B-1 in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, and any other applicable Governmental Authority or any political subdivision of the United States or Canada. For the avoidance of doubt, no Grantor shall be obligated to execute an Intellectual Property Security Agreement with respect to its Copyrights Licenses, Trademarks Licenses, Patents Licenses or Trade Secret Licenses.
(m)    Commencing on the date five Business Days after the Debt Assumption Date, unless Discharge of the Obligations has occurred on or prior to such date, such Grantor agrees to execute an After-Acquired Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property with respect to such Intellectual Property in the United States and Canada in substantially the form of Exhibit B-2 in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, and any other applicable Governmental Authority or any political subdivision of the United States or Canada.
(n)    Such Grantor shall take commercially reasonable steps as it determines in its reasonable business judgment to protect the secrecy of all Trade Secrets included in the Material Grantor Intellectual Property.
Section 5.10    Commercial Tort Claims.
If any Grantor shall at any time after the Debt Assumption acquire or become the beneficiary of a commercial tort claim in excess of $15,000,000, such Grantor shall promptly provide the Administrative Agent with an amended Schedule 6 hereto describing the details thereof concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Bridge Facility Agreement, as applicable.
Section 5.11    Changes in Locations, Name, Jurisdiction of Incorporation, etc.
Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein (other than with respect to Permitted Exceptions):

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(i)    except in connection with the merger of a Grantor into another Grantor, change its legal name, jurisdiction of organization or the location of its chief executive office from that referred to in Schedule 3 (as supplemented from time to time by an Assumption Agreement); or
(ii)    except in connection with the merger of a Grantor into another Grantor, change its legal name or structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.
ARTICLE 6.
REMEDIAL PROVISIONS
Notwithstanding anything herein to the contrary, the provisions of this Article 6, will be effective only upon the occurrence of the Debt Assumption (if any), it being understood that prior to the Debt Assumption, the Loans and the Guarantees thereof will be unsecured senior obligations of the applicable Grantor.
Section 6.1    Certain Matters Relating to Receivables.
(a)    Upon the occurrence and during the continuance of an Event of Default, (1) the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications and (2) upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
(b)    The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5 hereof, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
Section 6.2    Communications with Obligors; Grantors Remain Liable
. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Receivables.

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(b)    After the occurrence and during the continuance of an Event of Default, (i) the Administrative Agent may notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Administrative Agent therein, and (ii) the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables directly to the Administrative Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
Section 6.3    Pledged Securities
. (a)  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b) hereof, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, unless prohibited by the Bridge Facility Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would impair in any material respect the Collateral taken as a whole or which would result in an Event of Default.
(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of its intent to exercise its rights under this Section 6.3(b): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein.
(c)    Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

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Section 6.4    Proceeds to be Turned Over To Administrative Agent
. In addition to the rights of the Secured Parties specified in Section 6.1 hereof with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its rights pursuant to this Section 6.4, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5 hereof.
Section 6.5    Application of Proceeds
. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.12(f) of the Bridge Facility Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.6 hereof) constituting Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Article 2, in payment of the Obligations in the following order:
First, to the Administrative Agent, to pay incurred and unpaid fees and expenses of the Secured Parties under the Loan Documents, any Secured Hedge Agreements, and any Cash Management Agreements;
Second, to the Administrative Agent, for application by it towards payment of all other amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;
Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and
Fourth, any balance of such Proceeds remaining after Discharge of the Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
Section 6.6    Code and Other Remedies

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.  (a)  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable Law or in equity. If an Event of Default shall occur and be continuing, without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. If an Event of Default shall occur and be continuing, each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale, such amount to be apportioned ratably to the Obligations of the Secured Parties in accordance with their pro rata share of such Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

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(b)    The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6 hereof, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable Law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it of any rights hereunder.
(c)    In the event of any Disposition of any of the Grantor Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Administrative Agent or its designee with any documents and things embodying Grantor’s know-how and expertise relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Grantor Intellectual Property subject to such Disposition, and such Grantor’s customer lists and other records and documents relating to such Grantor Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.
Section 6.7    Registration Rights
. (a)   If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity Interests or the Pledged Debt Securities pursuant to Section 6.6 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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(c)    Each Grantor agrees to use its best efforts to do or cause to be done all such other reasonable acts as are necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Bridge Facility Agreement or a defense of payment.
Section 6.8    Waiver; Deficiency
. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.
Section 6.9    Intentionally Omitted.
Section 6.10    IP Licenses
. If an Event of Default shall occur and be continuing, for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article 6 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties an irrevocable, nonexclusive, and assignable license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, practice, sublicense, and otherwise exploit any and all Intellectual Property now owned or held or hereafter acquired or held by such Grantor (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof).
ARTICLE 7.
THE ADMINISTRATIVE AGENT
Section 7.1    Administrative Agent’s Appointment as Attorney-in-Fact, etc.
(a)  Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following if an Event of Default shall occur and be continuing (provided, that any of the following provisions that relate solely to the Collateral or are only applicable after the Loans are secured will be effective only upon the consummation of the Debt Assumption (if any)):

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(i)    in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise reasonably deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iv)    execute, in connection with any sale provided for in Sections 6.6 or 6.7 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 7.1(b) below, it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

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(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making written demand on the Grantor and the Grantor failing to reasonably promptly comply therewith.
(c)    The reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Loans under the Bridge Facility Agreement, from the date of demand for payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until Discharge of the Obligations.
Section 7.2    Duty of Administrative Agent
. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.
Section 7.3    Execution of Financing Statements
. Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable Law, each Grantor authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent on behalf of the Secured Parties under this Agreement; provided, however, that no such financing statement shall be filed or recorded prior to 5:00 p.m., New York City time, on the Debt Assumption Date, and then only if the Loans are outstanding at such time. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

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Section 7.4    Authority of Administrative Agent
. (a)   Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Bridge Facility Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
(b)    The Administrative Agent has been appointed to act as Administrative Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Bridge Facility Agreement; provided that the Administrative Agent shall, after Discharge of the Obligations has occurred, exercise, or refrain from exercising, any remedies provided for herein and otherwise act in accordance with the instructions of the holders of a majority of the sum of (x) the aggregate settlement amount (exclusive of expenses and similar payments but including any early termination payments then due) under all Secured Hedge Agreements and (y) all amounts payable under Secured Cash Management Agreements (exclusive of expenses and similar payments).
Section 7.5    Appointment of Co-Administrative Agents
. At any time or from time to time, in order to comply with any requirement of Law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).
ARTICLE 8.
MISCELLANEOUS
Section 8.1    Amendments in Writing; Amendments to Schedules
. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.01 of the Bridge Facility Agreement. Each of the Schedules hereto may be amended or supplemented by any Grantor at any time by providing written notice of such amendment or supplement to the Administrative Agent, and in such case such schedule shall be deemed to be amended and supplemented as of the date of such written notice.
Section 8.2    Notices
. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.02 of the Bridge Facility Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 as updated from time to time by any Grantor by providing notice to Administrative Agent in accordance with Section 11.02 of the Bridge Facility Agreement.

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Section 8.3    No Waiver by Course of Conduct; Cumulative Remedies
. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
Section 8.4    Enforcement Expenses; Indemnification
. (a)  Each Grantor agrees to pay or reimburse each Secured Party for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Grantor under the guarantee contained in Article 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent.
(b)    Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.04 of the Bridge Facility Agreement.
(d)    The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Bridge Facility Agreement and the other Loan Documents.
(e)    Each Grantor agrees that the provisions of Section 3.01 of the Bridge Facility Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
Section 8.5    Successors and Assigns
. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.

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Section 8.6    Set-Off
. Each Grantor hereby irrevocably authorizes each Secured Party (other than any Hedge Bank or Cash Management Bank) at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such party may elect, against and on account of the obligations and liabilities of such Grantor to such party hereunder and claims of every nature and description of such party against such Grantor, in any currency, whether arising hereunder, under the Bridge Facility Agreement, any other Loan Document or otherwise, as such party may elect, whether or not any party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party (other than any Hedge Bank or Cash Management Bank) shall notify such Grantor promptly of any such set-off and the application made by such party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party (other than any Hedge Bank or Cash Management Bank) under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such party may have.
Section 8.7    Counterparts
. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
Section 8.8    Severability
. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 8.9    Section Headings
. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
Section 8.10    Integration/Conflict
. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents. In the case of any Collateral “located” outside of the United States (including any Equity Interests of an Issuer organized under a jurisdiction other than the United States or any state or other locality thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of a Foreign Security Document which cannot be resolved by both provisions being complied with, the provisions contained in the Foreign Security Document shall govern to the extent of such conflict.
Section 8.11    GOVERNING LAW

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. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 8.12    Submission to Jurisdiction; Waivers
. Each Grantor hereby irrevocably and unconditionally:
(A)    submits for itself and its property in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof;
(B)    agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court;
(C)    agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and that nothing in this agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Grantor or its Properties in the courts of any jurisdiction;
(D)    waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section (and irrevocably waives to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);
(E)    consents to service of process in the manner provided for in Section 11.02 of the Bridge Facility Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law); and
(F)    waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
Section 8.13    Acknowledgments
. Each Grantor hereby acknowledges that:
(A)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

39

(B)    no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(C)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
Section 8.14    Additional Grantors
. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.11 of the Bridge Facility Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
Section 8.15    Releases; Debt Assumption
. (a)  At such time as there has been a Discharge of the Obligations, (i) if such Discharge of the Obligations occurs after the Debt Assumption, the Collateral shall be released from the Liens created hereby, and (ii) this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and (if applicable) all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall (x) if applicable, promptly deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and (y) execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
(b)    After the Debt Assumption, if any of the Collateral shall be Disposed of by any Grantor in a transaction not prohibited by the Bridge Facility Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.
(c)    At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder (and, after the Debt Assumption, all Equity Interests of such Subsidiary Guarantor pledged hereunder and all Liens granted on its assets in favor of the Administrative Agent shall be released) in the event that (i) all the Equity Interests of such Subsidiary Guarantor or (ii) all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation), shall be Disposed of, in each case in a transaction not prohibited by the Bridge Facility Agreement; provided that, in the case of a Disposition (which excludes, for the avoidance of doubt, the designation of a Guarantor as an Unrestricted Subsidiary) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the Disposition in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with the Bridge Facility Agreement and the other Loan Documents and, if applicable, that the Proceeds of such Disposition will be applied in accordance therewith. If any Grantor is designated as an Unrestricted Subsidiary in accordance with the Bridge Facility Agreement, or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Bridge Facility Agreement, such Grantor and all Equity Interests in such Grantor pledged hereunder shall be automatically released and relieved of all of its obligations under this Agreement and all Liens granted by such Grantor on its assets in favor of the Administrative Agent shall be automatically released. Promptly following the request and at the sole expense of Borrower or any such Grantor, the Administrative Agent shall file all terminations and releases, if any, necessary to effectuate the releases described in the preceding sentence.

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(d)    Upon consummation of the Debt Assumption, (i) (A) each Subsidiary Guarantor, other than the Post-Assumption Guarantors, shall be automatically released and relieved of all of its obligations under this Agreement, and (B) the Company shall be released and relieved of all of its obligations under this Agreement, in the case of this clause (B), as and to the extent provided in the Borrower Assignment and Assumption, (ii) 8th Avenue shall automatically become bound hereunder as Borrower and Grantor, without any further action taken or instrument executed by 8th Avenue, and (iii) Administrative Agent shall execute and deliver the Borrower Assignment and Assumption.
(e)    Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent subject to such Grantor’s rights under Section 9-509(d)(2) of the New York UCC.
Section 8.16    WAIVER OF JURY TRIAL
. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.17    [Reserved].
(signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

POST HOLDINGS, INC.

By:
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Guarantors:

AGRICORE UNITED HOLDINGS INC.
AMERICAN BLANCHING COMPANY
ATTUNE FOODS, LLC
CASA TRUCKING, INC.
DAKOTA GROWERS PASTA COMPANY, INC.
DNA DREAMFIELDS COMPANY, LLC
DYMATIZE HOLDINGS, LLC
GB ACQUISITION USA, INC.
GOLDEN ACQUISITION SUB, LLC
GOLDEN BOY NUT CORPORATION
GOLDEN NUT COMPANY (USA) INC.
IMPACT REAL PROPERTIES, LLC
M.G. WALDBAUM COMPANY
MFI HOLDING CORPORATION
MFI INTERNATIONAL, INC.
MICHAEL FOODS GROUP, INC.
MICHAEL FOODS OF DELAWARE, INC.
MICHAEL FOODS, INC.
NATIONAL PASTEURIZED EGGS, INC.
NATIONAL PASTEURIZED EGGS, LLC
NORTHERN STAR CO.
NUTS DISTRIBUTOR OF AMERICA INC.
PAPETTI’S HYGRADE EGG PRODUCTS, INC.
PHI CANADA HOLDING CORP.
POST ACQUISITION SUB IV, LLC
PRIMO PIATTO, INC.
TA/DEI-A ACQUISITION CORP.
TA/DEI-B1 ACQUISITION CORP.
TA/DEI-B2 ACQUISITION CORP.
TA/DEI-B3 ACQUISITION CORP.

By:
Name: Diedre J. Gray
Title: Secretary of each above-listed entity

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

BEF FOODS, INC.
BEF MANAGEMENT, INC.
BEF RESTAURANT SERVICES LLC
BE PARTNER LLC
BOB EVANS EXPRESS, LLC
BOB EVANS FARMS, INC.
BOB EVANS FARMS, LLC
BOB EVANS HOLDING, INC.
BOB EVANS TRANSPORTATION COMPANY, LLC
CRYSTAL FARMS REFRIGERATED DISTRIBUTION COMPANY
DYMATIZE ENTERPRISES, LLC
KETTLE CREATIONS, LLC
MCAFE HOLDING, LLC
MOM BRANDS COMPANY, LLC
MOM BRANDS SALES, LLC
PCB BATTLE CREEK, LLC
PINELAND FARMS POTATO COMPANY, INC.
POST CONSUMER BRANDS, LLC
POST FOODS, LLC
PREMIER NUTRITION CORPORATION
SUPREME PROTEIN, LLC
WEETABIX COMPANY, LLC

By:
Name: Diedre J. Gray
Title: Assistant Secretary of each above-listed entity

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Exhibit A to
Guarantee and Collateral Agreement
FORM OF ACKNOWLEDGMENT AND CONSENT
The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of September 24, 2018 (as amended, restated, supplemented, replaced, or otherwise modified from time to time, the “Agreement”), made by 8th Avenue Food & Provisions, Inc. (as successor Borrower to Post Holdings, Inc.) and the other Grantors parties thereto for the benefit of Barclays Bank PLC, as Administrative Agent; capitalized terms used but not defined herein have the meanings given such terms therein. The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties as follows:
a.    The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
b.    The undersigned confirms the statements made in the Agreement with respect to the undersigned including, without limitation, in Section 4.7 of the Agreement and Schedule 2 thereof.
c.    The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.
d.    The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:_________________________

A-1

Exhibit B-1 to
Guarantee and Collateral Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of _______ ___, ___ (as amended, restated, supplemented or otherwise modified from time to time, this “Intellectual Property Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) and Barclays Bank PLC, as Administrative Agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Bridge Facility Agreement referred to below).
WHEREAS, 8th Avenue Food & Provisions, Inc. (as successor borrower to Post Holdings, Inc.), a Missouri corporation (the “Borrower”), is the borrower under that certain Bridge Facility Agreement, dated as of September 24, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Bridge Facility Agreement”).
WHEREAS, under the terms of that certain Guarantee and Collateral Agreement, dated as of September 24, 2018, entered into in connection with the Bridge Facility Agreement, the Grantors have granted a security interest in certain property, including, without limitation, the Intellectual Property Collateral (as defined below), to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, and any other applicable Governmental Authority or any political subdivision of the United States or Canada, as applicable. Capitalized terms used and not defined herein have the meanings given to such terms in the Guarantee and Collateral Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
1.    Grant of Security. Each Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of such Grantor’s right, title and interest in and to the following (the “Intellectual Property Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
(a)    (i) all trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, trademark and service mark registrations, and applications for trademark or service mark registrations and any new renewals thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, however, not including any pending “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Law, (ii) the right to sue or otherwise recover for any and all past, present and future infringements, dilutions and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements, dilutions and other violations thereof), and (iv) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above;

B-1-1

(b)    (i) all patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 1 attached hereto, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, reexaminations and extensions thereof, all improvements thereon, and (vi) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
(c)    (i) all copyrights, whether or not the underlying works of authorship have been published, and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), and (v) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; and
(d)    any and all proceeds of the foregoing.
2.    Recordation
. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents, the Commissioner for Trademarks and any other applicable government officer, as applicable, record this Intellectual Property Security Agreement.
3.    Execution in Counterparts
. This Intellectual Property Security Agreement may be executed in any number of counterparts (including by facsimile or other electronic imaging means), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
4.    Governing Law
. This Intellectual Property Security Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way hereto or the negotiation, execution or performance thereof or the transactions contemplated hereby, unless otherwise expressly set forth therein, shall be governed by, and construed in accordance with, the law of the state of New York.

B-1-2

5.    Conflict Provision
. This Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Bridge Facility Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the Bridge Facility Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Intellectual Property Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Bridge Facility Agreement, the provisions of the Guarantee and Collateral Agreement or the Bridge Facility Agreement shall govern.

B-1-3

IN WITNESS WHEREOF, each of the undersigned has caused this Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

B-1-4

Schedule 1
COPYRIGHTS
PATENTS
TRADEMARKS

B-1-5

Exhibit B-2 to
Guarantee and Collateral Agreement
FORM OF AFTER-ACQUIRED INTELLECTUAL PROPERTY SECURITY AGREEMENT ([APPLICABLE NUMBERED SUPPLEMENT] SUPPLEMENTAL FILING)
This AFTER-ACQUIRED INTELLECTUAL PROPERTY SECURITY AGREEMENT ([APPLICABLE NUMBERED SUPPLEMENT] SUPPLEMENTAL FILING), dated as of __________ __, __ (as amended, restated, supplemented or otherwise modified from time to time, this “[Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) and Barclays Bank PLC as Administrative Agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Bridge Facility Agreement referred to below).
WHEREAS, 8th Avenue Food & Provisions, Inc. (as successor borrower to Post Holdings, Inc.), a Missouri corporation (the “Borrower”), is the borrower under that certain Bridge Facility Agreement, dated as of September 24, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Bridge Facility Agreement”).
WHEREAS, Barclays Bank PLC, as administrative agent, the Borrower and the other grantors from time to time thereto are parties to that certain Guarantee and Collateral Agreement, dated as of September 24, 2018, (the “Guarantee and Collateral Agreement”). Capitalized terms used and not defined herein have the meanings given to such terms in the Guarantee and Collateral A
WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, the Intellectual Property Collateral (as defined below), to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, and any other applicable Governmental Authority or any political subdivision of the United States or Canada, as applicable.
WHEREAS, [ADD RECITALS SETTING FORTH THE PREVIOUS FILINGS, INCLUDING DOCUMENT TITLES, RECORDATION DATES, REEL/FRAME, VOLUME/DOCUMENT AND REFERENCE NUMBERS] WHEREAS, .
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
1.    Grant of Security
. Each Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of such Grantor’s right, title and interest in and to the following (the “Intellectual Property Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

B-2-1

(a)    (i) all trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, trademark and service mark registrations, and applications for trademark or service mark registrations and any new renewals thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, however, not including any pending “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Law, (ii) the right to sue or otherwise recover for any and all past, present and future infringements, dilutions and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements, dilutions and other violations thereof), and (iv) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above;
(b)    (i) all patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 1 attached hereto, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, reexaminations and extensions thereof, all improvements thereon, and (vi) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
(c)    (i) all copyrights, whether or not the underlying works of authorship have been published, and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), and (v) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; and
(d)    any and all proceeds of the foregoing.
2.    Recordation
. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents, the Commissioner for Trademarks and any other applicable government officer, as applicable, record this [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement.

B-2-2

3.    Execution in Counterparts
. This [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement may be executed in any number of counterparts (including by facsimile or other electronic imaging means), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
4.    Governing Law
. This [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way hereto or the negotiation, execution or performance thereof or the transactions contemplated hereby, unless otherwise expressly set forth therein, shall be governed by, and construed in accordance with, the law of the state of New York.
5.    Conflict Provision
. This [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Bridge Facility Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the Bridge Facility Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Bridge Facility Agreement, the provisions of the Guarantee and Collateral Agreement or the Bridge Facility Agreement shall govern.

B-2-3

IN WITNESS WHEREOF, each of the undersigned has caused this [Applicable Numbered Supplement] Supplemental Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

B-2-4

Schedule 1
COPYRIGHTS
PATENTS
TRADEMARKS

B-2-5

Exhibit C to
Guarantee and Collateral Agreement
FORM OF UNCERTIFICATED SECURITY CONTROL AGREEMENT
This CONTROL AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Control Agreement”) dated as of _______ ___, ___, is made by and among _______________, a __________ corporation (the “Grantor”), Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below), and ____________, a ____________ corporation (the “Issuer”).
WHEREAS, the Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of the Issuer owned by the Grantor from time to time (collectively, the “Pledged Securities”), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the “Collateral”) pursuant to a Guarantee and Collateral Agreement, dated as of September 24, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Grantor and the other persons party thereto as grantors in favor of the Administrative Agent.
WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) are used herein as so defined: Adverse Claim, Control, Instruction, Proceeds and Uncertificated Security.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Notice of Security Interest
. The Grantor, the Administrative Agent and the Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Administrative Agent’s security interest in the Collateral. The Issuer acknowledges that this Control Agreement constitutes written notification to the Issuer of the Administrative Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Administrative Agent’s security interest in the Collateral and, upon request by the Administrative Agent, to register the Administrative Agent as the registered owner of any or all of the Pledged Securities. The Issuer acknowledges that the Administrative Agent has control over the Collateral.
Collateral
. The Issuer hereby represents and warrants to, and agrees with the Grantor and the Administrative Agent that (i) the terms of any limited liability company interests or partnership interests included in the Collateral from time to time shall expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the State of [__________],1 (ii) the Pledged Securities are uncertificated securities, (iii) the issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, the State of [____________], (iv) Schedule 1 attached hereto contains a true and complete description of the Pledged Securities as of the date hereof and (v) except for the claims and interests of the Administrative Agent and the Grantor in the Collateral, the Issuer does not know of any claim to or security interest or other interest in the Collateral.

________________________
1 Insert the "issuer's jurisdiction from clause (iii) of Section 2.

Control
. The Issuer hereby agrees, upon written direction from the Administrative Agent and without further consent from the Grantor, (a) to comply with all instructions and directions of any kind originated by the Administrative Agent concerning the Collateral, to liquidate or otherwise dispose of the Collateral as and to the extent directed by the Administrative Agent and to pay over to the Administrative Agent all proceeds without any setoff or deduction, and (b) except as otherwise directed by the Administrative Agent, not to comply with the instructions or directions of any kind originated by the Grantor or any other person.
Other Agreements
. The Issuer shall notify promptly the Administrative Agent and the Grantor if any other person asserts any lien, encumbrance, claim (including any adverse claim) or security interest in or against any of the Collateral. In the event of any conflict between the provisions of this Control Agreement and any other agreement governing the Pledged Securities or the Collateral, the provisions of this Control Agreement shall control.
Protection of Issuer
. The Issuer may rely and shall be protected in acting upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized.
Termination
. This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Administrative Agent that (i) all of the obligations secured by the Collateral have been paid in full in immediately available funds other than contingent indemnification obligations as to which no claim has been asserted, or (ii) all of the Collateral has been released, whichever is sooner, and the Issuer shall thereafter be relieved of all duties and obligations hereunder.
Notices
. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic imaging means), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic imaging notice, when received, to the Grantor’s and the Administrative Agent’s addresses as set forth in the Guarantee and Collateral Agreement, and to the Issuer’s address as set forth below, or to such other address as any party may give to the others in writing for such purpose:
[Name of Issuer]
[Address of Issuer]
Attention:____________________________
Telephone: (     )      -___________________
Facsimile: (     )      -___________________
Amendments in Writing

. None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.
Entire Agreement
. This Control Agreement and the Guarantee and Collateral Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Execution in Counterparts
. This Control Agreement may be executed in any number of counterparts (including by facsimile or other electronic imaging means), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Successors and Assigns
. This Control Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Control Agreement without the prior written consent of the Administrative Agent.
Governing Law and Jurisdiction
. This Control Agreement has been delivered to and accepted by the Administrative Agent and will be deemed to be made in the State of New York. This Control Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way hereto or the negotiation, execution or performance thereof or the transactions contemplated hereby, unless otherwise expressly set forth therein, shall be governed by, and construed in accordance with, the law of the state of New York.
WAIVER OF JURY TRIAL
. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONTROL AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

Annex 1 to
Guarantee and Collateral Agreement
ASSUMPTION AGREEMENT, dated as of ____________, 20___, between ______________________, a _______________ corporation (the “Additional Grantor”), and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Bridge Facility Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Bridge Facility Agreement.
W I T N E S E T H:
WHEREAS, [Post Holdings, Inc.][8th Avenue Food & Provisions, Inc. (as successor borrower to Post Holdings, Inc.)] (the “Borrower”), the Lenders, and Barclays Bank PLC, as administrative agent have entered into a Bridge Facility Agreement, dated as of September 24, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Bridge Facility Agreement”);
WHEREAS, in connection with the Bridge Facility Agreement, the Borrower, certain of its Affiliates (other than the Additional Grantor), and the Administrative Agent have entered into the Guarantee and Collateral Agreement, dated as of September 24, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”);
WHEREAS, the Bridge Facility Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
(1)    Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules _____________ to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
(2)    GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex 1-5

(3)    Successors and Assigns. This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

Annex 1-6

EXHIBIT H-1 TO
BRIDGE FACILITY AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the BRIDGE FACILITY AGREEMENT dated as of [September 24], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, and (ii) it is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to the Administrative Agent and the Borrower executed copies of IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date:________ __, 20[__]

EXHIBIT H-2 TO
BRIDGE FACILITY AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the BRIDGE FACILITY AGREEMENT dated as of [September 24], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, and (ii) it is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a ”10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to its participating Lender executed copies of IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT H-3 TO
BRIDGE FACILITY AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the BRIDGE FACILITY AGREEMENT dated as of [September 24], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS INC., a Missouri Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of its direct or indirect partners/members is (A) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (B) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to its participating Lender executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificates, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT H-4 TO
BRIDGE FACILITY AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the BRIDGE FACILITY AGREEMENT dated as of [September 24], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS INC., a Missouri Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of its direct or indirect partners/members is (A) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (B) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to the Administrative Agent and the Borrower executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, U.S. Tax Compliance Certificates, IRS Form W-8BEN or W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT I TO
BRIDGE FACILITY AGREEMENT
FORM OF PARI PASSU INTERCREDITOR AGREEMENT
dated as of
[               ], 20[   ]
among
[BARCLAYS BANK PLC],
as Initial First Lien Representative and Initial First Lien Collateral Agent,
[                                       ],
as the Initial Other Representative,
[                                       ],
as the Initial Other Collateral Agent,
and
each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by
8TH AVENUE FOOD & PROVISIONS, INC.,
as the Company
and the other Grantors referred to herein

i

EXHIBITS

Exhibit A	- Form of Joinder Agreement (Additional First Lien Debt/Replacement Credit Agreement)

Exhibit B	- Form of Additional First Lien Debt/Replacement Credit Agreement Designation
Exhibit C    -    Form of Joinder Agreement (Additional Grantors)

ii

PARI PASSU INTERCREDITOR AGREEMENT
This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [                  ], 20[  ], among [BARCLAYS BANK PLC], as administrative agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as collateral agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [                                                  ], as Representative for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                                 ], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by 8TH AVENUE FOOD & PROVISIONS, INC., a Missouri corporation (the “Company”), and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.
Reference is made to the Bridge Facility Agreement dated as of [September 24], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”), among Post Holdings, Inc. (“Post Holdings”), the Lenders party thereto from time to time, the Initial First Lien Representative, the Initial First Lien Collateral Agent and the other parties named therein.
Pursuant to the Initial Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries to agree to guarantee the Initial Credit Agreement Obligations pursuant to guarantee provisions in a Guarantee and Collateral Agreement (the “Guarantee”);
The obligations of the Company under the Initial Credit Agreement, the obligations of the Company and/or any Guarantor Subsidiary (as defined below) under any Initial Credit Agreement Hedge Agreements and any Initial Credit Agreement Cash Management Agreements and the obligations of the Subsidiary guarantors under the Guarantee will be secured on a first-priority basis by liens on certain assets of the Company and the Subsidiary guarantors (such current and future Subsidiaries of the Company providing a guarantee thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the Initial Credit Agreement Collateral Documents;
The Initial Credit Agreement Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and
In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other First Lien Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other First Lien Claimholder) and each Additional First Lien Representative and Additional First Lien Collateral Agent (in each case, for itself and on behalf of the Additional First Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

1

I.
DEFINITIONS

A.	Certain Defined Terms.
Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:
“Additional First Lien Claimholders” shall have the meaning assigned to such term in V.N.
“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to V.N. hereof, together with its successors from time to time in such capacity. If an Additional First Lien Collateral Agent is the Collateral Agent under a Replacement Credit Agreement, it shall also be a Replacement Collateral Agent and the Credit Agreement Collateral Agent; otherwise, it shall be an Other First Lien Collateral Agent.
“Additional First Lien Debt” shall have the meaning assigned to such term in V.N.
“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations or Replacement Credit Agreement nd named as such in the applicable Joinder Agreement delivered pursuant to V.N hereof, together with its successors from time to time in such capacity. If an Additional First Lien Representative is the Representative under a Replacement Credit Agreement, it shall also be a Replacement Representative and the Credit Agreement Representative; otherwise, it shall be an Other First Lien Representative.

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“Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.
“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.
“Bankruptcy Case” shall have the meaning assigned to such term in II.E.2.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent (which in the case of the Initial Credit Agreement Obligations shall be the Initial First Lien Collateral Agent and in the case of any Replacement Credit Agreement shall be the Replacement Collateral Agent) and (ii) in the case of the Other First Lien Obligations, the Other First Lien Collateral Agent (which in the case of the Initial Other First Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other First Lien Obligations shall be the Additional First Lien Collateral Agent for such Series).
“Company” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

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“Controlling Claimholders” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Claimholders and (ii) at any other time, the Series of First Lien Claimholders whose Collateral Agent is the Applicable Collateral Agent.
“Credit Agreement” means (i) the Initial Credit Agreement and (ii) each Replacement Credit Agreement.
“Credit Agreement Claimholders” means (i) the Initial Credit Agreement Claimholders and (ii) the Replacement Credit Agreement Claimholders.
“Credit Agreement Collateral Agent” means (i) the Initial First Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Credit Agreement.
“Credit Agreement Collateral Documents” means (i) the Initial Credit Agreement Collateral Documents and (ii) the Replacement Credit Agreement Collateral Documents.
“Credit Agreement Documents” means (i) the Initial Credit Agreement Documents and (ii) the Replacement Credit Agreement Documents.
“Credit Agreement Obligations” means (i) the Initial Credit Agreement Obligations and (ii) the Replacement Credit Agreement Obligations.
“Credit Agreement Representative” means (i) the Initial First Lien Representative and (ii) the Replacement Representative under any Replacement Credit Agreement.
“Declined Liens” shall have the meaning assigned to such term in II.K.
“Default” means a “Default” (or similarly defined term) as defined in any First Lien Document.
“Designation” means a designation of Additional First Lien Debt and, if applicable, the designation of a Replacement Credit Agreement, in each case, in substantially the form of Exhibit B attached hereto.
“DIP Financing” shall have the meaning assigned to such term in II.E.2.
“DIP Financing Liens” shall have the meaning assigned to such term in II.E.2.
“DIP Lenders” shall have the meaning assigned to such term in II.E.2.
“Discharge” means, with respect to any Series of First Lien Obligations, that such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement” means, except to the extent otherwise provided in II.F, the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into until, subject to II.F, the Replacement Credit Agreement Obligations shall have been Discharged.

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“Equity Release Proceeds” shall have the meaning assigned to such term in II.D.1.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.
“First Lien Claimholders” means (i) the Credit Agreement Claimholders and (ii) the Other First Lien Claimholders with respect to each Series of Other First Lien Obligations.
“First Lien Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Collateral Documents.
“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.
“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.
“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.
“Impairment” shall have the meaning assigned to such term in II.A.2.b.
“Indebtedness” means indebtedness in respect of borrowed money.
“Initial Credit Agreement” shall have the meaning assigned to such term in the second paragraph of this Agreement.
“Initial Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements as defined in the Initial Credit Agreement.
“Initial Credit Agreement Claimholders” means the holders of any Initial Credit Agreement Obligations, including the “Secured Parties” as defined in the Initial Credit Agreement or in the Initial Credit Agreement Collateral Documents and the Initial First Lien Representative and Initial First Lien Collateral Agent.
“Initial Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Initial Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Initial Credit Agreement Documents” means the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other Loan Documents (as defined in the Initial Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Initial Credit Agreement Hedge Agreements” means the Secured Hedge Agreements as defined in the Initial Credit Agreement.
“Initial Credit Agreement Obligations” means:
(a)    (i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Initial Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Initial Credit Agreement, (iii) all obligations with respect to Initial Credit Agreement Hedge Agreements and all amounts owing in respect of Initial Credit Agreement Cash Management Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Initial Credit Agreement and the other Initial Credit Agreement Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and
(b)    to the extent any payment with respect to any Initial Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Initial Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Initial Credit Agreement Obligations”.
“Initial First Lien Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial First Lien Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

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“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].
“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.
“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.
“Initial Other Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Insolvency or Liquidation Proceeding” means:
(a)    any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;
(b)    any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;
(c)    any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
(d)    any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.
“Intervening Creditor” shall have the meaning assigned to such term in II.A.2.a.
“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to V.N of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations (including the Credit Agreement) and bind First Lien Claimholders hereunder.
“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

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“Major Non-Controlling Representative” means the Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations (provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this clause (i)). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.
“Non-Controlling Claimholders” means the First Lien Claimholders which are not Controlling Claimholders.
“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.
“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral, (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if such Non-Controlling Representative subsequently rescinds or withdraws the written notice provided for in clause (ii).
“Other First Lien Agreement” means any indenture, notes, credit agreement or other agreement, document or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with V.N. For avoidance of doubt, neither the Initial Credit Agreement nor any Replacement Credit Agreement shall constitute an Other First Lien Agreement.

8

“Other First Lien Claimholder” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Claimholders.
“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.
“Other First Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with V.N hereto.
“Other First Lien Obligations” means all amounts owing to any Other First Lien Claimholder (including any Initial Other First Lien Claimholder) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, neither the Initial Credit Agreement Obligations nor any Replacement Credit Agreement Obligations shall constitute Other First Lien Obligations.
“Other First Lien Representatives” means each of the Representatives other than the Credit Agreement Representative.
“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.
“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

9

“Proceeds” shall have the meaning assigned to such term in II.A.1.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.
“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with II.H hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to V.N.
“Replacement Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements or Banking Product Obligations or similar term as defined in the Replacement Credit Agreement.
“Replacement Credit Agreement Claimholders” means the holders of any Replacement Credit Agreement Obligations, including the “Secured Parties” as defined in the Replacement Credit Agreement or in the Replacement Credit Agreement Collateral Documents and the Replacement Representative and Replacement Collateral Agent.
“Replacement Credit Agreement Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Replacement Credit Agreement Documents” means the Replacement Credit Agreement, each Replacement Credit Agreement Collateral Document and the other Loan Documents (as defined in the Replacement Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

10

“Replacement Credit Agreement Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Hedge Bank (as defined in the Replacement Credit Agreement) in order to satisfy the requirements of the Replacement Credit Agreement or otherwise as permitted under the Replacement Credit Agreement Documents and secured under the Replacement Credit Agreement Collateral Documents.
“Replacement Credit Agreement Obligations” means:
(a)    (i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Replacement Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Replacement Credit Agreement, (iii) all obligations with respect to Replacement Credit Agreement Hedge Agreements and all amounts owing in respect of Replacement Credit Agreement Cash Management Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Replacement Credit Agreement and the other Replacement Credit Agreement Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and
(b)    to the extent any payment with respect to any Replacement Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Replacement Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Replacement Credit Agreement Obligations”.
“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.
“Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Claimholders, the Initial First Lien Representative, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Claimholders, the Initial Other Representative, (iii) in the case of any Replacement Credit Agreement Obligations or the Replacement Credit Agreement Claimholders, the Replacement Representative and (iv) in the case of any other Series of Other First Lien Obligations or Other First Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

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“Series” means (a) with respect to the First Lien Claimholders, each of (i) the Initial Credit Agreement Claimholders (in their capacities as such), (ii) the Initial Other First Lien Claimholders (in their capacities as such), (iii) the Replacement Credit Agreement Claimholders (in their capacities as such), and (iv) the Other First Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Claimholders) and (b) with respect to any First Lien Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations, (iii) the Replacement Credit Agreement Obligations and (iv) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).
“Shared Collateral” means, at any time, subject to II.A.5 hereof, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such other Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

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“Underlying Assets” shall have the meaning assigned to such term in II.D.1.

B.	Rules of Interpretation.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
II.
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

A.	Priority of Claims.
1.    Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to II.A.2 and II.K.2, if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Claimholder or received by the Applicable Collateral Agent or any First Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

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a.    FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;
b.    SECOND, subject to II.A.2 and II.K.2, to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Claimholders represented by it for distribution by such Representative in accordance with its respective First Lien Documents; and
c.    THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same.
If, despite the provisions of this II.A.1, any First Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this II.A.1, such First Lien Claimholder shall hold such payment or recovery in trust for the benefit of all First Lien Claimholders for distribution in accordance with this II.A.1.
2.    a.    Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Claimholder) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

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b.    In furtherance of the foregoing and without limiting the provisions of II.C, it is the intention of the First Lien Claimholders of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to II.A) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.
3.    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in II.A.1 or the provisions of this Agreement defining the relative rights of the First Lien Claimholders of any Series.
4.    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to II.A.2), each First Lien Claimholder hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

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5.    Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

B.	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
1.    Notwithstanding II.A, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other First Lien Claimholder other than the Applicable Representative) and (iii) no Other First Lien Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.
2.    Without limiting the provisions of IV.B, each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.
3.    Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

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4.    Each of the Collateral Agents (other than the Credit Agreement Collateral Agent) and the Representatives (other than the Credit Agreement Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.
5.    Each of the First Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Representative to enforce this Agreement.

C.	No Interference; Payment Over; Exculpatory Provisions.
1.    Each First Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Claimholder from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in II.B, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Claimholder to (i) enforce this Agreement including 0 hereof and (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

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2.    Each First Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of II.A.1 hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.
3.    None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other First Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

D.	Automatic Release of Liens.
1.    If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Claimholders (or in favor of such other First Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to II.A hereof. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Collateral Agent are released; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to II.A hereof.

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2.    Without limiting the rights of the Applicable Collateral Agent under IV.B, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section.

E.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
1.    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.
2.    If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Claimholders (other than any Liens of the First Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any First Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to II.A.1 of this Agreement, and (D) if any First Lien Claimholders are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to II.A.1 of this Agreement; provided that the First Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such First Lien Claimholders or their Representative or Collateral Agent); provided, further, that the First Lien Claimholders receiving adequate protection shall not object to any other First Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such First Lien Claimholders in connection with a DIP Financing or use of cash collateral.

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3.    If any First Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to II.A.

F.	Reinstatement.
In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash. This F shall survive termination of this Agreement.

G.	Insurance and Condemnation Awards.
As among the First Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in II.A hereof.

H.	Refinancings.
The First Lien Obligations of any Series may, subject to V.N, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document) of any First Lien Claimholder of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. If such Refinancing Indebtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

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I.	Gratuitous Bailee/Agent for Perfection.
1.    The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.
2.    Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this II.I. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this II.I.
3.    No Collateral Agent shall have any obligation whatsoever to any First Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this II.I. The duties or responsibilities of each Collateral Agent under this II.I shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this II.I and delivering the Possessory Collateral constituting Shared Collateral as provided in I5 below.
4.    None of the Collateral Agents or any of the First Lien Claimholders shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Claimholder, and each Collateral Agent and each First Lien Claimholder hereby waives and releases the other Collateral Agents and First Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this II.I as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).
5.    At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

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J.	Amendments to First Lien Collateral Documents.
1.    Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
2.    In determining whether an amendment to any First Lien Collateral Document is permitted by this II.J, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this II.J.

K.	Similar Liens and Agreements.
1.    Subject to K2 below, the parties hereto agree that it is their intention that the Collateral be identical for all First Lien Claimholders; provided, that this provision will not be violated with respect to any particular Series if the First Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
a.    upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other First Lien Documents; and
b.    that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Credit Agreement Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of V.B, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations and to address any Declined Lien.
2.    Notwithstanding anything in this Agreement or any other First Lien Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure reimbursement obligations in respect of letters of credit shall solely secure and shall be applied as specified in the Credit Agreement or Other First Lien Agreement, as applicable, pursuant to which such letters of credit were issued and will not constitute Shared Collateral.

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III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS
Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Claimholder or any other person as a result of such determination.
IV.

THE APPLICABLE COLLATERAL AGENT

A.	Authority.
1.    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with II.A hereof.
2.    In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Claimholders. Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation. Each of the First Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of First Lien Obligations or any other First Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to II.E, any borrowing, or grant of a security interest or admin

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istrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

B.	Power-of-Attorney.
Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Claimholder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

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V.

MISCELLANEOUS

A.	Integration/Conflicts.
This Agreement, together with the other First Lien Documents and the First Lien Collateral Documents, represents the entire agreement of each of the Grantors and the First Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents the provisions of this Agreement shall govern and control.

B.	Effectiveness; Continuing Nature of this Agreement; Severability.
This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the First Lien Claimholders of any Series may continue, at any time and without notice to any First Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the First Lien Claimholders represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which no First Lien Obligations of such First Lien Claimholders are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable First Lien Documents, subject to the rights of the First Lien Claimholders under II.F; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

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C.	Amendments; Waivers.
1.    No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights and obligations are adversely affected.
2.    Notwithstanding the foregoing, without the consent of any First Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with V.N of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Claimholders and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.
3.    Notwithstanding the foregoing, without the consent of any other Representative or First Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other First Lien Documents.

D.	Information Concerning Financial Condition of the Grantors and their Subsidiaries.
The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Claimholders of any other Series, it or they shall be under no obligation:
1.    to make, and such Representative and Collateral Agent and such other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;
2.    to provide any additional information or to provide any such information on any subsequent occasion;
3.    to undertake any investigation; or

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4.    to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

E.	Submission to Jurisdiction; Certain Waivers.
Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other First Lien Claimholder represented by it, hereby irrevocably and unconditionally:
1.    submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to E3 below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;
2.    agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;
3.    agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Collateral Agent, Representative or other First Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;
4.    waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other First Lien Collateral Document in any court referred to in V.E1 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);
5.    consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with G (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);
6.    agrees that service as provided in E5 above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and
7.    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

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F.	WAIVER OF JURY TRIAL.
EACH PARTY HERETO, THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

G.	Notices.
Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

H.	Further Assurances.
Each Representative and Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

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I.	Agency Capacities.
Except as expressly provided herein, (a) [Barclays Bank PLC] is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial Credit Agreement Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Credit Agreement Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Claimholders under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

J.	GOVERNING LAW.
THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

K.	Binding on Successors and Assigns.
This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

L.	Section Headings.
Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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M.	Counterparts.
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

N.	Other First Lien Obligations.
1.    To the extent not prohibited by the provisions of the Credit Agreement and the other First Lien Documents, the Company may incur additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing) and Other First Lien Obligations or Replacement Credit Agreement Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then existing First Lien Obligations (such Indebtedness, “Additional First Lien Debt”). Any such Additional First Lien Debt and any Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable First Lien Collateral Documents of such Series, if, and subject to the condition that, the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt and the holders of such Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable (such Additional First Lien Collateral Agent, Additional First Lien Representative, the holders in respect of any such Additional First Lien Debt and the holders of any such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, being referred to as “Additional First Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in V.N.2.
2.    In order for an Additional First Lien Representative and Additional First Lien Collateral Agent (including, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,
a.    such Additional First Lien Representative and such Additional First Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the Additional First Lien Claimholders of such Series become subject hereto and bound hereby;
b.    the Company shall have delivered to each Collateral Agent:

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(1)    true and complete copies of each of the Other First Lien Agreement or Replacement Credit Agreement, as applicable, and the First Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;
(2)    a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative, (C) certify that such (x) Additional First Lien Debt is permitted by each First Lien Document and that the conditions set forth in this V.N are satisfied with respect to such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and (D) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and the Company elects to designate such agreement as a Replacement Credit Agreement; and
c.    the Other First Lien Documents or Replacement Credit Agreement Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Claimholder with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.
3.    Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent, in each case, in accordance with this V.N, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this V.N and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this V.N are complied with.

O.	Authorization.
By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

P.	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.
The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company nor any other Grantor may rely on the terms hereof (other than as set forth in Sections 2.04 and 2.08 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

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Q.	No Indirect Actions.
Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

R.	Additional Grantors.
Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document and which grants a lien on any of its assets shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document.
[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[BARCLAYS BANK PLC], as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

NOTICE ADDRESS:

[Barclays Bank PLC 745 Seventh Avenue New York, NY 10019 Attn: Evan Moriarty Tel: 212-526-1447]

with copies to:

[Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attn: Benjamin Stern Fax No. 212-751-4864]

[________________________], as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[_________________________], as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

8TH AVENUE FOOD & PROVISIONS, INC.

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

NOTICE ADDRESS:

8th Avenue Food & Provisions, Inc.
1335 Strassner Drive
Brentwood, Missouri 63144
Attn: Chief Executive Officer
Email: jim.dwyer@8ave.com

with a mandatory copy to:

8th Avenue Food & Provisions, Inc.
1335 Strassner Drive
Brentwood, Missouri 63144
Attn: Senior Counsel
Email: [john.lavey@8ave.com]

with mandatory copies to:

Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, Missouri 63101
Attn: Tom W. Zook and Steven C. Drapekin
Facsimile Nos.: 314.612.7671 and 314.612.7692
Email: tzook@lewisrice.com and sdrapekin@lewisrice.com

Exhibit A to
Pari Passu Intercreditor Agreement
[FORM OF] JOINDER AGREEMENT
JOINDER NO. [       ] dated as of [              ], 20[   ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], 20[   ], (the “Pari Passu Intercreditor Agreement”), among [BARCLAYS BANK PLC], as Initial First Lien Representative and as Initial First Lien Collateral Agent, [_________], as Initial Other Representative, and [__________], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by 8TH AVENUE FOOD & PROVISIONS, INC., a Missouri corporation (the “Company”), and the other Grantors signatory thereto.
A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.As a condition to the ability of the Company to incur [Other First Lien Obligations][Replacement Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other First Lien Obligations][Replacement Credit Agreement Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents][Replacement Credit Agreement Collateral Documents], the Additional First Lien Representative in respect thereof is required to become a Representative and the Additional First Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the First Lien Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional First Lien Representative may become a Representative, such Additional First Lien Collateral Agent may become a Collateral Agent and such Additional First Lien Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.
Accordingly, the New Representative and the New Collateral Agent agree as follows:
SECTION 1.    In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional First Lien Debt and Additional First Lien Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional First Lien Claimholders, respectively.

Exhibit A – Page 1

SECTION 2.    Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other First Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional First Lien Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.
SECTION 3.    This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.
SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).
SECTION 6.    Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A - Page 2

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.
SECTION 8.    Sections 5.08, 5.09 and 5.13 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.
[Remainder of this page intentionally left blank]

Exhibit A - Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of: ____________________
Telecopy: ______________________

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of: ____________________
Telecopy: ______________________

Exhibit A - Page 4

Receipt acknowledged by:

[BARCLAYS BANK PLC], as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

[ ], as Initial Other Representative

By:
Name:
Title:

[ ], as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A - Page 5

Exhibit B to
Pari Passu Intercreditor Agreement
[FORM OF] DEBT DESIGNATION
Reference is made to the Pari Passu Intercreditor Agreement dated as of [               ], 20[   ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among [BARCLAYS BANK PLC], as Initial First Lien Representative and Initial First Lien Collateral Agent, [            ], as Initial Other Representative, and [            ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by 8TH AVENUE FOOD & PROVISIONS, INC., a Missouri corporation (the “Company”), and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related First Lien Obligations][Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.
The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(a)
[insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [          ] pursuant to the following agreement: [describe [credit agreement, indenture or other agreement giving rise to Additional First Lien Debt][Replacement Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations][Replacement Credit Agreement Obligations];

(b)
(i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations][Replacement Representative for the Replacement Credit Agreement] is:

Telephone:____________________
Fax:_________________________
(ii) the name and address of the Additional First Lien Collateral Agent for the Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is:

Exhibit B – Page 1

Telephone:____________________
Fax:_________________________
[and]

(a)
such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is permitted by each First Lien Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, [insert for Replacement Credit Agreements only: ; and

(b)	the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

Exhibit B – Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of ___________________, 20____.

8TH AVENUE FOOD & PROVISIONS, INC.

By:
Name:
Title:

Exhibit B – Page 3

Exhibit C to
Pari Passu Intercreditor Agreement
[FORM OF] JOINDER AGREEMENT – ADDITIONAL GRANTOR
GRANTOR JOINDER AGREEMENT NO. [ ] (this “Grantor Joinder Agreement”) dated as of [      ], 20[  ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [      ], 20[  ] (the “Pari Passu Intercreditor Agreement”), among [BARCLAYS BANK PLC], as Initial First Lien Representative and as Initial First Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by 8TH AVENUE FOOD & PROVISIONS, INC., a Missouri corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).
Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
The undersigned, [______________], a [________________], (the “New Grantor”) wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.
Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the First Lien Claimholders:
Section 1.    Accession to the Pari Passu Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement. This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.
Section 2.    Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the First Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.
Section 3.    Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit B – Page 4

Section 4.    Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.
Section 5.    Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.
Section 6.    GOVERNING LAW. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).
Section 7.    Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.07 of the Pari Passu Intercreditor Agreement.
Section 9.    Section 5.13 of the Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.
[Remainder of this page intentionally left blank]

Exhibit B – Page 5

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[____________________________]

By:
Name:
Title:

Address for notices:

Attention of: ____________________
Telecopy: ______________________

Exhibit B – Page 6

EXHIBIT J TO
BRIDGE FACILITY AGREEMENT
FORM OF SOLVENCY CERTIFICATE
[DATE]
This Solvency Certificate (this “Certificate”) is delivered by [Post Holdings, Inc.][8th Avenue Food & Provisions, Inc.], a Missouri corporation (the “Borrower”), in connection with that certain Bridge Facility Agreement dated as of [September 24], 2018 (the “Bridge Facility Agreement”), among the Borrower, the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Bridge Facility Agreement unless otherwise defined herein.
Pursuant to Section [ ] of the Bridge Facility Agreement, the undersigned, [_____], in his capacity as [Chief Executive Officer, Chief Financial Officer] of the Borrower, and not in his individual capacity, hereby certifies that, as of the date hereof, after giving effect to the Transactions being consummated on the date hereof:
(a)    The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
(b)    The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.
(c)    The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.
(d)    The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.
(e)    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

[POST HOLDINGS, INC.][8TH AVENUE FOOD & PROVISIONS, INC.]

By:
Name:	[ ]
Title:	[ ]

EXHIBIT K TO
BRIDGE FACILITY AGREEMENT
FORM OF BORROWER ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Agreement”), dated as of [_______], is among Post Holdings, Inc., a Missouri corporation, as assignor (“Assignor”), 8th Avenue Food and Provisions, Inc., a Missouri corporation, as assignee (“Assignee”), and Barclays Bank PLC, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”).

RECITAL

Assignor and the Administrative Agent are parties to that certain Bridge Facility Agreement, dated as of [September 24], 2018, (as amended, restated, supplemented or otherwise modified through the date hereof, the “Bridge Facility Agreement”), under which the Lenders have provided bridge loans to the Assignor. In connection with the contribution to the Assignee of certain assets of Assignor, Assignee will become the Borrower under the Bridge Facility Agreement upon the execution and delivery of this Agreement (and satisfaction of the conditions set forth in Section 4.02 (Conditions Precedent to the Debt Assumption) of the Bridge Facility Agreement) to the Administrative Agent.

AGREEMENT

In consideration of the mutual promises and covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

SECTION 1. Definitions. Capitalized terms defined in the Bridge Facility Agreement and not defined herein are used herein (including in the Recital hereto) with the meanings so defined.

SECTION 2. Assignment and Assumption.

Subject to the satisfaction of the conditions precedent to the Debt Assumption set forth in Section 4.02 (Conditions Precedent to the Debt Assumption) of the Bridge Facility Agreement, including (without limitation) the execution and delivery of this Agreement by the Assignor and the Assignee, effective as of the date hereof (the “Assumption Date”) immediately upon the execution and delivery of this Agreement:

2.1    Assignment and Assumption. Except as otherwise provided in Section 2.5, Assignor hereby irrevocably assigns and transfers to Assignee all of Assignor’s rights, title and interests and duties, liabilities and obligations under the Bridge Facility Agreement and the other Loan Documents and Assignee hereby irrevocably and unconditionally accepts such rights, title and interests and assumes such duties, liabilities and obligations from Assignor on the Assumption Date on the terms contained herein, excluding any claims, liabilities or obligations arising from any failure of Assignor to perform any of its covenants, agreements, commitments and/or obligations to be performed prior to the date hereof under the Bridge Facility Agreement or any other Loan Document, other than interest under the Bridge Facility Agreement or any other Loan Document which shall be the sole obligation of the Assignee. The Assignee hereby confirms and agrees that the Bridge Facility Agreement and the other Loan Documents are, and shall continue on and after the Assumption Date to be, in full force and effect in accordance with their respective terms and are hereby ratified and confirmed by the Assignee in all respects. If the Assignor makes a payment of principal, interest or fees to a Lender under the Loans on or after the Assumption Date, Assignee shall become liable to the Assignor for reimbursement of such payment on the same terms under which the Assignee was liable to the Lender under the Bridge Facility Agreement; provided that, notwithstanding the foregoing, all rights of the Assignor against the Assignee in respect of such liability and reimbursement shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all amounts owed by the Assignee to the Lender under the Bridge Facility Agreement.

2.2    Release of Assignor of Duties, Liabilities and Obligations. Pursuant to Section 9.10(f) and Section 11.06(a)(i) of the Bridge Facility Agreement, the Administrative Agent, on behalf of the Lenders and without recourse or warranty, hereby agrees that, except as provided in Section 2.1 and Section 2.5, the Assignor is released from all duties, liabilities and obligations under the Bridge Facility Agreement and the other Loan Documents.

2.3    Lender’s Acceptance of Assignment and Assumption by Assignee. The Administrative Agent, for itself and on behalf of the Lenders, hereby consents to the assignment and assumption set forth in Section 2.1 above, and, except as provided in Section 2.1 and Section 2.5 hereof, accepts the liability of Assignee as Borrower in place of the liability of Assignor as Borrower arising out of or related to the Bridge Facility Agreement or any other Loan Document and grants to Assignee the same rights under or arising out of or related to the Bridge Facility Agreement or any other Loan Document as were granted to Assignor in every way as if Assignee was and had been the Borrower instead of and in place of Assignor.

2.4    Release of Pre-Assumption Guarantors (Other Than the Post-Assumption Guarantors). Pursuant to Section 9.10 of the Bridge Facility Agreement, the Administrative Agent, on behalf of the Lenders and without recourse or warranty, hereby agrees that (x) each Pre-Assumption Guarantor (other than the Post-Assumption Guarantors) is released from all of its duties, liabilities and obligations under the Guarantee and Collateral Agreement and the other Loan Documents, and (y) the Guarantee of each Pre-Assumption Guarantor (other than the Post-Assumption Guarantors) is hereby terminated.

2.5    Continuing Agreements of the Assignor and Pre-Assumption Guarantors (Other Than the Post-Assumption Guarantors). The provisions set forth in Sections 11.04(d) (waiver of consequential damages), 11.14 (governing law, jurisdiction, etc.), 11.15 (waiver of jury trial) and 11.17 (no advisory or fiduciary responsibility) of the Bridge Facility Agreement will remain agreements of the Assignor and the Pre-Assumption Guarantors (other than the Post-Assumption Guarantors) following the Assumption Date, and each of the above-referenced sections of the Bridge Facility Agreement shall be agreements of Assignee and the Post-Assumption Guarantors following the Assumption Date.

SECTION 3. Representations and Warranties of Assignee and Assignor. Each of Assignee and Assignor, each as to itself only, represents and warrants that:

3.1    Corporate Power and Authority. Such Person has all requisite power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby, and perform its obligations hereunder.

3.2    Due Authorization; No Contravention. The execution, delivery and performance by such Person of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

3.3    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Person of this Agreement, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

3.4    Binding Effect. This Agreement has been duly executed and delivered by such Person. This Agreement constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 4. Further Representations and Warranties of Assignee. The Assignee represents and warrants to the Administrative Agent and the Lenders as of the date hereof that immediately after giving effect to the assignment and assumption as provided in Section 2 hereof:

4.1    Incorporation of Bridge Facility Agreement Representations and Warranties. The representations and warranties of the Borrower in Article [5] (Representations and Warranties) of the Bridge Facility Agreement are true and correct.

4.2    Absence of Default. No event has occurred and is continuing that would constitute an Event of Default or a Default.

SECTION 5. Further Assurances. The parties hereto agree to execute and deliver such other instruments and documents and to take such other actions as any party hereto may reasonably request in connection with the transactions contemplated by this Agreement.

SECTION 6. Notices. All notices and other communications required to be given or made to Assignee under this Agreement, the Bridge Facility Agreement or any other Loan Document shall be given or made at the address provided in Section 11.02 of the Bridge Facility Agreement.

SECTION 7. General. This Agreement is a Loan Document. This Agreement, the Bridge Facility Agreement and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all current and prior agreements and understandings, whether written or oral, with respect to such subject matter. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any Obligations. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto, the Lender and its successors and assigns: provided that neither the Assignor nor the Assignee shall have any right to assign any rights, obligations or liabilities hereunder except in accordance with the terms of the Bridge Facility Agreement. No Person other than the parties hereto, the Lender and its successors and assigns will have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of this Agreement. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ASSIGNOR:

POST HOLDINGS, INC.

By:
Name:
Title:

ASSIGNEE

8TH AVENUE FOOD AND PROVISIONS, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT L TO
BRIDGE FACILITY AGREEMENT
[Reserved]

EXHIBIT M TO
BRIDGE FACILITY AGREEMENT
FORM OF EXCHANGE NOTICE
Date: [_________] [__], 20[__]
[Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144]
[8th Avenue Food & Provisions, Inc.
1335 Strassner Drive
Brentwood, Missouri 63144]
Attention: [ ● ]

Barclays Bank PLC
as Administrative Agent for
the Lenders referred to below,
745 Seventh Avenue
New York, NY 10019
Attention: [ ● ]
Telecopy: [ ● ]
Telephone: [ ● ]
Re:    Exchange Notice – [ ● ]
Ladies and Gentlemen:
Reference is hereby made to (a) the Bridge Facility Agreement, dated as of [September 24], 2018 (as it may be amended, supplemented or otherwise modified, the “Bridge Facility Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among [Post Holdings, Inc.][8th Avenue Food & Provisions, Inc.], a Missouri corporation (the “Borrower” or the “Company”), Barclays Bank PLC, as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and (b) the Exchange Notes Indenture, dated as of [_____], 20[ ] [to be executed in accordance with Section 10.01(b) and Section 10.02 of the Bridge Facility Agreement (as it may be amended, supplemented or otherwise modified, the “Indenture”), by and among the Company and the Exchange Notes Trustee, as trustee (the “Trustee”).

1.
[Surrender of Promissory Note(s). Enclosed herewith [is an/are] original promissory note[s] issued to the order of the Lender specified in Section 2 below in the aggregate principal amount of $[__________] (the “Surrendered Note(s)”), evidencing Loans under the Bridge Facility Agreement.][6]

2.	Request for Exchange.
(a)If the Exchange Notes [are][will be] represented by one or more global notes deposited with the Exchange Notes Trustee as custodian for DTC, [Name of Lender] hereby elects to exchange $[●] aggregate principal amount of its Loans (the “Surrendered Loans”), for the same principal amount of Exchange Notes, each dated [__________] [___], 20[__]7 (the “Exchange Date”), in book-entry form credited to the account of the following DTC participant(s) for the benefit of the following beneficial owner(s):

Amount(s)	Name of DTC Participant	DTC Account Number	Beneficial Interest holder(s)
$____________	_______________	_______________	_______________
$____________	_______________	_______________	_______________
$____________	_______________	_______________	_______________

(b)If, despite the Borrower’s efforts pursuant to Section [ ● ] of the Bridge Facility Agreement, the Exchange Notes are not represented by one or more global notes deposited with the Exchange Notes Trustee as custodian for DTC, [Name of Lender] hereby elects to exchange the Surrendered Loans for the same principal amount of Exchange Notes, each dated as of the Exchange Date, made payable to the following payees:

Amount(s)	Name(s) of Payee(s)	Address(es) of Payee(s)	EIN or TIN of Payee(s)
$____________	_______________	_______________	_______________
$____________	_______________	_______________	_______________
$____________	_______________	_______________	_______________

All Exchange Notes to be issued in connection with this Exchange Notice pursuant to Section 2(a) above shall be issued in book-entry form as a beneficial interest in one or more [Restricted Global Note(s)] (as defined in the Indenture). All Exchange Notes to be issued in connection with this Exchange Notice pursuant to Section 2(b) above shall be issued in the form of [Restricted Definitive Note(s)] (as defined in the Indenture).

_____________________
6 Applicable only if one or more promissory notes under the Bridge Facility Agreement are issued and outstanding to the order of such Lender.
7 Must be a Business Day and must be at least 10 Business Days after the date of this Notice.

3.
Issuance of Exchange Notes; Cancellation of Surrendered Loans. Subject to Section [ ● ] of the Bridge Facility Agreement, following delivery of any Exchange Notice, the Company shall (a) issue the applicable Exchange Notes, dated the Exchange Date, bearing interest from the most recent Interest Payment Date prior to the Exchange Date on the Surrendered Loans, in the amount(s) and to the payee(s) set forth in Section 2 above and (b) deliver such Exchange Notes to the Trustee for authentication and instruct the Trustee to (i) hold the same as custodian for DTC (in the case of notes issued pursuant to Section 2(a) above) or (ii) deliver such duly authenticated Exchange Notes to the [respective] payee(s) identified in Section 2(b) above at the address(es) specified therein (in the case of notes issued pursuant to Section 2(b) above).

4.
[Issuance of Replacement Promissory Note if not all Surrendered Note(s) are to be Exchanged. On the Exchange Date, the Company shall (a) issue [number] replacement promissory note(s), dated the Exchange Date, in the aggregate amount of $[__________], representing $[__________] of principal on the Surrendered Note(s) not so exchanged, in the respective amount(s) and to the payee(s) set forth below and (b) deliver such replacement promissory note(s) by hand or by overnight courier to the [respective] payee(s) identified in this Section 4 at the address(es) specified below:]

Amount(s)	Name(s) of Payee(s)	Address(es) of Payee(s)
$____________	_______________	_______________
$____________	_______________	_______________
$____________	_______________	_______________

5.
Treatment of Accrued and Unpaid Interest. The undersigned hereby acknowledges and agrees that (a) it shall not have any right to receive interest on any Surrendered Loans that has accrued from and after the most recent Interest Payment Date prior to the Exchange Date on such Surrendered Loans and (b) it shall have the right to receive interest on the Exchange Notes from and after the most recent Interest Payment Date on such Surrendered Loan (even if such date is prior to the Exchange Date).

6.
Accredited Investor Status. The undersigned represents that it is an Accredited Investor within the meaning of Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

7.
Other Information and Documentation. The undersigned hereby agrees to provide such other information and documentation as is reasonably requested by the Trustee or the Administrative Agent and necessary for the completion of the exchange contemplated hereunder.

Thank you in advance for your prompt attention to this Exchange Notice.

Very truly yours,

[Name of Lender]

By:
Name:
Title: